EXHIBIT 10.5

Execution Version

LOAN AND SECURITY AGREEMENT
Dated as of November 2, 2021

SUMMIT MIDSTREAM HOLDINGS, LLC,
as Borrower
and
SUMMIT MIDSTREAM PARTNERS, LP
and
CERTAIN SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,
as Guarantors

BANK OF AMERICA, N.A.,
as Agent
ING CAPITAL LLC,
ROYAL BANK OF CANADA
and
REGIONS BANK,
as Co-Syndication Agents

BANK OF AMERICA, N.A.,
ING CAPITAL LLC,
RBC CAPITAL MARKETS
and
REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS
Page
SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION    1
1.1    Definitions    1
1.2    Accounting Terms    54
1.3    Uniform Commercial Code    54
1.4    Certain Matters of Construction    54
1.5    Division    55
1.6    Interest Rates    55
SECTION 2.    CREDIT FACILITIES    55
2.1    Loan Commitments    55
2.2    Letter of Credit Facility    59
SECTION 3.    INTEREST, FEES AND CHARGES    62
3.1    Interest    62
3.2    Fees    63
3.3    Computation of Interest, Fees, Yield Protection    63
3.4    Reimbursement Obligations    63
3.5    Illegality    64
3.6    Inability to Determine Rates; Replacement of LIBOR    64
3.7    Increased Costs; Capital Adequacy    66
3.8    Mitigation    67
3.9    Funding Losses    67
3.10    Maximum Interest    67
SECTION 4.    LOAN ADMINISTRATION    67
4.1    Manner of Borrowing and Funding Loans    67
4.2    Defaulting Lender    69
4.3    Number and Amount of LIBOR Loans; Determination of Rate    69
4.4    Effect of Termination    69
SECTION 5.    PAYMENTS    70
5.1    General Payment Provisions    70
5.2    Repayment of Loans    70
5.3    Payment of Other Obligations    70
5.4    Marshaling; Payments Set Aside    70
5.5    Application and Allocation of Payments Application    71
5.6    Dominion Account    72
5.7    Account Stated    72
5.8    Taxes    72
5.9    Lender Tax Information    74
5.10    Nature and Extent of Each Obligor’s Liability    75
(i)
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SECTION 6.    CONDITIONS PRECEDENT    77
6.1    Conditions Precedent to Initial Loans    77
6.2    Conditions Precedent to All Credit Extensions    81
SECTION 7.    COLLATERAL    82
7.1    Grant of Security Interest    82
7.2    Lien on Deposit Accounts, Securities Accounts and Commodity Accounts; Cash Collateral    83
7.3    Real Property Collateral    83
7.4    Pledged Collateral    84
7.5    Other Collateral    87
7.6    Limitations    87
7.7    Further Assurances    87
SECTION 8.    COLLATERAL ADMINISTRATION    88
8.1    Borrowing Base Reports; Availability Reserves    88
8.2    Accounts    89
8.3    Equipment    90
8.4    Deposit Accounts, Securities Accounts and Commodity Accounts    90
8.5    General Provisions    91
8.6    Power of Attorney    91
SECTION 9.    REPRESENTATIONS AND WARRANTIES    92
9.1    General Representations and Warranties    92
9.2    Complete Disclosure    101
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS    102
10.1    Affirmative Covenants    102
10.2    Negative Covenants    113
10.3    Financial Covenants    132
SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT    132
11.1    Events of Default    132
11.2    Remedies upon Default    134
11.3    License    135
11.4    Setoff    135
11.5    Remedies Cumulative; No Waiver    135
SECTION 12.    AGENT    135
12.1    Appointment, Authority and Duties of Agent    135
12.2    Agreements Regarding Collateral and Borrower Materials    136
12.3    Reliance By Agent    137
12.4    Action Upon Default    137
12.5    Ratable Sharing    138
12.6    Indemnification    138
(ii)
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12.7    Limitation on Responsibilities of Agent    138
12.8    Successor Agent and Co-Agents    139
12.9    Due Diligence and Non-Reliance    139
12.10    Remittance of Payments and Collections    140
12.11    Individual Capacities    140
12.12    Titles    140
12.13    Certain ERISA Matters    140
12.14    Bank Product Providers    141
12.15    No Third Party Beneficiaries    141
12.16    Recovery of Erroneous Payments    141
SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS    142
13.1    Successors and Assigns    142
13.2    Participations    142
13.3    Assignments    143
13.4    Replacement of Certain Lenders    144
SECTION 14.    MISCELLANEOUS    144
14.1    Consents, Amendments and Waivers    144
14.2    Indemnity    146
14.3    Notices and Communications    146
14.4    Performance of Borrower’s Obligations    147
14.5    Credit Inquiries    148
14.6    Severability    148
14.7    Cumulative Effect; Conflict of Terms    148
14.8    Execution; Electronic Records    148
14.9    Entire Agreement    149
14.10    Relationship with Lenders    149
14.11    No Advisory or Fiduciary Responsibility    149
14.12    Confidentiality    149
14.13    Certifications Regarding Indentures    150
14.14    GOVERNING LAW    150
14.15    Consent to Forum; Bail-In of EEA Financial Institutions    150
14.16    Intercreditor Agreement    151
14.17    Acknowledgement Regarding Supported QFCs    151
14.18    Waivers by Obligors    152
14.19    Patriot Act Notice    152
14.20    Pledge and Guarantee Restrictions    152
14.21    NO ORAL AGREEMENT    153

(iii)
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LIST OF EXHIBITS AND SCHEDULES
Exhibit A    Assignment
Exhibit B    Form of Non-U.S. Lender Tax Certificate
Schedule 1.1(a)    Commitments of Lenders
Schedule 1.1(b)    Specified Account Debtors
Schedule 2.2    Existing Letters of Credit
Schedule 7.1    Commercial Tort Claims
Schedule 7.4    Pledged Collateral
Schedule 8.4    Deposit Accounts, Commodity Accounts and Securities Accounts
Schedule 8.5.1    Business Locations
Schedule 9.1.4    Names and Capital Structure
Schedule 9.1.5(b)    Closing Date Gathering Station Real Property
Schedule 9.1.5(c)    Closing Date Pipeline Systems Real Property
Schedule 9.1.5(d)    Certain Restrictions on Gathering Station Real Property
Schedule 9.1.8    Taxes
Schedule 9.1.9    Governmental Approvals
Schedule 9.1.11    Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.12    Environmental Matters
Schedule 9.1.13    Material Contracts
Schedule 9.1.14    Litigation
Schedule 9.1.23    Insurance
Schedule 10.2.1    Existing Debt
Schedule 10.2.2    Existing Liens
Schedule 10.2.5    Existing Investments
Schedule 10.2.9    Existing Affiliate Transactions
(iv)
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LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is dated as of November 2, 2021 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “MLP Entity”), SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Subsidiaries (as defined below) from time to time party to this Agreement as “Subsidiary Guarantors” (as defined below), the financial institutions party to this Agreement from time to time as Lenders (as defined below) and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).
R E C I T A L S:
Borrower has requested that Lenders provide a credit facility to Borrower to finance its business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
Section 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1Definitions. As used herein, the following terms have the meanings set forth below:
12022 Senior Notes: the 5½% Senior Notes of Borrower and Finance Co due August 15, 2022 and issued pursuant to the 2022 Senior Notes Indenture.

22022 Senior Notes Indenture: the Indenture dated July 15, 2014, among Borrower and Finance Co, as Issuers under and as defined therein, the MLP Entity, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee under and as defined therein (the “2022 Senior Notes Trustee”), as amended by the First Supplemental Indenture dated July 15, 2014 and as further amended, supplemented or otherwise modified prior to the date hereof.

2022 Senior Notes Redemption Date: as defined in Section 6.1(x).

32022 Senior Notes Trustee: has the meaning assigned to such term in the definition of “2022 Senior Notes Indenture”.

42025 Senior Notes: the 5.75% Senior Notes of Borrower and Finance Co due April 15, 2025 and issued pursuant to the 2025 Senior Notes Indenture.

52025 Senior Notes Documents: the 2025 Senior Notes Indenture and all related documentation entered into in connection therewith, pursuant to which the 2025 Senior Notes were issued, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
62025 Senior Notes Indenture: the Indenture dated July 15, 2014, among Borrower and Finance Co, as Issuers under and as defined therein, the MLP Entity, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee under and as defined therein, as amended by the Second Supplemental Indenture dated February 15, 2017 and as may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

7Accounts Formula Amount: an amount equal to the sum of, without duplication, (a) ninety percent (90%) of the Eligible Investment Grade Accounts, (b) eighty-five percent (85%) of the Eligible Non-Investment Grade Accounts and (c) seventy-five percent (75%) of the Eligible Unbilled Accounts; provided that the Eligible Unbilled Accounts component of the Borrowing Base shall not exceed five percent (5%) of the Borrowing Base (calculated, for the avoidance of doubt, after giving effect to the Availability Reserve) at such time.
8Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or any material assets of a Person, (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person or (c) merger, consolidation or combination of Borrower or a Restricted Subsidiary with another Person.
9Additional Equity Contribution: an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to Borrower in exchange for the issuance by Borrower of additional Equity Interests in Borrower (or otherwise as an equity contribution), in each case after the Closing Date; provided, that (i) Borrower shall deliver written notice to Agent concurrently with the receipt of such cash, which such notice shall (1) state that Borrower has elected to treat such equity contribution as an Additional Equity Contribution and (2) clearly set forth the amount of such Additional Equity Contribution; (ii) any Equity Interests issued by Borrower to the MLP Entity in connection with an Additional Equity Contribution shall be pledged to Agent in accordance with Section 10.1.9 and (iii) any Additional Equity Contributions shall be disregarded for the purpose of determining compliance with the Financial Performance Covenants and for all other purposes for which EBITDA is calculated under this Agreement.
10Additional Examination Threshold Amount: an amount equal to the greater of (a) 25% of the aggregate Commitments then in effect and (b) $100,000,000.
11Affected Financial Institution: (a) any EEA Financial Institution or (b) any UK Financial Institution.
12Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person.
13Agent: as defined in the introductory paragraph hereof.
14Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.
15Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent in connection with the Loan Documents, the Obligations and the transactions contemplated by the Loan Documents.
16Agreement: as defined in the introductory paragraph hereof.
17Allocable Amount: as defined in Section 5.10.3(b).
18Anti-Corruption Law: any law relating to bribery or corruption, including the FCPA, UK Bribery Act 2010 and Patriot Act.

19Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
20Applicable Margin: the margin set forth below, as determined by the Total Net Leverage Ratio for the last Fiscal Quarter:

Level	Total Net Leverage Ratio	Base Rate Loans	LIBOR Loans
I	> 5.50 to 1.0	2.50%	3.50%
II	< 5.50 to 1.0 and > 5.0 to 1.0	2.25%	3.25%
III	< 5.0 to 1.0 and > 4.50 to 1.0	2.00%	3.00%
IV	< 4.50 to 1.0	1.75%	2.75%
For purposes of the foregoing, (a) the Total Net Leverage Ratio shall be determined as of the end of each Fiscal Quarter of Borrower’s Fiscal Year based upon the consolidated financial information of Borrower and the Restricted Subsidiaries delivered pursuant to Section 10.1.2(a) or Section 10.1.2(b) (and for the period commencing on the Closing Date and continuing until the compliance certificate for the Fiscal Quarter ended September 30, 2021 is delivered pursuant to Section 10.1.2(c), the Applicable Margin in effect for LIBOR Loans shall be 3.25% and for Base Rate Loans shall be 2.25%), and (b) each change in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall be effective on the first Business Day after the date of delivery to Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Total Net Leverage Ratio shall be deemed to be in Level I at any time during which Borrower fails to deliver the consolidated financial information when required to be delivered pursuant to Section 10.1.2(a) or Section 10.1.2(b), until the first Business Day after the date of delivery to Agent of such required consolidated financial information.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Net Leverage Ratio set forth in a certificate executed by a Senior Officer of Borrower delivered to Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such certificate of a Senior Officer of Borrower shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofor paid by Borrower for the relevant period pursuant to Section 3.1 and Section 3.2 as a result of the miscalculation of the Total Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 3.1 and Section 3.2, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided, that, notwithstanding the foregoing, so long as an Event of Default described in Section 11.1(g) has not occurred with respect to Borrower, such shortfall shall be due and payable five Business Days following the determination described above.
Approved Fund: any entity (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.
21Asset Disposition: a sale, transfer or other disposition of Property of Borrower or a Restricted Subsidiary, including any disposition in connection with a sale-leaseback transaction, synthetic lease or statutory division of a limited liability company.
22Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Agent.
23Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
24Availability: the Borrowing Base minus Revolver Usage; provided that, for the period from and including the Springing Commitment Reserve Date (if applicable) through but not including April 15, 20251, and only so long as any portion of the 2025 Senior Notes then remains outstanding, Availability shall be reduced by the Commitment Reserve.
25Availability Period: the period from and including the Closing Date to but excluding the Termination Date; provided that the Availability Period may be extended pursuant to an Extension Amendment in accordance with Section 2.1.8.
26Availability Reserve: the sum (without duplication) of (a) the Equipment Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the Dilution Reserve; (e) liabilities secured by Liens upon Collateral that are or may be senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.
27Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
28Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
29Bank of America: as defined in the introductory paragraph hereof.
1 This is the stated maturity date of the 2025 Senior Notes.

30Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
31Bank Product: any of the following products or services extended to an Obligor or a Restricted Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.
32Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.
33Bankruptcy Code: Title 11 of the United States Code.
34Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a one month interest period as of such day, plus 1.0%, without giving effect to any minimum floor rate specified in the definition of “LIBOR”; provided, that in no event shall the Base Rate be less than zero percent (0.00%).
35Base Rate Loan: any Loan that bears interest based on the Base Rate.
36Benchmark: initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.6.2 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
37Benchmark Replacement:
(a)for purposes of Section 3.6.2(a), the first alternative set forth below that can be determined by Agent:
(i)the sum of (A) Term SOFR plus (B) 0.11448% (11.448 basis points) for an Available Tenor of one month, 0.26161% (26.161 basis points) for an Available Tenor of three months, 0.42826% (42.826 basis points) for an Available Tenor of six months, and 0.71513% (71.513 basis points) for an Available Tenor of 12 months, or
(ii)the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);
provided that, if initially LIBOR is replaced with the rate contained in clause (ii) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its sole discretion, and Agent notifies Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (i) above; and
(b)For purposes of Section 3.6.2(b), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Agent and Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero percent (0.00%), the Benchmark Replacement will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by Agent.
38Benchmark Replacement Conforming Changes: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
39Benchmark Transition Event: with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
40Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent or the requesting Lender, as applicable.
41Beneficial Ownership Regulation: 31 C.F.R. §1010.230.
42Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.
43BHC Act Affiliate: an “affiliate”, as defined in and interpreted in accordance with 12 U.S.C. §1841(k).
44Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business); (b) letter of credit reimbursement obligations; and (c) guaranties of any of the foregoing owing by another Person.

45Borrower: as defined in the introductory paragraph hereof.
46Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other written information, reports, financial statements and materials delivered by Obligors under the Loan Documents.
47Borrower’s Presentation: the presentation entitled “Summit Midstream Holdings, LLC” distributed to Initial Lenders on May 14, 2021, as modified or supplemented prior to the Closing Date.
48Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.
49Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Commitments; or (b) the sum of the Accounts Formula Amount, plus the Machinery and Equipment Formula Amount, minus the Availability Reserve.
50Borrowing Base Report: a report of the Borrowing Base, in form and substance reasonably satisfactory to Agent, by which Borrower certifies as to the calculation of the Borrowing Base.
51Building: has the meaning assigned to such term in the applicable Flood Law.
52Business Day: any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Texas; and if such day relates to a LIBOR Loan, is also a day on which dealings in Dollar deposits are conducted in the London interbank market.
53Capital Expenditures: for any period, the aggregate amount of all liabilities incurred or expenditures made by Borrower or a Restricted Subsidiary for the acquisition of fixed or capital assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year made during such period which, in accordance with GAAP, would be classified as capital expenditures.
54Capital Lease Obligations: of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
55Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
56Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of such LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.
57Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 24 months of the date of acquisition; (b) time Deposit Accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by Bank of America or a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications described in clause (b) above; (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing not more than one year after the date of acquisition; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s; (f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; and (h)    time Deposit Accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Consolidated Total Assets, as of the end of Borrower’s most recently completed Fiscal Year.
58Cash Interest Expense: with respect to Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (d) below, to the extent included in the calculation of such Interest Expense and without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of debt discounts, if any, or fees in respect of Swaps, (c) cash interest income of Borrower and the Restricted Subsidiaries for such period (other than interest income pursuant to IRB Transactions) and (d) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided, that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c) or (d) above, annual agency fees paid to Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.
59Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
60Casualty/Condemnation Event: any casualty, loss, destruction or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Properties or assets of Borrower or any Subsidiary Guarantor to the extent such Properties or assets are included in the Borrowing Base.
61CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
62Change in Control: the occurrence of any of the following: (a) a “change of control” (or any other similar event) under any Material Debt, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner or (ii) the economic interest represented by the issued and outstanding Equity Interests of the General Partner, (c) the General Partner shall cease to be the sole general partner of the MLP Entity, with no substantial reduction in its powers to manage the MLP Entity as are granted to the General Partner under the MLP Entity’s Partnership Agreement as in effect on the Closing Date or (d) the MLP Entity shall cease to own, directly or indirectly, 100% of the Equity Interests of Borrower, free and clear of all Liens other than Liens granted pursuant to the Loan Documents.
63Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
64Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys’ fees (limited to reasonable and documented fees of one primary counsel for all applicable Indemnitees (taken as a whole) and one local counsel for all applicable Indemnitees (taken as a whole) in each relevant jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction, in each case for each group of similarly situated affected Indemnitees taken as a whole) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, Reports or the use thereof or transactions relating thereto, (b) any action taken or omitted by any Indemnitee or Obligor in connection with any Loan Documents, (c) the existence or perfection of any Liens granted under the Loan Documents, or realization upon any Collateral, (d) enforcement or protection of its rights in connection with the Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or exercise by any Indemnitee of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable and documented out-of-pocket costs and expenses of any Indemnitee relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

65Class: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are loans made pursuant to Section 2.1, Existing Loans, Extended Loans (of the same Extension Series), Swingline Loans, Protective Advances or Overadvance Loans.
66Closing Date: as defined in Section 6.1.
67Closing Date Gathering Station Real Property: the Real Property listed on Schedule 9.1.5(b) on the Closing Date, which such Schedule sets forth the Real Property that was subject to a Mortgage (as defined in the Prior Credit Agreement) immediately prior to the Closing Date to secure the Obligations under and as defined in the Prior Credit Agreement on which Gathering Stations are located as of the Closing Date.
68
69Closing Date Pipeline Systems Real Property: the Real Property listed on Schedule 9.1.5(c) on the Closing Date, which such Schedule sets forth, among other Real Property, the Real Property that was subject to a Mortgage (as defined in the Prior Credit Agreement) immediately prior to the Closing Date to secure the Obligations under and as defined in the Prior Credit Agreement on which Pipeline Systems are located as of the Closing Date.
70Code: the Internal Revenue Code of 1986, as amended.
71Collateral: all Property described in Sections 7.1, 7.2, 7.3 and 7.4 in which Obligors have granted Agent, for the benefit of the Secured Parties, a security interest, all Mortgaged Properties, all other Property described in any Security Documents as security for any Obligations and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
72Collateral Agreement: each collateral or security agreement executed by an Obligor in favor of Agent, including this Agreement.
73Commercial Operation Date: has the meaning assigned to such term in the definition of “Material Project EBITDA Adjustment”.
74Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.4, Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments. The Commitments as of the Closing Date are $400,000,000.
75Commitment Reserve: on any date of determination, an amount equal to the aggregate outstanding principal amount of the 2025 Senior Notes less Unrestricted Cash of Borrower and the Restricted Subsidiaries.
76Commodity Account Control Agreement: an agreement in form and substance reasonably acceptable to Agent establishing Agent’s Control with respect to any Commodity Account of Borrower or any Subsidiary Guarantor. For purposes of this definition, “Control” means “control” within the meaning of Section 8-106 of the UCC.
77Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
78Communication: this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
79Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrower certifies compliance with Section 10.3.
80Compression Related Equipment: Equipment of any of Borrower or a Subsidiary Guarantor consisting of engines, compressors, frames, cylinders, coolers, dehydration units, separators, generator sets, treating units, storage tanks and other field equipment or components used or usable in compression or other related midstream or station services, including such items which are finished components comprising work-in-process which when completed will constitute Processing Systems or a Compression Unit but excluding spare or replacement parts, Compression Units and Processing Systems.
81Compression Stations: natural gas transmission Equipment generally consisting of one or more internal combustion engines.
82Compression Units: completed Compressor Packages of any of Borrower or any Subsidiary Guarantor held by such Person, for use by such Person in providing compression services to its customers in the ordinary course of business, as evidenced by such Compressor Packages either then being or previously having been used by such Person in providing compression services under a service contract with a customer or designated by such Person for use under an executory contract for services with a customer.
83Compressor Packages: natural gas compression Equipment generally consisting of an engineered package of major serial numbered components including an engine, compressor, compressor cylinders, natural gas and engine jacket cooler, control devices and ancillary piping mounted on a metal skid.
84Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
85Consolidated Debt: at any date shall mean (without duplication) (i) all Debt consisting of Capital Lease Obligations, (ii) Debt for Borrowed Money (other than letters of credit and performance bonds to the extent undrawn) and (iii) Debt in respect of the deferred purchase price of property or services, in each case determined on a consolidated basis for Borrower and its Restricted Subsidiaries on such date; provided, that, Consolidated Debt shall not include (A) any Debt incurred pursuant to the IRB Transactions (such excluded Debt not to exceed the amount of the IRBs outstanding at such time) and (B) the 2022 Senior Notes to the extent that (1) at all times from the Closing Date to the 2022 Senior Notes Redemption Date, proceeds from the Senior Secured Notes in an amount sufficient to Redeem the 2022 Senior Notes in full are on deposit with the 2022 Senior Notes Trustee and (2) the 2022 Senior Notes are Redeemed in full on or prior to the 2022 Senior Notes Redemption Date.
86Consolidated First Lien Net Debt: at any date shall mean (a) Consolidated Debt of Borrower and the Restricted Subsidiaries as of such date that is secured by a Lien on all or any portion of the Collateral, minus (b) any portion of such Consolidated Debt that is secured by Liens junior or expressly subordinated to the Liens securing the Obligations, minus (c) Unrestricted Cash on such date in an aggregate amount not to exceed $50,000,000.
87Consolidated Net Debt: at any date shall mean (a) Consolidated Debt of Borrower and the Restricted Subsidiaries on such date minus (b) Unrestricted Cash on such date in an aggregate amount not to exceed $50,000,000.
88Consolidated Net Income: for any period, the aggregate of the Net Income of Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis; provided, that:
(a)any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, mobilization expenses that are not reimbursed and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of Borrower or any Restricted Subsidiary, any Investment, acquisition or Debt permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transaction), in each case, shall be excluded; provided, that, with respect to each unusual or nonrecurring item, Borrower shall have delivered to Agent a certificate executed by a Financial Officer specifying and quantifying such item and stating that such item is an unusual or nonrecurring item,
(b)any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or Asset Dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the General Partner) shall be excluded,
(d)any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to obligations under Swaps) shall be excluded,
(e)any Net Income of any Person (other than any Restricted Subsidiary) in which Borrower or any Restricted Subsidiary has an interest, shall be excluded except to the extent of the amount of dividends or distributions actually received in cash from such Person by Borrower or a Restricted Subsidiary, as the case may be, in respect of such period whether such amount was actually received during such period or thereafter, but only to the extent received prior to the date of calculation in the ordinary course consistent with past practice; provided, that the inclusion of such amounts pursuant to this clause (e) for such period is subject to the final two sentences of the definition of “EBITDA”; provided, further, that to the extent any amounts under this clause (e) are included in respect of an applicable period but were received after such period and prior to the date of calculation, such amounts shall be deemed to be in respect of such period for all purposes of this Agreement and not for any other period,
(f)Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(g)any noncash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,
(h)accruals and reserves that are established before the Closing Date to the extent reflected in the financial statements delivered pursuant to Section 6.1(u)(i) and Section 6.1(u)(ii) or within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,
(i)any noncash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets), any noncash gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations shall be excluded, and
(j)Consolidated Net Income for such period shall be increased to the extent of any increase in the amount of deferred revenue for such period (as compared with the preceding period), and decreased to the extent of any decrease in the amount of deferred revenue for such period (as compared with the preceding period).
89Consolidated Total Assets: as of any date, the total assets of Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet as of such date of the MLP Entity (or, if the MLP Entity has any direct operating Subsidiary other than Borrower as of such date, of Borrower).
90Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

91Controlled Account: (a) each Deposit Account of the Borrower or any Restricted Subsidiary that is subject to a Deposit Account Control Agreement, (b) each Securities Account of the Borrower or any Restricted Subsidiary that is subject to a Securities Account Control Agreement and (c) each Commodity Account of Borrower or any Restricted Subsidiary that is subject to a Commodity Account Control Agreement.
92Copyrights: all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and European Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, (b) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office listed on Schedule 9.1.11 and (c) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing.
93Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).
94Covered Party: as defined in Section 14.17.
95Daily Simple SOFR: with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
96Debt: as applied to any Person shall mean, without duplication, (a) all obligations of such Person for Borrowed Money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Debt of others, (f) all Capital Lease Obligations and Purchase Money Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Debt of such Person is being determined, in respect of outstanding Swaps (such payments in respect of any Swap with a counterparty being calculated subject to and in accordance with any netting provisions in such Swaps) and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of banker’s acceptances. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Debt expressly limits the liability of such Person in respect thereof.
97Deeds: as defined in Section 9.1.5(b)(iv).
98Default: any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would constitute an Event of Default.

99Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto. Overdue interest, fees and other amounts not otherwise tied to any applicable rate of interest shall bear interest at 2% above the rate applicable to Base Rate Loans.
100Default Right: has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
101Defaulting Lender: subject to Section 4.2.3, any Lender that (a) has failed to perform its funding obligations under this Agreement with respect to (i) Loans, within two Business Days of the date such obligations were required to be funded, unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, and (ii) participations in Letters of Credit or Swingline Loans within two Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to such effect with respect to its funding obligations under this Agreement (and such notice or public statement has not been withdrawn), unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after written request by Agent (whether acting on its own behalf or at the reasonable written request of Borrower (it being understood that Agent shall comply with any such reasonable request)), to confirm in writing to Agent that it will comply with its funding obligations hereunder, unless the subject of a good faith dispute (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), (d) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) has, or has a direct or indirect parent company that, other than via an Undisclosed Administration, has, (i) become the subject of a proceeding under any bankruptcy or insolvency laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its direct or indirect parent company or the exercise of control over a Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof to the extent such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination that a Lender is a Defaulting Lender hereunder shall be made by Agent acting reasonably, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice to Borrower, Issuing Bank and each Lender until such time as Section 4.2.3 is satisfied.
102Deposit Account Control Agreement: an agreement in form and substance reasonably acceptable to Agent establishing Agent’s Control with respect to any Deposit Account (including the Dominion Account) of Borrower or any Subsidiary Guarantor. For purposes of this definition, “Control” means “control” within the meaning of Section 9-104 of the UCC.

103Designated Jurisdiction: a country or territory that is the target of a Sanction.
104Dilution Percent: the percent, determined for Borrower’s most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.
105Dilution Reserve: a reserve equal to the sum of: (a) 1.00% of the Value of Eligible Accounts consisting of Eligible Investment Grade Accounts, for each percentage point (or portion thereof) that the Dilution Percent with respect to Eligible Investment Grade Accounts exceeds 3.00% plus (b) 1.00% of the Value of Eligible Accounts consisting of Eligible Non-Investment Grade Accounts, for each percentage point (or portion thereof) that the Dilution Percent with respect to Eligible Non-Investment Grade Accounts exceeds 5.00%.
106Disposition Event: (a) any Casualty/Condemnation Event, or (b) any Asset Disposition to any Person (other than an Asset Disposition under Section 10.2.6(c)(i)) of any Properties or assets of Borrower or any Subsidiary Guarantor, in each case, to the extent such Properties or assets are included in the Borrowing Base. Any series of related transactions that would each constitute a Disposition Event shall constitute a single Disposition Event for purposes of determining the amount of the Disposition Event Net Proceeds with respect thereto pursuant to the definition of “Net Proceeds” and Section 5.2.
107Disposition Event Net Proceeds: the cash proceeds actually received by Borrower or any Subsidiary Guarantor (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than any obligation pursuant to this Agreement or pursuant to Permitted Junior Debt (or Permitted Refinancing Debt in respect thereof)) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Disposition Event (provided, that upon termination of any such reserve, the amount of funds from such reserve that are released to Borrower or the applicable Restricted Subsidiary shall be deemed to constitute Disposition Event Net Proceeds), other customary expenses and reasonable brokerage, consultant and other customary fees actually incurred in connection therewith, and (ii) Taxes paid or payable as a result thereof, including pursuant to Section 10.2.4(f). For purposes of calculating the amount of Disposition Event Net Proceeds, fees, commissions and other costs and expenses payable to Borrower or any of its Affiliates shall be disregarded.
108Dollars or $: lawful money of the United States.
109Domestic Subsidiary: each Subsidiary that is not a Foreign Subsidiary.
110Dominion Account: a Deposit Account established by Borrower or a Subsidiary Guarantor at Bank of America or another commercial bank acceptable to Agent, over which Agent has exclusive or springing control for withdrawal purposes pursuant to a Deposit Account Control Agreement.
111Double E Construction Management Agreement: that certain Construction Management Agreement, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company,

and the Double E Joint Venture, dated as of June 26, 2019, as amended, restated, supplemented or otherwise modified, in each case, to the extent not adverse to Agent or the Lenders.
112Double E Contribution Agreement: that certain Contribution Agreement, by and among Summit Permian Transmission, LLC, a Delaware limited liability company, ExxonMobil Permian Double E Pipeline LLC, a Delaware limited liability company, and the Double E Joint Venture, dated as of June 26, 2019, as amended, restated, supplemented or otherwise modified, in each case, to the extent not adverse to Agent or the Lenders.
113Double E Guaranty: that certain Guaranty Agreement by the MLP Entity in respect of the Double E Joint Venture, dated as of June 26, 2019, as amended, restated, supplemented or otherwise modified, in each case, to the extent not adverse to Agent or the Lenders.
114Double E Joint Venture: Double E Pipeline, LLC, a Delaware limited liability company.
Double E Joint Venture Distribution Amount: for any period, the aggregate amount of dividends or distributions actually received in cash by Borrower or a Restricted Subsidiary from the Double E Joint Venture in respect of such period whether such amount was actually received during such period or thereafter, but only to the extent received prior to the date of calculation in the ordinary course consistent with past practice; provided, that to the extent any such dividends or distributions are included in respect of an applicable period but were received after such period and prior to the date of calculation, such amounts shall be deemed to be in respect of such period for all purposes of this Agreement and not for any other period.

115Double E LLC Agreement: that certain Amended and Restated Limited Liability Company Agreement of the Double E Joint Venture, dated as of June 26, 2019, as amended, restated, supplemented or otherwise modified, in each case, to the extent not adverse to Agent or the Lenders.
116Double E Operations and Maintenance Agreement: that certain Operations and Maintenance Agreement, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture, dated as of June 26, 2019, as amended, restated, supplemented or otherwise modified, in each case, to the extent not adverse to Agent or the Lenders.
117Double E Transaction Documents: the Double E Contribution Agreement, the Double E LLC Agreement, the Double E Construction Management Agreement, the Double E Operations and Maintenance Agreement and the Double E Guaranty.
118Early Opt-in Effective Date: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
119Early Opt-in Election: the occurrence of:
(a)a determination by Agent, or a notification by Borrower to Agent that Borrower has made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.6.2, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)the joint election by Agent and Borrower to replace LIBOR with a Benchmark Replacement and the provision by Agent of written notice of such election to the Lenders.
120EBITDA: with respect to Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Persons for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (but excluding any noncash item to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash item that was paid in a prior period)):
(i)provision for Taxes based on income, profits, losses or capital of such Persons for such period (adjusted for the tax effect of all adjustments made to Consolidated Net Income),
(ii)Interest Expense of such Persons for such period (net of interest income of such Persons for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities,
(iii)depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other noncash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on such Persons for such period),
(iv)the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided, that with respect to each such restructuring charge, Borrower shall have delivered to Agent a Senior Officer’s certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,
(v)any other noncash charges,
(vi)other nonoperating expenses,
(vii)costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction,
(viii)accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction,
(ix)extraordinary losses and unusual or nonrecurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,
(x)restructuring costs related to (A) acquisitions after the date hereof permitted under the terms hereof and (B) closure or consolidation of facilities, and
(xi)to the extent applicable and solely for the purpose of determining compliance with the Financial Performance Covenants and not for any other purpose for which EBITDA is calculated under this Agreement, any Specified Equity Contribution solely to the extent permitted to be included in this calculation pursuant to the definition of “Specified Equity Contribution”;
minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, noncash items increasing Consolidated Net Income for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required), including, without limitation, any income or gains resulting from prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of Permitted Junior Debt (or of Permitted Refinancing Debt in respect thereof) at a discount from face value; provided that EBITDA for any period may include, at Borrower’s option, Material Project EBITDA Adjustments for such period.
Notwithstanding anything herein to the contrary, for any period, the sum of (A) all Material Project EBITDA Adjustments for such period and (B) all payments described in clause (e) of the definition of “Consolidated Net Income” included in EBITDA for such period (other than the Double E Joint Venture Distribution Amount for such period and the Ohio Joint Venture Distribution Amount for such period), shall not exceed 20% of Unadjusted EBITDA for such period; provided that for the avoidance of doubt, if the sum of the foregoing clauses (A) and (B) for such period exceeds 20% of Unadjusted EBITDA for such period, then the calculated amount attributable to clauses (A) and (B) for such period shall be deemed to be the amount equal to 20% of Unadjusted EBITDA for such period.
Notwithstanding anything herein to the contrary, for any period, the sum of (i) the Ohio Joint Venture Distribution Amount for such period and (ii) the Double E Joint Venture Distribution Amount for such period shall not exceed 50% of Unadjusted EBITDA for such period; provided that for the avoidance of doubt, if the sum of the foregoing clauses (i) and (ii) for such period exceeds 50% of Unadjusted EBITDA for such period, then the calculated amount attributable to clauses (i) and (ii) for such period shall be deemed to be the amount equal to 50% of Unadjusted EBITDA for such period.

    ECF Requirement: the requirement under Section 4.16 of the Senior Secured Notes Indenture as in effect on the Closing Date and, if applicable, the terms of any other Permitted Secured Junior Debt secured on an equal and ratable basis with the Senior Secured Notes, to prepay or purchase the Senior Secured Notes and, if applicable, such other Permitted Secured Junior Debt (on a pro rata basis on the basis of the aggregate principal amount of the tendered Senior Secured Notes and such other Permitted Secured Junior Debt) at a price of one hundred percent (100%) of the principal amount thereof plus accrued and unpaid interest thereon with one hundred percent (100%) of Excess Cash Flow with respect to the applicable Excess Cash Flow Period.

121Eddy County: Eddy County, New Mexico.
122Eddy County Project: the Gathering Station(s) and related gathering pipelines and other equipment located in, or to be constructed in, Eddy County.
123EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
124EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

125EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
126Electronic Copy: as defined in Section 14.8.
127Electronic Record: has the meaning assigned to such term by 15 USC §7006, as it may be amended from time to time.
128Electronic Signature: has the meaning assigned to such term by 15 USC §7006, as it may be amended from time to time.
129Eligible Account: an Account owing to Borrower or any Subsidiary Guarantor that arises in the ordinary course of business from the sale of goods or rendition of services and is payable in Dollars except that no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor and/or its Affiliates are not Eligible Accounts under the foregoing clause (a); (c) when aggregated with other Accounts owing by the Account Debtor and/or its Affiliates, it exceeds 20% of the aggregate Eligible Accounts (or (i) with respect to the Account Debtor listed on Schedule 1.1(b) as of the Closing Date and its Affiliates, the percentage set forth opposite such Account Debtor’s name on Schedule 1.1(b) as of the Closing Date or (ii) such higher percentage as Agent may establish for the Account Debtor from time to time but in no event to exceed 25%), in each case, only to the extent of such excess; (d) it does not conform with a covenant or representation herein in any material respect (without duplication of any materiality qualifier contained therein); (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Obligor owning such Account is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance reasonably satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than a Permitted Lien which does not have priority over the Lien in favor of Agent); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
130Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment) and Agent (which approval shall not be unreasonably withheld or delayed); or (c) during an Event of Default, any Person acceptable to Agent (which approval shall not be unreasonably withheld or delayed).
131Eligible Compression Related Equipment: Eligible Equipment consisting of Compression Related Equipment.
132Eligible Compression Stations: Eligible Fixed Equipment consisting of Compression Stations.
133Eligible Compression Units: Eligible Equipment consisting of Compression Units.
134Eligible Equipment: Equipment owned by Borrower or a Subsidiary Guarantor, except that no Equipment shall be Eligible Equipment unless (a) Borrower or a Subsidiary Guarantor has good title to such Equipment; (b) the full purchase price for such Equipment has been paid by Borrower or a Subsidiary Guarantor; (c) such Equipment is in good operating condition and repair and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times (reasonable wear and tear excepted); (d) such Equipment is used or held for use by Borrower or a Subsidiary Guarantor in the ordinary course of business of such Borrower or a Subsidiary Guarantor; (e) such Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specification; (f) such Equipment meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (g) such Equipment conforms with the covenants and representations herein; (h) such Equipment is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien which does not have priority over the Lien in favor of Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens to the extent clause (l) below of Eligible Equipment is satisfied with respect to the relevant Equipment)); (i) such Equipment is within the continental United States or Canada, is not in transit except between locations of Borrower and Subsidiary Guarantors, and is not consigned to any Person; (j) such Equipment is not subject to any warehouse receipt or negotiable Document; (k) such Equipment is not subject to any License or other arrangement that restricts such Obligor’s or Agent’s right to dispose of such Equipment, unless Agent has received an appropriate Lien Waiver; (l) such Equipment is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (m) such Equipment does not constitute “fixtures” under the Applicable Laws of the jurisdiction in which such Equipment is located unless the applicable landlord or mortgagee delivers a Lien Waiver or such Equipment is located on Real Property owned by Borrower or a Restricted Subsidiary and subject to a Mortgage (subject to Section 10.1.13(a) and Section 10.1.13(b)); and (n) Agent has received a recent appraisal undertaken by an appraiser in accordance with this Agreement for such Equipment on terms satisfactory to Agent.
135Eligible Fixed Equipment: Equipment owned by Borrower or a Subsidiary Guarantor, except that no Equipment shall be Eligible Fixed Equipment unless (a) Borrower or a Subsidiary Guarantor has good title to such Equipment; (b) the full purchase price for such Equipment has been paid by Borrower or a Subsidiary Guarantor; (c) such Equipment is in good operating condition and repair and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times (reasonable wear and tear excepted); (d) such Equipment is used or held for use by Borrower or a Subsidiary Guarantor in the ordinary course of business of such Borrower or a Subsidiary Guarantor; (e) such Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specification; (f) such Equipment meets all standards imposed by any Governmental Authority in all material respects, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (g) such Equipment conforms with the covenants and representations herein in all material respects (without duplication of any materiality qualifier contained therein); (h) such Equipment is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien which does not have priority over the Lien in favor of Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens to the extent clause (l) below of Eligible Fixed Equipment is satisfied with respect to the relevant Equipment)); (i) such Equipment is within the continental United States or Canada, is not in transit except between locations of Borrower and Subsidiary Guarantors, and is not consigned to any Person; (j) such Equipment is not subject to any warehouse receipt or negotiable Document; (k) such Equipment is not subject to any License or other arrangement that restricts such Obligor’s or Agent’s right to dispose of such Equipment, unless Agent has received an appropriate Lien Waiver; (l) such Equipment is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (m) such Equipment does not constitute “fixtures” under the Applicable Laws of the jurisdiction in which such Equipment is located unless the applicable landlord or mortgagee delivers a Lien Waiver or such Equipment is located on Real Property owned by Borrower or a Restricted Subsidiary and subject to a Mortgage (subject to Section 10.1.13(a) and Section 10.1.13(b)); and (n) Agent has received a recent appraisal undertaken by an appraiser in accordance with this Agreement for such Equipment on terms satisfactory to Agent.
136Eligible Investment Grade Account: any Eligible Account owing by an Investment Grade Account Debtor.
137Eligible Non-Investment Grade Account: any Eligible Account owing by a Non-Investment Grade Account Debtor.
138Eligible Processing Systems: Eligible Fixed Equipment consisting of Processing Systems.
139Eligible Unbilled Account: any Account owing to Borrower or a Subsidiary Guarantor which would qualify as an “Eligible Account” except that the invoice with respect thereto has not yet been submitted to the Account Debtor; provided, that, any such Account will cease to be an Eligible Unbilled Account on the earlier to occur of (i) the date on which such Account becomes evidenced by an invoice, statement or other documentary evidence of any kind or (ii) the last day of the month following the month in which the applicable services were rendered.
140Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.
141Environment: ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.
142Environmental Claim: any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations,

proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.
143Environmental Law: collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law, including programs, permits and guidance promulgated by regulators, that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including CERCLA, the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.
144Equipment Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Equipment, including obsolescence, seasonality and theft.
145Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including without limitation, warrants, options, or other rights to purchase or acquire, and securities convertible into or exchangeable for, an equity security or ownership interest.
146ERISA: the Employee Retirement Income Security Act of 1974.
147ERISA Affiliate: any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
148ERISA Event: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (d) the incurrence by Borrower, any Subsidiary of Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by Borrower, any Subsidiary of Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by the Borrower, any Subsidiary of Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan which could reasonably be expected to result in liability to Borrower, any Subsidiary of Borrower or any ERISA Affiliate; (h) the receipt by Borrower, any Subsidiary of Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower, a Subsidiary of Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Borrower or a Subsidiary of Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) Borrower or any Subsidiary of Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.
149EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
150Event of Default: as defined in Section 11.1.
151Excess Cash Flow: as defined in the Senior Secured Notes Indenture as in effect on the Closing Date.
152Excess Cash Flow Offer Expiration Date: means the earliest of (a) the date on which Borrower has made offers (whether or not accepted) to prepay Permitted Secured Junior Debt pursuant to the ECF Requirement in an aggregate amount (when taken together with all prepayments of the Loans to the extent such prepayments both reduce the amount required to be offered to prepay Permitted Secured Junior Debt pursuant to the ECF Requirement and reduce the amount of Debt permitted to be incurred pursuant to this Agreement under the Senior Secured Notes Indenture) of at least $300,000,000 and (b) the date on which Borrower has made prepayments of Permitted Secured Junior Debt pursuant to Section 10.2.10(b)(i)(H) in the aggregate amount of $200,000,000.
153Excess Cash Flow Period: any twelve-month period commencing on January 1st of each fiscal year and ending on December 31st of such fiscal year, commencing with the twelve-month period beginning on January 1, 2022 and ending on December 31, 2022.
154Excluded Accounts: (a) Deposit Accounts and Securities Accounts holding exclusively cash, cash equivalents or other assets comprised solely of (i) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Obligor’s employees in the current period (which may be monthly or quarterly, as applicable), (ii) taxes required to be collected, remitted, reserved or withheld in the current period (which may be monthly or quarterly, as applicable) (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)), (iii) amounts to purchase the IRBs from time to time in accordance with the IRB Indenture (to the extent such purchases are not prohibited hereunder) and (iv) any other funds which any Obligor holds in trust or as an escrow or fiduciary for another person (which is not an Obligor or a Restricted Subsidiary), (b) “zero balance” Deposit Accounts (“ZBA Accounts”) and (c) other Deposit Accounts and Securities Accounts to the extent that the aggregate balance in all such Deposit Accounts and Securities Accounts does not exceed $1,000,000 at any time on a combined basis for all such accounts.
155Excluded Assets: (a) all real property of Obligors (whether leased or fee-owned), other than any Gathering Station Real Property, acquired (whether acquired in a single transaction or in a series of transactions) or owned by Borrower or any Subsidiary Guarantor having a net book value (including the net book value of improvements owned by Borrower or by any Subsidiary Guarantor and located thereon or thereunder) on the date of determination exceeding $15,000,000 (provided that, notwithstanding the foregoing, Borrower shall cause not less than a substantial majority (as mutually agreed by Borrower and Agent each acting reasonably and in good faith) of the value (including the net book value of improvements owned by Borrower or any Subsidiary Guarantor and located thereon or thereunder) of the Gathering Station Real Property and the Pipeline Systems Real Property as of the Closing Date and, thereafter, as of December 31 of each calendar year to be subject to the Lien of a Mortgage), (b) Equity Interests in any Person (other than (i) Borrower and any Subsidiary Guarantor, (ii) any Wholly Owned Subsidiary to the extent owned by Borrower or any Subsidiary Guarantor, (iii) the Ohio Joint Ventures to the extent owned by an Obligor and (iv) the Double E Joint Venture to the extent owned by an Obligor) to the extent not permitted to be pledged by the terms of such Person’s constitutional or joint venture documents but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of circumventing any Obligor’s obligations under the Loan Documents (and, to the extent any such prohibition or limitation is removed or the applicable Person has obtained any required consents to eliminate or waive any such restrictions, such Equity Interests shall cease to be Excluded Assets), (c) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in “controlled foreign corporations” under Section 957 of the Code, (d) Equity Interests or other assets that are held directly by a Foreign Subsidiary, (e) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application, (f) any Building or Manufactured (Mobile) Home, (g) assets where the cost of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by Agent, (h) subject to Section 14.20, any assets of a Person, the acquisition of which Person was financed from a subsidy or payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as Collateral but only to the extent such financing is permitted by the Loan Documents, (i) subject to Section 14.20, any lease, license, contract or agreement to which an Obligor is a party, or any of such Obligor’s rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of a term, provision or condition of any such lease, license, contract or agreement, in each case solely to the extent that the applicable Obligor has previously used commercially reasonable efforts to remove such prohibition or limitation or to obtain any required consents to eliminate or have waived any such prohibition or limitation (unless such term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity); provided, that this clause (i) shall not prohibit the grant of a Lien at such time as the contractual prohibition shall no longer be applicable and, to the extent severable, which Lien shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified above; and provided, further, that the provisions hereof shall not exclude any Proceeds of any such lease, license, contract or agreement, (j) subject to Section 14.20, any asset of an Obligor, if and to the extent that a security interest therein would result in the contravention of Applicable Law, unless such Applicable Law would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided, that this clause (j) shall not prohibit the grant of a Lien at such time as the legal prohibition shall no longer be applicable and to the extent severable (which Lien shall attach immediately to any portion not subject to the prohibitions specified above); and (k) subject to Section 14.20, any asset of an Obligor, if and to the extent that a security interest therein would result in a breach of a Material Contract existing on the Closing Date and binding on such Obligor solely to the extent that Borrower or the applicable Obligor has previously used commercially reasonable efforts to amend, restate, supplement or otherwise modify the terms of such Material Contract to avoid such breach or to obtain a consent to, or waive, any such breach.

156Excluded MLP Operating Subsidiary: any Subsidiary of the MLP Entity (other than Borrower and its Subsidiaries) that owns any operating assets or Equity Interests in any Subsidiary or other Person (other than Borrower and its Subsidiaries) that owns any operating assets.
157Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
158Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
159Existing Class: has the meaning assigned to such term in Section 2.1.8.
160Existing Commitment: has the meaning assigned to such term in Section 2.1.8.
161Existing Letters of Credit: the letters of credit described on Schedule 2.2 attached hereto, together with any extensions or renewals thereof.
162Existing Loans: has the meaning assigned to such term in Section 2.1.8.
163Extended Commitments: has the meaning assigned to such term in Section 2.1.8.
164Extended Loans: has the meaning assigned to such term in Section 2.1.8.
165Extending Lender: has the meaning assigned to such term in Section 2.1.8.
166Extension Amendment: has the meaning assigned to such term in Section 2.1.8.
167Extension Date: has the meaning assigned to such term in Section 2.1.8.
168Extension Election: has the meaning assigned to such term in Section 2.1.8.
169Extension Request: has the meaning assigned to such term in Section 2.1.8.
170Extension Series: all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.
171Extraordinary Expenses: all reasonable and documented out-of-pocket costs, expenses or advances incurred by Agent during a Default or Event of Default or an Obligor’s Insolvency Proceeding, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (limited to one primary counsel for Agent and the Lenders, taken as a whole, and one local counsel for Agent and the Lenders, taken as a whole, in each appropriate jurisdiction, and in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction for each set of similarly situated affected parties), appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
172FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
173FCA: as defined in Section 3.6.2.
174FCPA: the U.S. Foreign Corrupt Practices Act of 1977, as amended.
175Federal Funds Rate: (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.
176FERC: the Federal Energy Regulatory Commission, and any successor agency thereto.
177Finance Co: Summit Midstream Finance Corp., a Delaware corporation and a Wholly Owned Subsidiary of Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower with Borrower of Permitted Junior Debt (or of Permitted Refinancing Debt in respect thereof) permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 10.1.9 have been complied with in respect of such Subsidiary, and such Subsidiary is a Subsidiary Guarantor, (b) such Subsidiary is a corporation, (c) such Subsidiary shall not own or Control any portion of the Equity Interests of any other Person, including the Equity Interests of any other

Subsidiary Guarantor or other Subsidiary of Borrower and (d) such Subsidiary has not (i) incurred, directly or indirectly any Debt or any other obligation or liability whatsoever other than Debt that it was formed to co-issue or co-borrow and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Debt that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.
178Financial Officer: with respect to any Person, (i) the sole member or sole manager of such Person or (ii) the chief financial officer, chief accounting officer, principal accounting officer, treasurer, assistant treasurer or controller of (A) such Person or (B) to the extent such Person is a limited partnership, the general partner of such Person.
179Financial Performance Covenants: the covenants of Borrower set forth in Sections 10.3.1 and 10.3.2.
180First Lien Net Leverage Ratio: as of any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) EBITDA for the applicable Test Period ended on such date, or if such date of determination is not the end of a Fiscal Quarter, the applicable Test Period ended most recently prior to the date on which such determination is to be made, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 10.2.5 or 10.2.6 has been obtained) or incurrence or repayment of Debt (excluding normal fluctuations in revolving Debt incurred for working capital purposes) has occurred during the relevant Test Period, the First Lien Net Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.
181Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
182Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
183Flood Laws: collectively, the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, the Flood Insurance Reform Act of 2004, the Biggert-Waters Flood Insurance Reform Act of 2012, related laws and any regulations promulgated thereunder.
184FLSA: the Fair Labor Standards Act of 1938.
185Foreign Lender: any Lender that is not a U.S. Person.
186Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

187Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
188Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
189Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) (other than contingent obligations not then due and payable or for which a claim has not yet been made and other than obligations in respect of any Secured Bank Product Obligations to the extent such Secured Bank Product Obligations have been Cash Collateralized or the applicable Secured Bank Product Provider and Obligor or Restricted Subsidiary have made other arrangements reasonably acceptable to the applicable Secured Bank Product Provider) and (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until the aggregate Commitments related to such Loans have expired or have been terminated.
190GAAP: generally accepted accounting principles in effect in the United States from time to time.
191Gathering Agreement: each contract pertaining to the provision of gathering and compression services by any Subsidiary Guarantor or Borrower (including any such contracts entered into after the Closing Date) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder.
192Gathering Station Real Property: on any date of determination, any Real Property on which any Gathering Station owned, held or leased by any of Borrower or any Subsidiary Guarantor at such time is located (including, as of the Closing Date, the Closing Date Gathering Station Real Property).
193Gathering Stations: collectively, (a) each location, now owned or hereafter used, acquired, constructed, built or otherwise obtained by Borrower or any Subsidiary Guarantor, where Borrower or any such Subsidiary Guarantor uses, holds, stores or maintains compression and dehydration equipment, other than any such compression and dehydration equipment that, as of the applicable date of determination, (i) has not been used by Borrower or any Restricted Subsidiary for the conduct of its Midstream Activities for a period of at least thirty (30) days, and (ii) neither Borrower nor any Restricted Subsidiary intends to use for the conduct of Midstream Activities, and (b) any other processing plants and terminals, now or hereafter owned by Borrower or any Subsidiary Guarantor, that are connected to (or are intended to be connected to) the Pipeline Systems.
194Gathering System: collectively, the Gathering Stations and the Pipeline Systems.
195Gathering System Real Property: collectively, the Gathering Station Real Property and the Pipeline Systems Real Property.
196General Intangibles: all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Obligor of every kind and nature now owned or hereafter acquired by any Obligor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, agreements in respect of Bank Products and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.
197General Partner: Summit Midstream GP, LLC, a Delaware limited liability company, the general partner of the MLP Entity.
198Governmental Approvals: all authorizations, consents, approvals, licenses, permits, clearances and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
199Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
200Guarantee: of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) entered into for the purpose of assuring in any other manner the holders of such Debt of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt, or (b) any Lien on any assets of the guarantor securing any Debt (or any existing right, contingent or otherwise, of the holder of Debt to be secured by such a Lien) of any other Person, whether or not such Debt is assumed by the guarantor; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.
201Guarantor Payment: as defined in Section 5.10.3.
202Guarantors: Borrower, the MLP Entity, each Subsidiary Guarantor and each other Person who guarantees payment or performance of any Obligations.
203Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, including this Agreement.
204Hazardous Materials: all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law.

205Holdings: Summit Midstream Partners Holdings, LLC, a Delaware limited liability company.
206IBA: as defined in Section 3.6.2.
207Improvements: has the meaning assigned to such term in the Mortgages.
208Indemnified Taxes: all (a) Taxes which arise from the transactions contemplated in, or otherwise with respect to, this Agreement (including any Taxes imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document), other than Excluded Taxes and (b) Other Taxes.

209Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
210Information: as defined in Section 9.2.
211Initial Lenders: the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Lenders on the Closing Date.
212Initial Quarter: has the meaning assigned to such term in the definition of “Material Project EBITDA Adjustment”.
213Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
214Intellectual Property: all Patents, Copyrights, Trademarks, IP Agreements, Trade Secrets, domain names, and all inventions, designs, confidential or proprietary technical information, know-how, show-how and other proprietary data or information and all related documentation.
215Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that any of Borrower’s or any Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property in any material respect.
216Intercreditor Agreement: (a) that certain Intercreditor Agreement dated as of the Closing Date, among Borrower, Finance Co and each other Obligor from time to time party thereto, Agent, as Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First Lien Claimholders (as each such term is defined therein), and Regions Bank, as Initial Second Lien Representative and Initial Second Lien Collateral Agent for the Initial Second Lien Claimholders (as each such term is defined therein), and (b) any other applicable intercreditor agreement entered into among Obligors, Agent and the applicable representative with respect to Permitted Secured Junior Debt (or Permitted Refinancing Debt in respect thereof), which agreement in this clause (b) shall be in substantially in the form of the agreement under clause (a) of this definition with such modifications as may be agreed to by Agent in its sole discretion.
217Interest Coverage Ratio: as of any date, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case for the applicable Test Period ended on such date, or if such date of determination is not the end of a Fiscal Quarter, the applicable Test Period ended most recently prior to the date on which such determination is to be made, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 10.2.5 or 10.2.6 has been obtained) or incurrence or repayment of Debt (excluding normal fluctuations in revolving Debt incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.
218Interest Expense: with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swaps) payable in connection with the incurrence of Debt to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person; provided, that, Interest Expense shall not include any interest expense or capitalized interest paid or accrued pursuant to IRB Transactions. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by such Person with respect to Swaps.
219Interest Payment Date: (a) for each LIBOR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each Fiscal Quarter.
220Interest Period: as defined in Section 3.1.3.
221Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).
222Investment: as defined in Section 10.2.5.
223Investment Grade Account Debtor: any Account Debtor whose long term issuer rating is BBB- (or then equivalent grade) or higher by S&P or Baa3 (or then equivalent grade) or higher by Moody’s.
224IP Agreements: all agreements granting to or receiving from a third party any rights to Intellectual Property to which Borrower or any Subsidiary Guarantor, now or hereafter, is a party.
225IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for any Obligations, including this Agreement.
IRB: each of the industrial revenue bonds issued from time to time by Eddy County to Summit Permian Finance in an aggregate principal amount of $500,000,000 pursuant to the IRB Indenture and IRB Purchase Agreement, and “IRBs” shall mean all of them collectively.

IRB Indenture: one or more Indentures with respect to the IRBs that have been or will be entered into by and among Eddy County, Summit Permian Finance and the other parties party thereto, including, without limitation, the Indenture dated December 1, 2017, by and among Eddy County, as Issuer under and as defined therein, Summit Permian Finance, as Purchaser under and as defined therein, and BOKF, NA, as Depositary under and as defined therein, with respect to the IRBs.

IRB Lease Agreement: one or more Lease Agreements that have been or will be entered into by and between Eddy County and Summit Permian with respect to the Eddy County Project, including, without limitation, the Lease Agreement dated December 1, 2017, by and between Eddy County, as Issuer under and as defined therein, and Summit Permian, as Lessee under and as defined therein, with respect to the Eddy County Project.

IRB Purchase Agreement: one or more Bond Purchase Agreements that have been or will be entered into by and among Eddy County, Summit Permian and Summit Permian Finance, including, without limitation, the Bond Purchase Agreement dated December 13, 2017, by and among Eddy County, as Issuer under and as defined therein, Summit Permian, as Lessee under and as defined therein, and Summit Permian Finance, as Purchaser under and as defined therein.

226IRB Transaction Documents: collectively, the IRB Indenture, the IRB Purchase Agreement, the IRB Lease Agreement and the IRBs issued under the IRB Indenture.
227IRB Transactions: collectively, the transactions contemplated by the IRB Transaction Documents, including (a) the execution and delivery of the IRB Transaction Documents by the parties thereto, (b) the sale by Summit Permian to Eddy County of any Property constituting, or intended to constitute, part of the Eddy County Project, (c) the purchase of the IRBs by Summit Permian Finance, (d) the lease of the Eddy County Project (or any portion thereof) and incurrence of the obligations pursuant to the IRB Lease Agreement by Summit Permian and (e) the payments by Summit Permian to Summit Permian Finance pursuant to the IRB Lease Agreement; provided, for the avoidance of doubt, that the IRB Transactions shall not include any Borrowings and Loans the proceeds of which are used in connection with the IRB Transactions.
228IRS: the United States Internal Revenue Service.
229Issuing Bank: Bank of America (including any Lending Office of Bank of America) and any other Lender from time to time designated by Borrower as an Issuing Bank, with the consent of such Lender and the approval of Agent in its reasonable discretion, and any replacement issuer appointed pursuant to Section 2.2.4.
230Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
231LC Application: an application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.
232LC Conditions: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; (d) the purpose of the Letter of Credit is permitted hereunder and would not cause Issuing Bank to violate any Applicable Law or its then existing internal policies; and (e) the form of the Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
233LC Documents: all documents, instruments and agreements (including requests and applications) delivered by Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

234LC Obligations: the sum of (a) all amounts owing by Borrower for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.
235LC Request: a request by Borrower for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.
236Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.
237Lender Party and Lender Recipient Party: collectively, the Lenders and the Issuing Banks.
238Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.
239Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower and, if applicable, Agent.
240Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account or benefit of Borrower or any Restricted Subsidiary, including the Existing Letters of Credit, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of Borrower or any Restricted Subsidiary.
241Letter of Credit Subline: $75,000,000.
242LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two (2) Business Days prior to an interest period, for a term equivalent to such period, equal to the London interbank offered rate, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall LIBOR be less than zero percent (0.00%).
243LIBOR Loan: a Loan that bears interest based on LIBOR.
244License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
245Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
246Lien: with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction in the nature of or evidencing a security interest or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any Real Property, including any portion of or all of the Gathering System, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing; (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.
247Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the License in such Intellectual Property, whether or not a default exists under any applicable License.
248Liquidity: as of any date of determination, an amount equal to the sum of (a) Availability, but only to the extent of the maximum amount that would be permitted to be drawn on such date in compliance with Section 6.2 and the Financial Performance Covenants, calculated on a Pro Forma Basis for such maximum permitted Borrowing (but without giving effect to the Commitment Reserve (if any)), and (b) Unrestricted Cash.
249Loan: any loan made pursuant to Section 2.1, any Swingline Loan, any Overadvance Loan or Protective Advance, and each Extended Loan made in extension thereof in accordance with Section 2.1.8.
250Loan Documents: this Agreement, Other Agreements and Security Documents.
251Machinery and Equipment Formula Amount: an amount equal to lesser of (i) one hundred percent (100%) of the net book value of Borrower’s and the Subsidiary Guarantors’ Eligible Compression Units, Eligible Processing Systems, Eligible Compression Stations and Eligible Compression Related Equipment (with depreciation calculated in accordance with GAAP as in effect on the Closing Date) or (ii) the product of sixty-five percent (65%) multiplied by the NOLV Percentage identified in the most recent appraisal ordered and received by Agent in accordance with this Agreement multiplied by the net book value of Borrower’s and the Subsidiary Guarantors’ Eligible Compression Units, Eligible Processing Systems, Eligible Compression Stations and Eligible Compression Related Equipment (with depreciation calculated in accordance with GAAP as in effect on the Closing Date).
252Manufactured (Mobile) Home: as defined in the applicable Flood Law.
253Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.
254Material Adverse Effect: the existence of events, circumstances, conditions and/or contingencies that have had or are reasonably likely to, with the passage of time (a) have a materially adverse effect on the business, operations, properties, assets or financial condition of Borrower and its Restricted Subsidiaries, taken as a whole or (b) materially impair the validity or enforceability of the rights, remedies or benefits available to the Lenders, the Issuing Banks or Agent under any Loan Document.
255Material Contracts: collectively, (a) each Gathering Agreement, (b) each Ohio Joint Venture’s articles or certificate of formation and the limited liability company agreement, (c) the IRB

Transaction Documents and (d) any contract or other arrangement, whether written or oral, to which Borrower or any Subsidiary Guarantor is a party (other than the Loan Documents) as to which (individually or together with all contracts that have been terminated, cancelled or not renewed or are reasonably expected to be breached, not performed, cancelled or not renewed as of any date of determination) the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder, and whether such contract or arrangement exists as of the Closing Date or is entered into thereafter.
256Material Debt: Debt (other than the Obligations), or obligations in respect of one or more Swaps, of any Obligor or any Material Subsidiary in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of any Obligor or Material Subsidiary in respect of any Swaps at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap were terminated at such time.
257Material Gathering Station Real Property: on the date of any determination, (a) any Gathering Station Real Property acquired (whether acquired in a single transaction or in a series of transactions) or owned by Borrower or any Subsidiary Guarantor having a net book value (including the net book value of improvements owned by Borrower or by any Subsidiary Guarantor and located thereon or thereunder) on such date of determination exceeding $15,000,000 and (b) such other Gathering Station Real Property as is required to satisfy the mortgage requirement in Section 10.1.9(c)(ii).
258Material Project: the construction or expansion of any capital project by Borrower or any Restricted Subsidiary, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $10,000,000.
259Material Project EBITDA Adjustment: with respect to each Material Project:
(a)prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by Agent as the projected EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on forecasted income to be derived from binding contracts less appropriate direct and indirect costs to realize such income), which amount may, at Borrower’s option, be added to actual EBITDA for the Fiscal Quarter in which construction or expansion of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and
(b)beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by

Agent as the projected EBITDA (determined in the same manner set forth in clause (a) above) attributable to such Material Project for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual EBITDA for such Fiscal Quarters.
Notwithstanding the foregoing: no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless: (x) at least 30 days (or such lesser period as is reasonably acceptable to Agent) prior to the last day of the Fiscal Quarter for which Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in EBITDA (the “Initial Quarter”), Borrower shall have delivered to Agent written pro forma projections of EBITDA attributable to such Material Project EBITDA Adjustments, and (y) prior to the last day of the Initial Quarter, Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information (including updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, total Material Project EBITDA Adjustments and the portion thereof to be added to EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Commercial Operation Date) and documentation as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent.
260Material Subsidiary: (a) each Restricted Subsidiary of Borrower that is a Wholly Owned Subsidiary of Borrower and is a Domestic Subsidiary now existing or hereafter acquired or formed by Borrower which on a consolidated basis for such Restricted Subsidiary and its Subsidiaries for the applicable Test Period, accounted for more than 5% of EBITDA, (b) becomes a Subsidiary Guarantor as required pursuant to Section 10.1.9(e) or (c) becomes a Subsidiary Guarantor at Borrower’s election pursuant to Section 10.1.9(g).
261Maximum Rate: as defined in Section 3.10.
262Midstream Activities: with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, terminalling, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities, and water gathering and related activities in connection therewith; provided, that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells, including, the ownership of drilling rigs.
263MLP Entity: as defined in the introductory paragraph hereof.
264MLP Entity Preferred Units: the Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units of the MLP Entity.
265MLP Entity’s Partnership Agreement: that certain Fourth Amended and Restated Agreement of Limited Partnership of the MLP Entity, dated as of May 28, 2020, as amended, restated, supplemented or otherwise modified, in each case, to the extent not adverse to the Agent and the Lenders.
266Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.
267Mortgage: any mortgage, deed of trust or any other document creating and evidencing a Lien on Real Property, including Gathering System Real Property, in favor of Agent, for the benefit of the Secured Parties, as security for any Obligations, each in form and substance reasonably satisfactory to the Agent, including all such changes as may be required to account for local law matters, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Loan Documents.
268Mortgaged Properties: all Real Property, including all Gathering System Real Property, that is subject to a Mortgage or intended to be subject to a Mortgage pursuant to the requirements of Sections 10.1.9, 10.1.13 or any other provision of any Loan Document.
269Multiemployer Plan: a multiemployer plan as defined in Section 3(37) of ERISA to which Borrower, any Subsidiary of Borrower or any ERISA Affiliate has or may have any liability or contingent liability.
270Net Income: with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
271Net Proceeds:
(a)100% of the Disposition Event Net Proceeds with respect to any Disposition Event (other than any Casualty/Condemnation Event); provided that, in the event that (i) the amount of Disposition Event Net Proceeds with respect to such Disposition Event is less than $25,000,000, (ii) the aggregate amount of Disposition Event Net Proceeds with respect to such Disposition Event and all other Disposition Events (other than any Casualty/Condemnation Event) consummated since the beginning of the then-current Fiscal Year is less than $25,000,000, (iii) no Event of Default then exists, (iv) no Trigger Period is in effect and (v) Borrower delivers (A) an updated Borrowing Base Report to the extent and within the deadline required by Section 8.1.1 and (B) a certificate of a Senior Officer of Borrower to Agent promptly (and in any event within three (3) Business Days) following receipt of such Disposition Event Net Proceeds setting forth Borrower’s intention to use any portion of such Disposition Event Net Proceeds, subject to Section 10.2.5, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of, or otherwise invest in the business of, Borrower and its Restricted Subsidiaries or make investments pursuant to Section 10.2.5(j), in each case within twelve (12) months of such receipt, such portion of such Disposition Event Net Proceeds shall not constitute Net Proceeds, except to the extent (1) not so used within such twelve-month period or (2) not contracted to be used within such twelve-month period and not thereafter used within 180 days after the end of such twelve-month period; provided, further, that (x) no proceeds realized in connection with a single Disposition Event of the type described in clause (b) of the definition thereof shall constitute Net Proceeds unless such proceeds exceed $5,000,000 and (y) no proceeds realized in connection with Disposition Event of the type described in clause (b) of the definition thereof shall constitute Net Proceeds in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year exceeds $10,000,000;
(b)100% of the Disposition Event Net Proceeds with respect to any Casualty/Condemnation Event; provided that, in the event that (i) no Event of Default then exists, (ii) no Trigger Period is in effect and (iii) Borrower delivers (A) an updated Borrowing Base Report to the extent and within the deadline required by Section 8.1.1 and (B) a certificate of a Senior Officer of Borrower to Agent promptly (and in any event within three (3) Business Days) following receipt of such Disposition Event Net Proceeds referred to in this clause (b) setting forth Borrower’s intention to use any portion of such Disposition Event Net Proceeds, subject to Section 10.2.5, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of, or otherwise invest in the business of, Borrower and its Restricted Subsidiaries or make investments pursuant to Section 10.2.5(j) (which investment may include the repair, restoration or replacement of the affected asset), in each case within twelve (12) months of such receipt, such portion of such Disposition Event Net Proceeds shall not constitute Net Proceeds, except to the extent (1) not so used within such twelve-month period or (2) not contracted to be used within such twelve-month period and not thereafter used within 180 days after the end of such twelve-

month period (the Disposition Event Net Proceeds with respect to such Casualty/Condemnation Event not constituting Net Proceeds solely as a result of this proviso, the “Reinvestment Proceeds” with respect to such Casualty/Condemnation Event); provided, that (x) no proceeds realized in connection with a single Disposition Event of the type described in clause (a) of the definition thereof shall constitute Net Proceeds unless such proceeds exceed $5,000,000 and (y) no proceeds realized in connection with Disposition Event of the type described in clause (a) of the definition thereof shall constitute Net Proceeds in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year exceeds $10,000,000; and
(c)100% of the cash proceeds from the incurrence, issuance or sale by Borrower or any Restricted Subsidiary of any Debt (other than Permitted Debt) during a Trigger Period, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
272NOLV Percentage: with respect to Borrower’s and the Subsidiary Guarantors’ Eligible Compression Units, Eligible Processing Systems, Eligible Compression Stations and Eligible Compression Related Equipment, the orderly liquidation value in-place thereof as determined by reference to the most recent appraisal undertaken by an appraiser in accordance with this Agreement and on terms satisfactory to Agent in its Permitted Discretion, net of all costs of liquidation thereof, expressed as a percentage of the net book value of the corresponding Eligible Compression Units, Eligible Processing Systems, Eligible Compression Stations and Eligible Compression Related Equipment as of the appraisal effective date.
273Non-Investment Grade Account Debtor: any Account Debtor other than an Investment Grade Account Debtor.
274Non-Recourse Debt: Debt (a) as to which neither Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Debt of Borrower or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such Debt have been notified in writing that they will not have any recourse to the Equity Interests or other Property of Borrower or its Restricted Subsidiaries.
275
276Notice of Borrowing: a request by Borrower for a Borrowing, in form reasonably satisfactory to Agent.
277Notice of Conversion/Continuation: a request by Borrower for conversion or continuation of a Loan as a LIBOR Loan, in form reasonably satisfactory to Agent.
278Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
279Obligor: each of Borrower, the MLP Entity and each Subsidiary Guarantor.
280OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
281Ohio Joint Venture Distribution Amount: for any period, the aggregate amount of dividends or distributions actually received in cash by Borrower or a Restricted Subsidiary from the Ohio Joint Ventures in respect of such period whether such amount was actually received during such period or thereafter, but only to the extent received prior to the date of calculation; provided, that to the extent any such dividends or distributions are included in respect of an applicable period but were received after such period and prior to the date of calculation, such amounts shall be deemed to be in respect of such period for all purposes of this Agreement and not for any other period.
282Ohio Joint Ventures: collectively, Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C., and each individually, an “Ohio Joint Venture”.
283Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
284Other Agreement: each LC Document, fee letter, Lien Waiver, Intercreditor Agreement, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with this Agreement, the Security Documents, the Obligations or any transactions relating hereto.
285Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
286Other Rate Early Opt-in: Agent and Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 3.6.2(b) and clause (b) of the definition of “Benchmark Replacement”.
287Other Taxes: any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).

288Overadvance: the amount by which Revolver Usage exceeds the Borrowing Base at any time.
289Parent: Summit Midstream Partners, LLC, a Delaware limited liability company.
290Participant: as defined in Section 13.2.1.

291Participant Register: as defined in Section 13.2.3.
292Patents: all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country or group of countries, and all applications for letters patent of the United States or the equivalent thereof in any other country or group of countries, including those listed on Schedule 9.1.11, (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and (c) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing.
293Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
294Payment Conditions: means:
295(a)    with respect to any Restricted Payment under Section 10.2.4(g) or Section 10.2.4(h) and any prepayment, purchase, satisfaction or other Redemption of Permitted Junior Debt or Permitted Refinancing Debt in respect thereof under Section 10.2.10(b)(i)(E) or Section 10.2.10(b)(i)(G), as applicable, the satisfaction of the following conditions:
(i)no Event of Default has occurred and is continuing or would result immediately after giving effect to such transaction;
(ii)both immediately before and immediately after giving effect to such proposed event, the First Lien Net Leverage Ratio calculated on a Pro Forma Basis is less than (A) if the proposed event is to occur prior to the Excess Cash Flow Offer Expiration Date, 1.25:1.00 and (B) if the proposed event is to occur on or after the Excess Cash Flow Offer Expiration Date, 1.50:100;
(iii)both immediately before and immediately after giving effect to such proposed event, Availability calculated on a Pro Forma Basis is no less than (A) if the proposed event is to occur prior to the Excess Cash Flow Offer Expiration Date, $175,000,000 and (B) if the proposed event is to occur on or after the Excess Cash Flow Offer Expiration Date, an amount equal to the greater of (x) twenty-five percent (25%) of the aggregate Commitments and (y) $125,000,000; and
(iv)Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying as to the items described in clauses (a)(i), (a)(ii) and (a)(iii) above and attaching calculations for clauses (a)(ii) and (a)(iii); and
296(b)    with respect to any Investment under Section 10.2.5(u), the satisfaction of the following conditions:
(i)no Event of Default has occurred and is continuing or would result immediately after giving effect to such transaction;
(ii)both immediately before and immediately after giving effect to such proposed event, the First Lien Net Leverage Ratio calculated on a Pro Forma Basis is less than 1.50:1.00;
(iii)both immediately before and immediately after giving effect to such proposed event, Availability calculated on a Pro Forma Basis is no less than an amount equal to the greater of (A) twenty-five percent (25%) of the aggregate Commitments and (B) $125,000,000; and

(iv)Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying as to the items described in clauses (b)(i), (b)(ii) and (b)(iii) above and attaching calculations for clauses (b)(ii) and (b)(iii) above.
297Payment Item: each check, draft or other item of payment payable to Borrower or any Subsidiary Guarantor, including those constituting proceeds of any Collateral.
298Payment Notice: as defined in Section 12.16(b).
299PBGC: the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
300Perfection Certificate: a certificate in a form approved by Agent.
301Permitted Business Acquisition: any acquisition by Borrower or any Restricted Subsidiary of the assets of or Equity Interests in (including an acquisition of all or substantially all the assets of or all the Equity Interests in) a Person or division or line of business of a Person, other than such acquisition of the assets of or Equity Interests in any Obligor, if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer, (b) such acquired Person, division or line of business of a Person is, or is engaged in, any business or business activity conducted by Borrower and its Subsidiaries on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto; provided, that no such activity or expansion shall in any event include the drilling, completion or servicing of oil or gas wells, including the ownership of drilling rigs, (c) all transactions related to such acquisition shall be consummated in accordance with applicable laws, (d) both immediately before and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended Fiscal Quarter of the Borrower and its Restricted Subsidiaries, (e) all actions (if any) required, necessary or appropriate to comply with Section 10.1.9 of this Agreement with respect to such acquired assets, or Equity Interests shall have been taken on or prior to the consummation of such acquisition (or such later date as Agent may consent to in writing in its sole discretion), (f) to the extent required by Section 10.1.2(e), Borrower shall have delivered to Agent the relevant certification, documentation and financial information for such Restricted Subsidiary or assets and (g) any acquired Person shall not be liable for any Debt (except for Permitted Debt).
302Permitted Debt: all Debt permitted to be incurred under Section 10.2.1.
303Permitted Discretion: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment exercised in accordance with Agent’s generally applicable credit policies for asset based loans.
304Permitted Junior Debt: collectively, Permitted Unsecured Junior Debt and Permitted Secured Junior Debt.
305Permitted Lien: as defined in Section 10.2.2.
306Permitted Real Property Liens: with respect to any Real Property, the Liens and other encumbrances described in clauses (a), (b), (c), (d), (e), (h), (i), (j), (k), (l), (m), (v), (w), (x), (y), (aa), (bb), (cc), (ee) or (gg) of Section 10.2.2.

307Permitted Refinancing Debt: any Debt issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided, that (a) Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing Debt, with the Financial Performance Covenants recomputed as at the last day of the most recently ended Fiscal Quarter of Borrower and its Restricted Subsidiaries, (b) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (c) the average life to maturity of such Permitted Refinancing Debt is greater than or equal to that of the Debt being Refinanced (provided that the terms of any Refinancing of any Permitted Secured Junior Debt shall not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (provided, that the terms of such Refinancing may (i) require the payment of interest from time to time and (ii) include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control)), (d) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, (e) no Permitted Refinancing Debt shall have additional obligors, Guarantees or security than the Debt being Refinanced, and (f) if the Debt being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Debt may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Debt being Refinanced.
308Permitted Secured Junior Debt: secured Debt issued or incurred by Borrower or Borrower and Finance Co, as co-issuers or co-borrowers, pursuant to the Senior Secured Notes Documents; provided that (a) (i) the terms of such Debt do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (provided, that (A) the terms of such Debt may require the payment of interest from time to time and (B) the terms of such Debt may include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control); provided that, the terms of the Senior Secured Notes (but, for the avoidance of doubt, not any Refinancing thereof) may provide for the final maturity date thereof to occur on the date that is 31 days after the Termination Date if, and only if, the outstanding amount of the 2025 Senior Notes (or any Permitted Refinancing Debt in respect thereof that has a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the “Initial Maturity Date” under and as defined in the Senior Secured Notes Indenture (other than pursuant to (x) the payment of interest from time to time and (y) customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control)) is greater than or equal to $50,000,000 on such date and (ii) the financial and negative covenants and events of default applicable to such Debt are customary for Debt issuances of a similar nature and type as such Debt in the good faith determination of Borrower, (b) such Debt is secured solely by Liens on Property upon which there exist (or on which Borrower or relevant Obligors contemporaneously place, on the date of Borrower’s incurrence of such Debt or on the date of Borrower’s granting of a Lien securing such Debt) first priority Liens securing the Obligations (in each case, subject only to Liens permitted under Section 10.2.2), (c) the liens securing such Debt shall be junior and subordinate to the liens securing the Obligations on terms and conditions satisfactory to Agent, (d) the collateral agent or trustee under, or the holders of, such Debt shall have entered into an Intercreditor Agreement and (e) no Subsidiary of Borrower that is not an obligor under the Loan Documents shall be an obligor in respect of such Debt; provided, further, that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of such Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom and Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed Fiscal Quarter for which financial statements are available.
309Permitted Unsecured Junior Debt: (a) unsecured subordinated Debt issued or incurred by Borrower or Borrower and Finance Co, as co-issuers or co-borrowers, and (b) the 2025 Senior Notes and other unsecured senior Debt issued by Borrower or Borrower and Finance Co, as co-issuers or co-borrowers, the terms of which, in the case of each of clauses (a) and (b), (i) (A) other than in respect of the 2025 Senior Notes Documents as in effect on the Closing Date, do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Termination Date (provided, that (x) the terms of such Debt may require the payment of interest from time to time and (y) the terms of such Debt may include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control), (B) do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, (C) provide for covenants and events of default customary for indebtedness of a similar nature as such Debt and (D) in the case of unsecured subordinated Debt, provide for subordination of payments in respect of such Debt to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (ii) in respect of which no Subsidiary of Borrower that is not an obligor under the Loan Documents is an obligor; provided, that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of such Debt on or after the Closing Date, no Default or Event of Default shall have occurred and be continuing or would result therefrom and Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed Fiscal Quarter for which financial statements are available.
310Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.
311Pipeline Systems: collectively, (a) the natural gas gathering pipelines and other appurtenant facilities such as meters and valve yard facilities owned by one or more of Borrower, any Subsidiary Guarantor or any Restricted Subsidiary in connection with its or their Midstream Activities and (b) any other pipelines and other appurtenant facilities such as meters and valve yard facilities, located in Texas, Colorado, Ohio, North Dakota, New Mexico, Wyoming, West Virginia or any other state, now or hereafter owned by one or more of Borrower, any Subsidiary Guarantor or any Restricted Subsidiary in connection with its or their Midstream Activities.
312Pipeline Systems Real Property: on any date of determination, any Real Property on which any Pipeline System owned, held or leased by Borrower or any Subsidiary Guarantor at such time is located (including, without limitation, as of the Closing Date, the Closing Date Pipeline Systems Real Property).
313Plan: any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.
314Platform: as defined in Section 14.3.3.
315Pledged Collateral: as defined in Section 7.4.1.

316Pledged Debt Securities: as defined in Section 7.4.1.
317Pledged Equity Interests: as defined in Section 7.4.1.
318Power Purchase Agreements: those one or more agreements entered into for the purpose of (a) minimizing exposure to the volatility in power prices associated with operating electric-drive compression in the ordinary course of business and not for speculative purposes, and/or (b) purchasing power for use in the ordinary course of business, in each case, along with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.
319Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
320Prior Credit Agreement: that certain Third Amended and Restated Credit Agreement dated as of May 26, 2017, among Borrower, as borrower, Wells Fargo Bank, N.A., as administrative agent and collateral agent, and the lenders and issuing banks party thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date.
321Pro Forma Basis: in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 10.1.2 and otherwise reasonably satisfactory to Agent. EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Acquisition or Asset Disposition, in each case, consummated at any time on or after the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event thereof (the “Reference Period”) as if the Transactions, such Acquisition or Asset Disposition had been consummated on the first day of such Reference Period:
(a)in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition and to any Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 10.2.5 or 10.2.6), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Acquisition or Asset Disposition is consummated); and
(b)in making any determination on a Pro Forma Basis, (i) all Debt (including Debt incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, and (ii) Interest Expense of such Person attributable to interest on any Debt, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.
For the avoidance of doubt, when making a determination on a Pro Forma Basis, any Acquisition or Asset Disposition involving Equity Interests owned by Borrower or any Restricted Subsidiary shall be treated as if such acquisition or disposition had occurred on the first day of the applicable Reference

Period. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Senior Officer of Borrower and, for any fiscal period ending on or prior to the first anniversary of an Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 10.2.5 or 10.2.6), may include adjustments in an aggregate amount of up to 20% of Unadjusted EBITDA for the most recent Test Period for which financial statements are available to reflect operating expense reductions and other operating improvements or synergies reasonably expected to be realized over 12 months from the date such Acquisition, Asset Disposition or other similar transaction was consummated, to the extent that Borrower delivers to Agent (A) a certificate of a Financial Officer of Borrower setting forth such operating expense reductions and other operating improvements or synergies and (B) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.
322Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.
323Processing Systems: Equipment of any of Borrower or a Subsidiary Guarantor consisting of completed Compressor Packages that are not Compression Units.
324Projections: the projections of Borrower and its Restricted Subsidiaries included in Borrower’s Presentation and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or Agent by or on behalf of Borrower or any of its Restricted Subsidiaries prior to the Closing Date.
325Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
326Protective Advances: as defined in Section 2.1.6.
327PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.
328Purchase Money Obligation: for any Person, the obligations of such Person in respect of Debt (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, that (a) such Debt is incurred prior to, contemporaneously with or within 270 days after such acquisition, installation, construction or improvement and (b) the amount of such Debt does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.
329QFC: a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).
330QFC Credit Support: as defined in Section 14.17.

331Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
332Real Property: collectively, all right, title and interest (whether as owner, lessor or lessee) of Borrower or any Restricted Subsidiary in and to any and all parcels of real Property owned or leased by, or subject to any rights of way, easements, servitudes, permits, licenses or other instruments in favor of, Borrower or any Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease, occupancy, use or operation thereof.
333Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
334Redemption: with respect to any Debt, the repurchase, redemption, prepayment, repayment (other than scheduled mandatory payments), defeasance or any other acquisition or retirement for value (other than scheduled mandatory payments) of such Debt. “Redeem” has the correlative meaning thereto.
335Reference Period: has the meaning assigned to such term in the definition of “Pro Forma Basis”.
336Refinance: has the meaning assigned to such term in the definition of the term “Permitted Refinancing Debt,” and “Refinanced” and “Refinancing” shall have a meaning correlative thereto.
337Reimbursement Date: as defined in Section 2.2.2.
338Reinvestment Proceeds: has the meaning assigned to such term in the definition of “Net Proceeds”.
339Related Real Property Documents: with respect to any Gathering System Real Property mortgaged or required to be mortgaged pursuant to Section 10.1.9 or Section 10.1.13 of this Agreement or any other provision of any Loan Document, the following, to the extent requested by Agent in its reasonable discretion, in form and substance reasonably satisfactory to Agent: (i) concurrently with the delivery of the applicable Mortgage(s), opinions of local counsel for Borrower and/or the Subsidiary Guarantors, as applicable, in states in which such Gathering System Real Property that constitutes Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to Agent; and (ii) at least 15 days prior to the effective date of the applicable Mortgage(s) (or such shorter period of time as Agent may consent to in writing in its sole discretion), (A) such existing environmental assessments and environmental reports on the property being mortgaged as Borrower or its Affiliates have in their possession or can reasonably access; (B) title information (including without limitation deeds, permits and similar agreements) evidencing Borrower’s or the applicable Subsidiary Guarantor’s interests in the Gathering System Real Property required to be subject to a Mortgage; (C) material consents and approvals necessary to be obtained by the applicable Obligor in connection with the execution and delivery of the applicable Mortgage(s); and (D) such other information, documents, instruments, agreements or other items as shall be reasonably necessary in the opinion of counsel to Agent to create a valid and perfected first priority mortgage Lien on such Gathering System Real Property, subject only to Permitted Real Property Liens.
340Release: a release as defined in CERCLA or under any other Environmental Law.

341Relevant Governmental Body: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
342Remaining Present Value: means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.
343Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by any of Borrower or any Subsidiary Guarantor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral then included in the Borrowing Base or could assert a Lien on any Collateral then included in the Borrowing Base; and (b) a reserve at least equal to three (3) months’ rent and other charges reasonably expected to be payable to any such Person, unless it has executed a Lien Waiver.
344Report: as defined in Section 12.2.3.
345Reportable Event: any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.
346Required Lenders: Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.
347Rescindable Amount: as defined in Section 5.5.3(b).
348Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
349Restricted Payments: as defined in Section 10.2.4.
350Restricted Subsidiary: all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.
351Revolver Usage: (a) the aggregate amount of outstanding Loans; plus (b) the LC Obligations, except to the extent Cash Collateralized by Borrower.
352Rights of Way: has the meaning assigned to such term in Section 9.1.5(b)(iii).
353S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.
354Sale and Lease-Back Transaction: has the meaning assigned to such term in Section 10.2.3.

355Sanction: any sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other applicable sanctions authority.
356SEC: the Securities and Exchange Commission or any successor Governmental Authority.
357Section 2.1.8 Additional Amendment: has the meaning assigned to such term in Section 2.1.8.
358Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by any Obligor or Restricted Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
359Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product (or, solely in the case of Bank Products consisting of Swaps, any Person that entered into Swaps with any Obligor or Restricted Subsidiary prior to or while such Person is a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be) provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.
360Secured Parties: Agent, Issuing Bank, Lenders, Secured Bank Product Providers and the successors and permitted assigns of each of the foregoing.
361Securities Account Control Agreement: an agreement in form and substance reasonably acceptable to Agent establishing Agent’s Control with respect to any Securities Account of Borrower or any Subsidiary Guarantor. For purposes of this definition, “Control” means “control” within the meaning of Section 8-106 of the UCC.
362Security Documents: the Guaranties, Mortgages, Collateral Agreements, IP Assignments, Commodity Account Control Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or Section 10.1.9 and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
363Senior Officer: the chairman of the board, president, chief executive officer or Financial Officer of the applicable Obligor.
364Senior Secured Notes: those certain 8.500% senior secured second lien notes due October 15, 2026 issued by Borrower and Finance Co under the Senior Secured Notes Documents.
365Senior Secured Notes Documents: the Senior Secured Notes Indenture, the applicable Intercreditor Agreement and all related documentation entered into in connection therewith, pursuant to which the Senior Secured Notes were issued, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
366Senior Secured Notes Indenture: the Indenture dated November 2, 2021, among Borrower and Finance Co, as Issuers under and as defined therein, the MLP Entity, the subsidiary guarantors party thereto and Regions Bank, as Trustee under and as defined therein, as may be amended, supplemented or otherwise modified in accordance with the terms hereof.
367Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
368SOFR: has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
369SOFR Early Opt-in: Agent and Borrower have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 3.6.2(a) and clause (a) of the definition of “Benchmark Replacement”.
370Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
371Specified Equity Contribution: with respect to any Fiscal Quarter, an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to Borrower in exchange for the issuance by Borrower of additional Equity Interests in Borrower (or otherwise as an equity contribution), in each case during the period between (and inclusive of) the first day of such Fiscal Quarter and the day that is ten days after the day on which financial statements with respect to such Fiscal Quarter are required to be delivered pursuant to Section 10.1.2(a) or Section 10.1.2(b) (provided, that with respect to the Fiscal Quarter in which the Closing Date occurs, such amount shall include only any equity contribution that has been received after the Closing Date); provided, that (i) Borrower delivers written notice to Agent concurrently with delivery of a timely delivered certificate required by Section 10.1.2(c) that it has elected to treat such equity contribution as a Specified Equity Contribution and clearly setting forth such equity contribution in the computation required by clause (ii) of such Section 10.1.2(c); (ii) there are at least two Fiscal Quarters in each four consecutive Fiscal Quarter period in which no Specified Equity Contribution has been made; (iii) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required (in the sole discretion of Agent) to cause Borrower to be in compliance with the Financial Performance Covenants; (iv) there shall be no more than five Specified Equity Contributions in the aggregate after the Closing Date but prior to the Termination Date; and (v) any additional Equity Interests in Borrower issued to the MLP Entity in connection with a Specified Equity Contribution shall upon such issuance be pledged to Agent in accordance with Section 10.1.9 of this Agreement.
372Specified Event of Default: any Event of Default under (a) Section 11.1(a); (b) Section 11.1(b) due to any representation or warranty in any Borrowing Base Report having been materially false or misleading when made or deemed made; (c) Section 11.1(c) due to failure to observe or comply with Sections 8.2.4, 8.2.5, 8.4, 10.1.3(a) or 10.3; (d) Section 11.1(d) due to failure to deliver any Borrowing Base Report required to be delivered pursuant to Section 8.1.1 within the applicable grace period set forth in Section 11.1(d); or (e) Section 11.1(g).
373Specified Existing Commitment: any Existing Commitments belonging to a Specified Existing Commitment Class.
374Specified Existing Commitment Class: has the meaning assigned to such term in Section 2.1.8.
375Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).
376Springing Commitment Reserve Date: has the meaning assigned to such term in the definition of “Termination Date”.
377Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
378Subordinated Intercompany Debt: has the meaning assigned to such term in Section 10.2.1(e).
379Subsidiary: means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
380Subsidiary Guarantor: (a) each Subsidiary of Borrower that is a party to this Agreement as of the Closing Date and (b) each other Subsidiary of Borrower that joins this Agreement after the Closing Date pursuant to the requirements set forth in Section 10.1.9 or otherwise; provided, that in no event shall an Unrestricted Subsidiary be a Subsidiary Guarantor. The Subsidiary Guarantors on the Closing Date are identified as such in Schedule 9.1.4.
381Summit Operating: Summit Operating Services Company, LLC, a Delaware limited liability company.
382Summit Permian: Summit Midstream Permian, LLC, a Delaware limited liability company.
383Summit Permian Finance: Summit Midstream Permian Finance, LLC, a Delaware limited liability company.
384Supermajority Lenders: Lenders holding no less than 66.67% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.
385Supported QFC: as defined in Section 14.17.
386Swap: as defined in Section 1a(47) of the Commodity Exchange Act.
387Swap Obligations: with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.
388Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrower.
389Taxes: any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.
390Term SOFR: for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two (2) Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
391Termination Date: the earliest of (a) May 1, 2026; (b) December 13, 2024 if the outstanding amount of the 2025 Senior Notes (or any Permitted Refinancing Debt in respect thereof that has a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (provided, that the terms of such Permitted Refinancing Debt may (x) require the payment of interest from time to time and (y) include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control)) on such date equals or exceeds $50,000,000 and (c) January 14, 2025 (the date referred to in this clause (c), the “Springing Commitment Reserve Date”) if both (i) any amount of the 2025 Senior Notes (or any Permitted Refinancing Debt in respect thereof that has a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (provided, that the terms of such Permitted Refinancing Debt may (x) require the payment of interest from time to time and (y) include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control)) is outstanding on such date and (ii) Liquidity on the Springing Commitment Reserve Date is less than an amount equal to the sum of the then aggregate outstanding principal amount of the 2025 Senior Notes (or any Permitted Refinancing Debt in respect thereof that has a final maturity date, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (provided, that the terms of such Permitted Refinancing Debt may (x) require the payment of interest from time to time and (y) the terms of such Debt may include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control)) plus the Threshold Amount on such date or (d) any date on which the aggregate Commitments terminate hereunder.
392Test Period: at any date of determination, the most recently completed four consecutive Fiscal Quarters of Borrower ending on or prior to such date.

393Threshold Amount: the greater of (a) 10% of the aggregate Commitments then in effect and (b) $40,000,000.
394Total Net Leverage Ratio: means, as of any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 10.2.5 or 10.2.6) or incurrence or repayment of Debt (excluding normal fluctuations in revolving Debt incurred for working capital purposes) has occurred during the relevant Test Period, the Total Net Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.
395Trade Secrets: common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any of Borrower or any Subsidiary Guarantor, whether or not any of the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to the foregoing, all licenses related to the foregoing, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any of the foregoing and for the breach or enforcement of any license related to the foregoing.
396Trademarks: all of the following: (a) all domestic and foreign trademarks, trade names, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, service marks, other source or business identifiers, designs and General Intangibles of like nature, now owned or hereafter adopted or acquired, all registrations thereof, if any, including all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office listed on Schedule 9.1.11 and all renewals thereof, including those listed on Schedule 9.1.11 (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), (b) all goodwill associated therewith or symbolized thereby and (c) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill.
397Transactions: collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents; (b) any Borrowings and/or issuances (or deemed issuances) of Letters of Credit on the Closing Date; and (c) the payment of all fees and expenses owing in connection with the foregoing.
398Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
399Treasury Regulations: the regulations promulgated under the Code by the U.S. Department of the Treasury.
Trigger Period: the period (a) commencing on any day that (i) a Specified Event of Default has occurred, or (ii) Availability has been less than the Threshold Amount for more than five (5) consecutive Business Days; and (b) continuing until, during each of the preceding thirty (30) consecutive days, no Specified Event of Default has existed and Availability has been at or in excess of the Threshold Amount.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

400UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
401UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
402Unadjusted EBITDA: for any period, the EBITDA for such period, determined without including any Material Project EBITDA Adjustments, any Specified Equity Contribution or any EBITDA attributable to any cash payment included in the calculation of “Consolidated Net Income” pursuant to clause (e) of the definition thereof, in each case for such period.
403Undisclosed Administration: in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
404Unrestricted Cash: on any date, the aggregate amount of unrestricted cash and Cash Equivalents of Borrower and the Restricted Subsidiaries on such date, but only to the extent such cash or Cash Equivalents (i) are not being held as Cash Collateral for any purpose, including as Cash Collateral for any Letters of Credit, (ii) do not constitute escrowed funds for any purpose, (iii) do not represent a minimum balance requirement and (iv) are not subject to other restrictions on withdrawal (other than restrictions arising under Deposit Account Control Agreements, Commodity Account Control Agreements, Securities Account Control Agreements and other Security Documents). It is understood and agreed that (x) cash and Cash Equivalents that would appear as “restricted” on a balance sheet solely because such cash and Cash Equivalents are held in a Controlled Account shall not constitute restricted cash and Cash Equivalents for purposes of this definition and (y) cash and Cash Equivalents that constitute Collateral but are not being held specifically as Cash Collateral for any purpose shall not constitute restricted cash and Cash Equivalents for purposes of this definition.
405Unrestricted Subsidiary: a direct or indirect Subsidiary of Borrower:
(a)that is designated by Borrower as an Unrestricted Subsidiary (1) on Schedule 9.1.4 on the Closing Date or (2) in a written notice provided to Agent (which such notice shall include a certification by a Senior Officer of Borrower that (i) both before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (ii) such designation complies with all requirements set forth in this definition, including that (x) at the time such Subsidiary is being designated as an Unrestricted Subsidiary, Borrower or any of its Restricted Subsidiaries are permitted to make Investments pursuant to the terms of Section 10.2.5(a)(i), 10.2.5(i), 10.2.5(k), 10.2.5(t) or 10.2.5(u), as applicable, in an amount equal to the Investments previously made in the Subsidiary being designated an Unrestricted Subsidiary and that have not been repaid by such Subsidiary as dividends or distributions to any Obligor, and (y) the amount of such Investments previously made by Borrower or any of its Restricted Subsidiaries in such Subsidiary being designated an Unrestricted Subsidiary during the period from the Closing Date to the applicable date of determination, and that have not been repaid via dividend or distribution to Borrower or a Restricted Subsidiary, shall be included in the calculation of the aggregate amount of Investments permitted under Sections 10.2.5(a)(i), 10.2.5(i), 10.2.5(k), 10.2.5(t) or 10.2.5(u) and (iii) such Subsidiary is not a guarantor of any Permitted Junior Debt (or Permitted Refinancing Debt in respect thereof) or any other Debt in excess of $10,000,000),
(b)that after giving effect to such designation, will have no Debt other than Non-Recourse Debt and Debt that is guaranteed pursuant to Section 10.2.1(o),
(c)that, except as not prohibited by Section 10.2.9, after giving effect to such designation is not party to any transaction with Borrower or any Restricted Subsidiary,
(d)that after giving effect to such designation, as to which (i) neither Borrower nor any Restricted Subsidiary has or would have any direct or indirect obligation for any obligation or liability of such Unrestricted Subsidiary, and (ii) neither Borrower nor any Restricted Subsidiary is required to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Person to achieve any specified levels of operating results, other than, in the case of clauses (i) and (ii), Guarantees that are permitted under Section 10.2.1 and Section 10.2.5 by Borrower or any Restricted Subsidiary of obligations of any Unrestricted Subsidiary.
If reasonably requested by Agent, Borrower shall have provided appropriate evidence demonstrating its compliance with the certifications set forth in the foregoing clause (a). If, at any time, any Unrestricted Subsidiary ceases to comply with the requirements set forth in clauses (b) through (d) of this definition, the applicable Unrestricted Subsidiary shall immediately thereupon be deemed to be a Restricted Subsidiary for all purposes of this Agreement and the other Loan Documents, including that any Debt of such Subsidiary will be deemed to have been incurred by a Restricted Subsidiary of Borrower as of such date. Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of Borrower in an amount equal to the outstanding Debt of such Unrestricted Subsidiary on such date of designation and such designation will only be permitted if no Default or Event of Default would be in existence after giving effect to such designation. On the date of any designation of an Unrestricted Subsidiary as a Restricted Subsidiary (or on the date any Subsidiary is deemed to be a Restricted Subsidiary pursuant to the second sentence of this paragraph), to the extent that Section 10.1.9 requires such Subsidiary that has been redesignated or deemed to be a Restricted Subsidiary to take certain actions or enter into certain documents, such Subsidiary shall promptly (and in any event within 60 days or such longer period of time as Agent may consent to in writing in its sole discretion) comply therewith.
406Unused Line Fee Rate: a per annum rate equal to (a) 0.500%, if average daily Revolver Usage (excluding any Swingline Loans from usage) was less than 50% of the Commitments during the immediately preceding Fiscal Quarter, or (b) 0.375%, if average daily Revolver Usage (excluding any Swingline Loans from usage) was equal to or more than 50% of the Commitments during the immediately preceding Fiscal Quarter.
407U.S. Person: “United States person” as defined in Section 7701(a)(30) of the Code.
408U.S. Special Resolution Regimes: as defined in Section 14.17.
409U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).
410Value: (a) for Equipment, its value as determined by reference to the most recent appraisal undertaken by an appraiser in accordance with this Agreement and on terms satisfactory to Agent in its Permitted Discretion; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
411Wholly Owned Subsidiary: of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.
412Withdrawal Liability: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
413Write-Down and Conversion Powers: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
414ZBA Accounts: has the meaning assigned to such term in the definition of “Excluded Accounts”.
1.2Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Borrower may adopt a change required or permitted by GAAP after the Closing Date as long as Borrower’s certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner satisfactory to Required Lenders to address the change. Upon request by Agent or Required Lenders, Borrower’s financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.
1.3Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account”, “Account Debtor”, “As-Extracted Collateral”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “Goods”, “Instrument”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangibles”, “Proceeds”, “Securities Account”, “Software” and “Supporting Obligation”.
1.4Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and the rule of ejusdem generis shall not apply to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised at any time. Any references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and any determination (including calculation of Borrowing Base and financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder.
1.6Interest Rates. Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to the administration, submission or any other matter related to any rate used in determining LIBOR or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate, any Benchmark Replacement Conforming Change, or the effect of any of the foregoing.
Section 2.CREDIT FACILITIES
2.1Loan Commitments.
2.1.1Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrower from time to time during the Availability Period. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base. Any Extended Loans made in accordance with Section 2.1.8 and an Extension Amendment shall be subject to this Section 2.1 and shall constitute Loans for all purposes hereunder.
2.1.2Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrower shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3Use of Proceeds. The proceeds of Loans and Letters of Credit shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrower and its Restricted Subsidiaries, including working capital and capital expenditures, in each case to the extent not prohibited by the Loan Documents and for Investments to the extent permitted herein. Borrower shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X thereof, (ii) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction or Anti-Corruption Law applicable to any party hereto.
2.1.4Voluntary Reduction or Termination of Commitments. Upon at least three (3) Business Days’ prior written notice to Agent at any time, Borrower may terminate or reduce the Commitments. Each reduction shall be in an increment of $500,000, but not less than $1,000,000 (or, if less, the remaining amount of the Commitments), shall be Pro Rata to all Lenders and shall be specified in the notice. Any notice of termination or reduction by Borrower shall be irrevocable; provided that, subject to the payment of any funding losses pursuant to Section 3.9, any such notice may be conditioned upon the occurrence of a refinancing or receipt of proceeds of Debt or Equity Interests.

2.1.5Overadvances. Any Overadvance shall be repaid by Borrower upon demand by Agent at its discretion or at the direction of Required Lenders and, in any event, within 30 days after occurrence (unless otherwise consented to by Required Lenders). All Overadvances shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrower to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.6Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses; provided that the aggregate amount of Protective Advances outstanding at any time shall not (i) exceed 10% of the Borrowing Base and (ii) cause Revolver Usage to exceed the aggregate Commitments. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.7Increase in Commitments. Borrower may request an increase in Commitments from time to time upon not less than five (5) Business Days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrower, (b) total increases under this Section do not exceed $100,000,000, and (c) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under the Intercreditor Agreement, any Permitted Junior Debt agreement or any Permitted Refinancing Debt agreement in respect of a Refinancing of Permitted Junior Debt. Agent shall promptly notify Lenders of the requested increase and, within ten (10) Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. No Lender is obligated to provide any increase, and any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders and Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Borrower, and the new and existing Lenders shall execute and deliver such documents, amendments and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments and Obligors shall pay any fees and expenses incurred in connection therewith in accordance with the terms hereof. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.
2.1.8Extension Offers.
(a)Borrower may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.1.8. Prior to entering into any Extension Amendment with respect to any Extended Commitments, Borrower shall provide a notice to Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered ratably to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (i) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (ii) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (iii) (A) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.1.8 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 13 and (3) subject to the applicable limitations set forth in Section 2.1.4, permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).
(b)Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.1.8. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by Agent). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Letters of Credit under Section 2.2 and Swingline Loans under Section 4.1.3, except that the applicable Extension Amendment may provide that the Termination Date for Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Loan Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). Any Lender that elects in its sole discretion not to become an Extending Lender shall cease to be a Lender hereunder and shall no longer have any Commitments, other obligations or rights (other than such Lender’s rights to indemnification under the Loan Documents which shall continue to remain in effect after such time as set forth in this Agreement) hereunder, in each case as of the applicable Termination Date, so long as each such Lender has received payment in full in respect of its Pro Rata share of all outstanding Obligations that are then due and owing as of such applicable Termination Date.
(c)Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Obligors, Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.1.8 and the arrangements described above in connection therewith.

Notwithstanding anything to the contrary in this Section 2.1.8(c) and without limiting the generality or applicability of Section 14.1 to any Section 2.1.8 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.1.8 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.1.8 Additional Amendments are within the requirements of Section 2.1.8(a) and do not become effective prior to the time that such Section 2.1.8 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Obligors and other parties (if any) as may be required in order for such Section 2.1.8 Additional Amendments to become effective in accordance with Section 14.1.
(d)Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with paragraph (c) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.
(e)No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.1.8 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
2.2Letter of Credit Facility
2.2.1Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time at any time prior to the date that is five (5) Business Days prior to the Termination Date, on the terms set forth herein, including the following:
(a)Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three (3) Business Days (or such shorter period as may be agreed by Issuing Bank in its sole discretion) prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrower has entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)Letters of Credit may be requested by Borrower for its own account or on behalf of and for the account of any Restricted Subsidiary; provided that (i) the proceeds thereof are used in accordance with Section 2.1.3 and (ii) Borrower and Restricted Subsidiaries are in compliance with Section 10.2.5 in respect of any application of the Letters of Credit to support obligations of Subsidiaries. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.
(c)Borrower assumes all risks of any beneficiary’s acts, omissions or misuses of any Letters of Credit. None of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; any errors in interpretation of technical terms; any misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.
(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.2.2Reimbursement; Participations.
(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrower does not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one (1) Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.
(c)The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not Borrower’s protection) or that does not materially prejudice Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(d)No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from taking any action with respect to a Letter of Credit until it receives written instructions (an in its discretion, appropriate assurances) from the Required Lenders.
2.2.3Cash Collateral. Within one (1) Business Day of Agent’s or Issuing Bank’s request, Borrower shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all LC Obligations if an Event of Default exists, an Overadvance exists, the Termination Date is scheduled to occur within five (5) Business Days or the Termination Date occurs. If Borrower fails to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).
2.2.4Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrower, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent (such approval not to be unreasonably withheld), Borrower and the new Issuing Bank.

2.2.5Transitional Provision. Subject to the satisfaction of the conditions contained in Sections 6.1 and 6.2, from and after the Closing Date, all Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.2 and to be Letters of Credit issued and outstanding hereunder and shall be subject to and governed by the terms, provisions and conditions hereof.
2.2.6Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) or such longer period of time as may be agreed to by the applicable Issuing Bank in its sole discretion (subject to the limitations set forth in the immediately succeeding sentence) and (ii) the date that is five (5) Business Days prior to the Termination Date; provided that any standby Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above). Notwithstanding the foregoing, the expiration date of any Letters of Credit may extend beyond the dates set forth in the immediately preceding sentence only so long as (1) the aggregate face amount of all such Letters of Credit shall not at any one time exceed $75,000,000, (2) no expiration date of any such Letter of Credit shall extend more than one year beyond the Termination Date, and (3) such Letters of Credit shall have been Cash Collateralized.
Section 3.INTEREST, FEES AND CHARGES
3.1Interest.
3.1.1Rates and Payment of Interest.
(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.
(b)During an Event of Default under Section 11.1(a)(i) or 11.1(g), or during any other Event of Default if Required Lenders in their discretion so elect, overdue Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.
(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrower, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any LIBOR Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or in the other applicable agreements, or if no payment date is specified, on demand.
3.1.2Application of LIBOR to Outstanding Loans.
(a)Borrower may elect to convert any portion of Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)Borrower shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a LIBOR Loan, Borrower has failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Base Rate Loan.
3.1.3Interest Periods. Borrower shall select an interest period (“Interest Period”) of one, three or six months (or, upon consent of all Lenders, such other period that is twelve months or less) to apply to each LIBOR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.2Fees
3.2.1Unused Line Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage (calculated without taking into account any Swingline Loans) during any Fiscal Quarter. Such fee shall be payable in arrears on the first (1st) calendar day of each Fiscal Quarter and on the Termination Date, commencing on the first such date to occur after the date hereof.
3.2.2LC Facility Fees. Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first (1st) calendar day of each Fiscal Quarter; and (b) to the applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable monthly in arrears on the first day of each month, together with all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.
3.2.3Fee Letters. Borrower shall pay all fees set forth in any fee letter executed in connection with this Agreement.
3.3Computation of Interest, Fees, Yield Protection. All interest (other than interest in respect of Base Rate Loans at times when the Base Rate is based on the Prime Rate), as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Interest in respect of Base Rate Loans at times when the Base Rate is based on the Prime Rate shall be calculated for the actual days elapsed, based on a year of 365 days (or 366 days as applicable). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within ten (10) Business Days following receipt of the certificate.

3.4Reimbursement Obligations. Borrower shall pay all Claims promptly upon request. Borrower shall also reimburse Agent for all reasonable and documented legal (limited to reasonable and documented fees of one counsel for Agent and one local counsel for Agent in each relevant jurisdiction), accounting, appraisal, consulting, and other reasonable and documented out-of-pocket fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrower acknowledges that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials or Reports), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrower under this Section shall be due on demand.

3.5Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to, participate in, or charge applicable interest or fees with respect to, any Loan or Letter of Credit, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrower shall prepay the applicable Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.6Inability to Determine Rates; Replacement of LIBOR
3.6.1Inability to Determine Rates. Agent will promptly notify Borrower and Lenders if, in connection with any Loan or request with respect to a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, Borrower may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan, and Agent may (or shall upon request by Required Lenders) immediately convert any affected LIBOR Loan to a Base Rate Loan.
3.6.2Replacement of LIBOR. Notwithstanding anything to the contrary herein or in any other Loan Document,
(a)on March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. Dollar LIBOR tenor settings. On the earliest of (i) the date that all Available Tenors of U.S. Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (ii) June 30, 2023, and (iii) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis;
(b)(i) upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by Agent that neither of the alternatives under clause (a) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to Lenders, without any amendment to, or further action or consent of any other party to, any Loan Document as long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided, that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of Benchmark Replacement unless Agent determines that neither of such alternative rates is available; and (ii) on the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes under the Loan Documents in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, any Loan Document; and
(c)at any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based on the Benchmark will not be used in any determination of Base Rate.

3.6.3Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
3.6.4Notice. Agent will promptly notify Borrower and Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
3.6.5Term Tenors. At any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings; and (b) Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
3.7Increased Costs; Capital Adequacy.
3.7.1Increased Costs Generally. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;
(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrower will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender,

Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3LIBOR Loan Reserves
. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrower shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, that if the Lender notifies Borrower (with a copy to Agent) of the additional interest less than ten (10) days prior to the payment date, such interest shall be payable ten (10) days after Borrower’s receipt of the notice.
3.7.4Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.
3.8Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or eliminate or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrower fails to repay a LIBOR Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating such amounts, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, even if the Loan was not in fact so funded.
3.10Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 4.LOAN ADMINISTRATION
4.1Manner of Borrowing and Funding Loans.
4.1.1Notice of Borrowing.
(a)To request Loans, Borrower shall give Agent a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans (including Swingline Loans), and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).
(b)Unless payment is otherwise made by Borrower, the becoming due of any Obligation pursuant to the Loan Documents (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against (a) Borrower’s primary operating account maintained with Agent or its Affiliates (as designated by Borrower to Agent from time to time) and (b) if such primary operating account has insufficient funds to satisfy such charge or if Borrower has failed to designate a primary operating account, from any other account of Borrower maintained with Agent or any of its Affiliates.
(c)If Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.
1.1.2Fundings by Lenders
. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3Swingline Loans; Settlement.
(a)To fulfill any request for a Base Rate Loan hereunder, Agent may advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $50,000,000. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder.
(b)Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.
4.1.4Notices. If Borrower requests, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrower shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on Borrower’s behalf.
4.2Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
4.2.2Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrower or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrower, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.
4.3Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, plus an increment of $100,000 in excess thereof. No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.
4.4Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations under the Loan Documents. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5.PAYMENTS
5.1General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Any prepayment of Loans shall be applied to Base Rate Loans before LIBOR Loans.
5.2Repayment of Loans.
(a)Loans may be prepaid from time to time, without penalty or premium. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6.
(b)Borrower shall apply all Net Proceeds received by it or its Restricted Subsidiaries promptly upon receipt (and in any event within three Business Days of receipt thereof) to prepay and Cash Collateralize the Obligations in accordance with Section 5.5.

(c)Borrower shall notify Agent in writing of any mandatory prepayment of Loans required to be made by Borrower pursuant to paragraph (b) of this Section 5.2 at least one Business Day prior to the date of such prepayment (or such shorter period of time as Agent may agree to in its sole discretion). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata share of the prepayment.
(d)Borrower shall notify Agent in writing, concurrently with the delivery by Borrower of any notification to the trustee under the Senior Secured Notes Indenture, of the designation by Borrower of any Loan prepayments or other satisfaction of the Obligations as meeting the requirements under the ECF Requirement to reduce the amount required to be offered to prepay Permitted Secured Junior Debt thereunder and of any reduction in the amount of the Obligations permitted to be outstanding under the Senior Secured Notes Indenture in connection with such designation.
5.3Payment of Other Obligations. Obligations shall be paid by Borrower as provided in the Loan Documents or in the other applicable agreements or, if no payment date is specified, within 10 Business Days of demand by Agent therefor.
5.4Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.5Application and Allocation of Payments Application.
5.5.1Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(b)second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)third, to all amounts owing to Issuing Bank;
(d)fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(e)fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;
(f)sixth, to Cash Collateralize all LC Obligations;
(g)seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of the Availability Reserve existing therefor;

(h)eighth, to all other Secured Bank Product Obligations; and
(i)last, to all remaining Obligations.
Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five (5) days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Borrower has any right to direct the application of payments or Collateral proceeds subject to this Section.
5.5.2Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.5.3Payments by Borrower; Presumptions by Agent.
(a)Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment on such date in accordance herewith and in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due on such date.

(b)With respect to any payment (whether as a prepayment or repayment of principal, interest, fees or otherwise) that Agent makes for the account of the Lenders or the Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
5.6Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day during any Trigger Period. Any resulting credit balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists.

5.7Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrower hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of Borrower, the information shall be conclusive and binding on Borrower for all purposes absent manifest error, except to the extent Borrower notifies Agent in writing within 30 days of specific information subject to dispute.
5.8Taxes
5.8.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.
(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.8.2Payment of Other Taxes. Without limiting the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.
5.8.3Tax Indemnification.
(a)Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within ten (10) days after demand for any amount or liability payable under this Section. Each Obligor shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrower has not already paid or reimbursed Agent therefor and without limiting Borrower’s obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant Register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.
5.8.4Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.
5.8.5Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its sole discretion that it has received a refund of Taxes that were indemnified by Borrower or with respect to which Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrower (but only to the extent of indemnity payments or additional amounts actually paid by Borrower with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrower shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its Tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.
5.8.6Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

5.9Lender Tax Information
5.9.1Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.9.2Documentation. Without limiting the foregoing, if Borrower is a U.S. Person,
(a)Any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B on behalf of each such partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary or appropriate for Borrower or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
5.9.3Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower and Agent in writing of its inability to do so.
5.10Nature and Extent of Each Obligor’s Liability
5.10.1Joint and Several Liability. Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations. Each Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.
5.10.2Waivers.
(a)Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any

Obligations before, or as a condition to, proceeding against such Borrower. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each Obligor and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Property by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, with such amounts to be approved by Required Lenders, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.
5.10.3Extent of Liability; Contribution.
(a)Notwithstanding anything herein to the contrary, each Obligor’s liability under this Section shall not exceed the greater of (i) all amounts for which such Obligor is primarily liable, as described in clause (c) below, or (ii) such Obligor’s Allocable Amount.
(b)If any Obligor makes a payment under this Section of any Obligations (other than amounts for which such Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)This Section shall not limit the liability of any Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder.
(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.10.4Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
Section 6.CONDITIONS PRECEDENT
6.1Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
(a)Each Loan Document required to be executed on the Closing Date shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof. In connection with the execution and delivery of such Loan Documents, Agent shall be satisfied that:
(i)each Obligor has unconditionally guaranteed, on a joint and several basis, all Obligations;
(ii)each Obligor (other than the MLP Entity) has granted to Agent, for the benefit of the Secured Parties, a first priority lien (subject to Permitted Liens) on and security interest in all of its personal property other than Excluded Assets (except with respect to the post-closing matters permitted under Section 10.1.13);
(iii)each Obligor has granted to Agent, for the benefit of the Secured Parties, a first priority lien (subject to Permitted Liens) on and security interest in all Equity Interests held or owned by it on the Closing Date (other than (1) Excluded Assets and (2) Equity Interests directly held or owned by the MLP Entity in any Person other than Borrower, any Subsidiary Guarantor, any Ohio Joint Venture or the Double E Joint Venture), and that, pursuant thereto, Agent, on behalf of the Secured Parties, is the beneficiary of a first priority lien (subject to

Permitted Liens) on and security interest in all of the issued and outstanding Equity Interests of (A) each Obligor (other than the MLP Entity), (B) each Wholly Owned Subsidiary to the extent owned by Borrower or a Subsidiary Guarantor, (C) each Ohio Joint Venture to the extent directly owned by any Obligor and (D) the Double E Joint Venture to the extent directly owned by any Obligor; and
(iv)each Obligor has granted to Agent, for the benefit of the Secured Parties, a first priority lien (subject to Permitted Liens) on and security interest in all Debt of the MLP Entity, Borrower and each Subsidiary of Borrower that is owing to such Obligor.
(b)Agent shall have received a completed and duly executed Perfection Certificate from each Obligor, dated the Closing Date, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent under other similar law) filings made with respect to the Obligors in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 10.2.2 or have been released.
(c)Agent shall have received acknowledgments of filings, registrations or recordings required by law or reasonably requested by Agent to be executed, filed, registered or recorded to create, evidence or perfect the Liens intended to be created by the Security Documents, including UCC financing statements and UCC transmitting utility filings, with the priority required by, the Security Documents (except with respect to the post-closing matters permitted under Section 10.1.13).
(d)Agent shall have received all certificates or other instruments (if any) representing Equity Interests pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto endorsed in blank.
(e)With respect to all Debt for Borrowed Money in an aggregate principal amount in excess of $10,000,000 (other than with respect to Debt consisting of global intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Borrower and its Subsidiaries) of the MLP Entity, Borrower and each Subsidiary of Borrower that is owing to Borrower or any Subsidiary Guarantor, Agent shall have received a promissory note or an instrument evidencing such Debt, together with note powers or other instruments of transfer with respect thereto endorsed in blank.
(f)Agent shall have received the Related Real Property Documents for all Real Property required to be mortgaged pursuant to Section 10.1.9 (except with respect to the post-closing matters permitted under Section 10.1.13).
(g)Subject to Section 10.1.13, Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance reasonably satisfactory to Agent.
(h)Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a Senior Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder on the Closing Date, (i) no Default or Event of Default exists; and (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects (without duplication of any materiality qualifier contained therein) except for representations and warranties that expressly apply only on an earlier date which shall be true and correct in all material respects as of such earlier date (without duplication of any materiality qualifier contained therein).

(i)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery by such Obligor of the Loan Documents to which it is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign on behalf of such Obligor the Loan Documents to which it is a party. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(j)Agent shall have received a written opinion of Latham & Watkins LLP, as well as any local counsel to Obligors or Agent (except with respect to the post-closing matters permitted under Section 10.1.13), in form and substance reasonably satisfactory to Agent.
(k)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification and the failure to have such qualification could reasonably be expected to have a Material Adverse Effect.
(l)Agent shall have received copies of policies, certificates of insurance and related lender’s loss payee and additional insured endorsements for the insurance policies carried by Obligors, all in compliance with Section 10.1.7.
(m)Each Obligor shall have provided, in form and substance reasonably satisfactory to Agent and each Lender, all documentation and other information in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation to the extent reasonably requested by Agent or any Lender at least ten (10) Business Days prior to the Closing Date. If any Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.
(n)Agent shall have completed its review of the ownership, management, capital and corporate, organization, tax, legal, environmental, insurance, regulatory and other related matters of the Obligors, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System, with results reasonably satisfactory to Agent.
(o)Since December 31, 2020, there shall not have occurred any event, development or circumstance that has had or could reasonably be expected to have a material adverse change on the business, assets, results of operations or financial condition, of Borrower and the Restricted Subsidiaries, taken as a whole.
(p)Agent, arrangers and the Lenders shall have received all structuring, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket third-party expenses required to be reimbursed or paid by Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to Agent).

(q)Agent shall have received a Borrowing Base Report which calculates the Borrowing Base as of the end of the most recently ended month for which at least twenty (20) days have passed since the last calendar day of such month.
(r)Availability on the Closing Date (on a Pro Forma Basis and after giving effect to the payment of all fees and expenses made in connection with this Agreement and the initial funding of Loans and issuance of Letters of Credit) shall not be less than $75,000,000; provided that the aggregate amount of Borrowings made on the Closing Date shall not exceed $300,000,000.
(s)Agent shall have received evidence reasonably satisfactory to it that (i) each of the conditions precedent (other than the effectiveness of this Agreement) for the effectiveness of the Senior Secured Notes has been, or contemporaneously will be, satisfied and (ii) the noteholders under the Senior Secured Notes Documents, pursuant thereto, have committed to issue to Borrower and Finance Co second lien senior notes in an aggregate gross principal amount of at least $675,000,000. The Senior Secured Notes Documents shall be in form and substance reasonably satisfactory to Agent, including (i) with a stated maturity no earlier than the date permitted under clause (a) of the definition of “Permitted Secured Junior Debt” and (ii) otherwise satisfying the requirements set forth in the definition of “Permitted Secured Junior Debt”.
(t)Agent shall have received a certificate of a Senior Officer of each Obligor stating that all consents, licenses and approvals required to be obtained from any Governmental Authority or other third-party in connection with the execution, delivery and performance by and the validity against each Obligor of the Loan Documents to which it is a party, if any, have been received and are in full force and effect.
(u)Agent shall have received (i) audited consolidated financial statements of the MLP Entity for the Fiscal Years ended December 31, 2019 and December 31, 2020, (ii) unaudited interim consolidated financial statements of the MLP Entity for each Fiscal Quarter ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) the MLP Entity’s most recent projected income statement, balance sheet and statement of cash flows for the period beginning January 1, 2021 and ending December 31, 2024 (which shall be on a quarterly basis for each Fiscal Quarter in calendar years 2021 and 2022 and on an annual basis thereafter); provided that Borrower shall be deemed to have furnished the information required by this clause if the MLP Entity shall have timely made the same available on “EDGAR” (or any successor thereto) and/or on its home page on the worldwide web (currently located at http://www.summitmidstream.com).
(v)Agent shall have received asset appraisals of the existing Compression Units from Hilco Valuation Services, with results reasonably satisfactory to Agent.
(w)Agent and/or FTI Consulting, Inc. shall have conducted a field examination of the accounts receivable, Equipment and related working capital matters and financial information of Borrower and its Subsidiaries and of the related data processing and other systems, with results reasonably satisfactory to Agent.
(x)Agent shall have received evidence reasonably satisfactory to it that all conditions precedent to the satisfaction and discharge of the 2022 Senior Notes Indenture shall have been satisfied, including, without limitation, that (i) the applicable holders of the 2022 Senior Notes and 2022 Senior Notes Trustee shall have received written notification in accordance with the requirements of the 2022 Senior Notes Indenture that the Redemption in full of the 2022 Senior Notes will occur on November 12, 2021 (the “2022 Senior Notes Redemption Date”) and (ii) substantially contemporaneously with the Closing Date a portion of the proceeds of the Senior Secured Notes in an amount sufficient to Redeem the 2022 Senior Notes in full shall have been deposited with the 2022 Senior Notes Trustee for application to the Redemption of the 2022 Senior Notes in full on or prior to the 2022 Senior Notes Redemption Date.

(y)Agent shall have received satisfactory pay-off letters and/or release letters or documents for all existing Debt (including, without limitation, evidence reasonably satisfactory to Agent that all loans and other amounts owing under the Prior Credit Agreement are being repaid in full and all commitments thereunder are being terminated or cancelled, in each case, contemporaneously with the Closing Date) other than Debt permitted under Section 10.2.1, in each case confirming, if applicable, that all Liens upon any of the Property of the Obligors that secure such repaid Debt will be terminated substantially concurrently with such payment (including, without limitation, evidence reasonably satisfactory to Agent that all Liens on the Properties of the Obligors securing the Obligations under and as defined in the Prior Credit Agreement have been released or terminated, subject only to the filing of applicable terminations or releases).
6.2Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan or arranging any Letter of Credit), if the following conditions are not satisfied on such date and upon giving effect thereto:
(a)No Default or Event of Default exists;
(b)The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) except for representations and warranties that expressly apply only on an earlier date which shall be true and correct in all material respects as of such earlier date (without duplication of any materiality qualifier contained therein);
(c)No Overadvance shall exist;
(d)With respect to a Letter of Credit issuance (or deemed issuance), all LC Conditions are satisfied; and
(e)The aggregate amount of Debt incurred by the Obligors pursuant to the Loan Documents shall not exceed the amount of such Debt permitted to be outstanding under the Senior Secured Notes Indenture or under the terms of any other Permitted Junior Debt (or Permitted Refinancing Debt in respect thereof).
Each request (or deemed request) by Borrower for any credit extension shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.
Section 7.COLLATERAL
7.1Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each of Borrower and each Subsidiary Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)all Accounts;

(b)all Chattel Paper, including Electronic Chattel Paper;
(c)all Commercial Tort Claims, including those shown on Schedule 7.1;
(d)all Commodity Accounts, Deposit Accounts and Securities Accounts, including all checks, cash and other evidences of payment, marketable securities, securities entitlements, financial assets and other funds or Property held in or on deposit in any of the foregoing;
(e)all Documents;
(f)all General Intangibles, including Payment Intangibles and Intellectual Property;
(g)all Goods, including Inventory, Equipment and Fixtures, including, the Pipeline Systems now owned or hereafter acquired or constructed by such Obligor;
(h)all Instruments;
(i)all Investment Property;
(j)all Letters of Credit and Letter-of-Credit Rights;
(k)all As-Extracted Collateral;
(l)all Software;
(m)all Supporting Obligations;
(n)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of an Agent or a Lender, including any Cash Collateral;
(o)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(p)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, or pertaining to any of pertaining to the foregoing.
Notwithstanding the foregoing, (a) Collateral shall not include the Excluded Assets; provided that proceeds and other assets or Property received, arising from, in exchange for or in respect of any Excluded Assets shall automatically (and without any further action) be subject to the security interest and Lien granted by the applicable Obligor pursuant to this Section 7 and shall constitute Collateral hereunder (unless any such assets or Property are themselves Excluded Assets) and (b) no Obligor shall be required to take any action with respect to the perfection of security interests in motor vehicles and other assets subject to a certificate of title other than any Compression Unit that is covered by a certificate of title, Letter-of-Credit Rights that have a face amount of less than $5,000,000 in the aggregate, any Commercial Tort Claim reasonably estimated to be less than $5,000,000 or Excluded Accounts. The applicable Obligors shall from time to time at the request of Agent give written notice to Agent identifying in reasonable detail Excluded Assets and shall provide to Agent such other information regarding the Excluded Assets as Agent may reasonably request.

7.2Lien on Deposit Accounts, Securities Accounts and Commodity Accounts; Cash Collateral.
7.2.1Deposit Accounts, Securities Accounts and Commodity Accounts. To further secure the prompt payment and performance of all Obligations, each of Borrower and each Subsidiary Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account, Securities Account or Commodity Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept, but excluding any Excluded Account of the type set forth in clause (a) of the definition thereof. Each of Borrower and each Subsidiary Guarantor hereby authorizes and directs each bank or other depository, securities intermediary and commodities intermediary to deliver to Agent, upon request, all balances or other amounts or items in any Deposit Account, Securities Account or Commodity Account maintained by such Obligor (other than any Excluded Account of the type set forth in clause (a) of the definition thereof), without inquiry into the authority or right of Agent to make such request.
7.2.2Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrower, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss incurred with respect to the foregoing. As security for its Obligations, Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related Deposit Accounts shall be under the sole dominion and control of Agent, and neither Borrower nor any other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.
7.3Real Property Collateral.
7.3.1Lien on Real Property. The Obligations shall be secured by Mortgages upon the Real Property of Borrower or Subsidiary Guarantors required to be mortgaged pursuant to Section 10.1.9 and Section 10.1.13. The Mortgages shall be duly recorded, at Borrower’s expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Property covered thereby. If any of Borrower or any Subsidiary Guarantor acquires Real Property hereafter, such Obligor shall comply with the requirements of Section 10.1.9 with respect to such Real Property.
7.4Pledged Collateral
7.4.1Pledged Equity Interests and Debt Securities. As security for the payment or performance, as the case may be, in full of the Obligations, each Obligor hereby assigns and pledges to Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to Agent, its successors and assigns, for the benefit of Secured Parties, a security interest in, all of such Obligor’s right, title and interest in, to and under (i) the Equity Interests now owned or at any time hereafter acquired by such Obligor (other than (A) any Equity Interests that constitute Excluded Assets and (B) any Equity Interests directly owned by the MLP Entity in any Person other than Borrower, any Subsidiary Guarantor, any Ohio Joint Venture and the Double E Joint Venture), including the Equity Interests set forth opposite the name of such Obligor on Schedule 7.4, and all certificates and other instruments representing such Equity Interests (collectively, the “Pledged Equity Interests”); (ii) the debt securities now owned or at any time hereafter acquired by such Obligor, including the debt securities set forth opposite the name of such Obligor on Schedule 7.4, and all promissory notes and other instruments evidencing such debt securities (collectively, the “Pledged Debt Securities”); (iii) subject to Section 7.4.5, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities and instruments referred to in clauses (i) and (ii) above; (iv) subject to Section 7.4.5, all rights and privileges of such Obligor with respect to the securities, instruments and other property referred to in clauses (i), (ii) and (iii) above; and (v) all proceeds of any and all of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”). Notwithstanding anything to the contrary, no pledge or security interest is created hereby in, and the Pledged Collateral shall not include, any Excluded Assets.
7.4.2Delivery of the Pledged Collateral.
(i)Each Obligor agrees to deliver or cause to be delivered to Agent any and all Pledged Collateral at any time owned by such Obligor promptly following the acquisition thereof by such Obligor to the extent that such Pledged Collateral is either (a) certificated Pledged Equity Interests or (b) in the case of Pledged Debt Securities, required to be delivered pursuant to paragraph (ii) of this Section 7.4.2.
(ii)All Debt (other than Debt that has a principal amount of less than $10,000,000 individually and in the aggregate) owing to any Obligor that is evidenced by (a) a promissory note or (b) other Instrument of which a Senior Officer is aware shall be promptly pledged and delivered to Agent pursuant to the terms hereof.
(iii)Upon delivery to Agent at such time, (a) any certificated Pledged Equity Interests shall be accompanied by undated stock powers duly executed by the applicable Obligor in blank or other instruments of transfer reasonably satisfactory to Agent and by such other instruments and documents as Agent may reasonably request and (b) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Obligor in blank and by such other instruments and documents as Agent may reasonably request. In connection with any delivery of Pledged Collateral after the date hereof to Agent, Borrower shall deliver a Schedule to Agent describing the Pledged Collateral so delivered, which Schedule shall be attached to Schedule 7.4 and made a part hereof; provided that failure to deliver any such Schedule hereto or any error in a Schedule so attached shall not affect the validity of the pledge of any Pledged Collateral.
7.4.3Pledge Related Representations, Warranties and Covenants. Each Obligor hereby represents, warrants and covenants to Agent and the Secured Parties that:
(i)Schedule 7.4 sets forth a true and complete list, with respect to such Obligor, of (other than to the extent constituting (A) Excluded Assets or (B) Equity Interests directly owned by the MLP Entity in any Person other than Borrower, any Subsidiary Guarantor, any Ohio Joint Venture and the Double E Joint Venture) (a) all the Equity Interests owned by such Obligor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Obligor and (b) all debt securities owned by such Obligor, and all promissory notes and other instruments evidencing such debt securities. Schedule 7.4 sets forth all Equity Interests, debt securities and promissory notes required to be pledged hereunder.
(ii)The Pledged Equity Interests and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (a) in the case of Pledged Equity Interests, are fully paid and nonassessable and (b) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
(iii)Except for the security interests granted hereunder, such Obligor (a) is and, subject to any transfers or dispositions made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule 7.4 as owned by such Obligor, (b) holds the same free and clear of all Liens (other than the Liens permitted pursuant to Section 10.2.2(j) and other Liens or transfers or dispositions permitted under this Agreement), (c) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than the Liens permitted pursuant to Section 10.2.2(j) and other Liens or transfers or dispositions permitted under this Agreement) and (d) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to Section 10.2.2(j) and other Liens or transfers or dispositions permitted under this Agreement), however arising, of all persons whomsoever.
(iv)By virtue of the execution and delivery by such Obligor of this Agreement, when any Pledged Collateral that is represented by a certificate is delivered to Agent (or its gratuitous bailee) in any jurisdiction that has adopted the UCC in accordance with this Agreement, together with duly executed stock powers with respect thereto, Agent will obtain a legal, valid and perfected Lien upon and security interest in such Pledged Collateral under the UCC, as security for the payment and performance of the Obligations.
7.4.4Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement, Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Obligor, endorsed or assigned in blank or in favor of Agent. Each Obligor will promptly give to Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Obligor. Subject to the terms of the Intercreditor Agreement, Agent shall at all times have the right to exchange the certificates representing Pledged Equity Interests for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
7.4.5Voting Rights; Dividends and Interest.
(i)Subject to the terms of the Intercreditor Agreement, unless and until an Event of Default shall have occurred and be continuing and Agent shall have notified any Obligors that their rights under this Section are being suspended:
(a)Each Obligor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.
(b)Agent shall promptly execute and deliver to Obligors, or cause to be executed and delivered to Obligors, all such proxies, powers of attorney and other instruments as Obligors may reasonably request for the purpose of enabling Obligors to exercise the voting and other consensual rights and powers they are entitled to exercise pursuant to paragraph (a) above.
(c)Each Obligor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Loan Documents and Applicable Law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Obligor, shall be held in trust for the benefit of Agent and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement).
(ii)Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified any Obligors of the suspension of their rights under paragraph (i)(c) of this Section, all rights of any Obligor to dividends, interest, principal or other distributions that such Obligor is authorized to receive pursuant to paragraph (i)(c) of this Section shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Obligor contrary to the provisions of this Section shall be held in trust for the benefit of Agent and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by Agent pursuant to the provisions of this paragraph shall be retained by Agent in an account to be established by Agent upon receipt of such money or other property, shall be held as security for the Obligations and shall be applied in accordance with the provisions of Section 5.5. After all Events of Default have been cured or waived, Agent shall promptly repay to Obligors (without interest) all dividends, interest, principal or other distributions that Obligors would otherwise be permitted to retain pursuant to the terms of paragraph (i)(c) of this Section and that remain in such account.
(iii)Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified any Obligors of the suspension of their rights under paragraph (i)(a) of this Section, all rights of any Obligor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (i)(a) of this Section, and the obligations of Agent under paragraph (i)(b) of this Section, shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority (subject to the Intercreditor Agreement) to exercise such voting and other consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, Agent shall have the right from time to, in its sole discretion, notwithstanding the continuance of an Event of Default, to permit any Obligor to exercise such rights and powers.

7.5Other Collateral
7.5.1Commercial Tort Claims. Borrower shall promptly notify Agent in writing signed by Borrower if Borrower or any Subsidiary Guarantor has a Commercial Tort Claim (other than a Commercial Tort Claim reasonably estimated to be less than $5,000,000), which writing shall include a summary description of such claim, shall promptly amend Schedule 7.1 to include such claim, and shall take such actions as Agent deems reasonably appropriate to subject such claim to a duly perfected, first priority Lien (subject to Permitted Liens) in favor of Agent.
7.5.2Certain After-Acquired Collateral. Borrower shall (a) promptly notify Agent if Borrower or any Subsidiary Guarantor obtains an interest in any Deposit Account, Securities Account, Commodity Account, Chattel Paper, Document, Instrument, Intellectual Property, Investment Property or Letter-of-Credit Right (other than, in the case of Letter-of-Credit Rights, where the letters of credit that are the subject of such Letter-of-Credit Rights have a face amount of less than $5,000,000 in the aggregate), and (b) upon request, take such actions as Agent deems reasonably appropriate to effect its perfected, first priority Lien (subject to Permitted Liens) on the Collateral, including obtaining any possession, control agreement or Lien Waiver. If material Collateral is in the possession of a third party (except for Collateral that is in transit or being repaired), Borrower shall use commercially reasonable efforts to obtain an acknowledgment (in form and substance reasonably satisfactory to Agent) from such party that it holds the Collateral for the benefit of Agent.
7.5.3Titled Compression Units. Within thirty (30) days of any acquisition of any Compression Unit covered by a certificate of title, the applicable Obligor will give Agent written notice of such acquisition, and promptly thereafter, deliver to Agent, upon request, the original of any vehicle title certificate and provide and/or file all other documents or instruments necessary to have the Lien of Agent noted on any such certificate or with the appropriate state office.
7.6Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.
7.7Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrower and the Subsidiary Guarantors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each of Borrower and each Subsidiary Guarantor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
Section 8.COLLATERAL ADMINISTRATION
8.1Borrowing Base Reports; Availability Reserves.
8.1.1Borrowing Base Reports. As soon as available and in any event by no later than the twenty-fifth (25th) day of each month, Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the last Business Day of the immediately preceding month, which shall be accompanied by schedules reporting each of the Borrowing Base components; provided, that during the continuance of any period commencing on any day that Availability has been less than the Threshold Amount for two (2) consecutive Business Days, and continuing until Availability has equaled or exceeded, at all times during the preceding thirty (30) consecutive days, the Threshold Amount, Borrower shall, by no later than the last Business Day of each calendar week, deliver a Borrowing Base Report prepared as of the close of business of the prior calendar week; provided, further that (i) promptly (and in any event within three (3) Business Days) following Borrower or any Subsidiary Guarantor’s receipt of Disposition Event Net Proceeds equal to or greater than $15,000,000 and (ii) concurrently with any disposition by Borrower and/or any Subsidiary Guarantors in excess of $15,000,000 of Properties or assets that are included in the Borrowing Base under Section 10.2.6(a), Section 10.2.6(c)(ii), Section 10.2.6(g) or otherwise (other than dispositions to Borrower or any Subsidiary Guarantor), Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) an updated Borrowing Base Report giving effect to the applicable Disposition Event or other disposition. All information (including calculation of Availability) in a Borrowing Base Report shall be made by Borrower and certified by a Senior Officer; provided that the parties hereto agree that (i) with respect to the NOLV Percentage set forth in any Borrowing Base Report, such percentage is determined as provided in the definition of “NOLV Percentage” and is not determined by Borrower and (ii) Borrower makes no representation or warranty regarding the determination or accuracy of the NOLV Percentage or regarding any other determinations or conclusions of an appraiser set forth in an appraisal performed pursuant to Section 10.1.1(b) that is necessary to be included in any Borrowing Base Report. Agent may from time to time adjust such report to the extent any information or calculation does not comply with this Agreement.

8.1.2Availability Reserve. Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate reserves upon at least five (5) Business Days’ prior written notice (which may be by email) to Borrower, which notice shall include a description of such reserve being adjusted or established (during which period Agent shall, if requested, discuss any such reserve or change with Borrower and Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser or no change, in each case, in a manner and to the extent reasonably satisfactory to Agent); provided, that, in no event shall such prior notice be required for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the Availability Reserve in accordance with the methodology of calculation previously utilized. Notwithstanding any other provision of this Agreement to the contrary, (i) the amount of any reserve (or change in reserve) shall (A) have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or change and (B) with respect to dilution reserves, be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors and (ii) in no event shall any reserve (or change in reserve) with respect to any component of the Borrowing Base duplicate any reserve or adjustment already expressly accounted for through eligibility criteria set forth in this Agreement. Agent and Lenders shall not be required to make any Loan or issue any Letter of Credit during any five (5) Business Day notice period set forth in this Section if such Loan or Letter of Credit would result in an Overadvance after giving effect to such implementation of, or change in, reserves.
8.2Accounts.
8.2.1Records and Schedules of Accounts. Each of Borrower and each Subsidiary Guarantor shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Borrower shall also provide to Agent, as soon as available and in any event by no later than the twenty-fifth (25th) day of each month, a detailed aged trial balance of all Accounts as of the end of the immediately preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request; provided, that during the continuance of any period commencing on any day that Availability has been less than the Threshold Amount for two consecutive Business Days, and continuing until Availability has exceeded, at all times during the preceding thirty consecutive days, the Threshold Amount, Borrower shall, no later than the last Business Day of each calendar week, deliver such Accounts information to Agent prepared as of the close of business of the prior calendar week. If Accounts in an aggregate face amount of $7,500,000 or more cease to be Eligible Accounts per month, Borrower shall notify Agent of such occurrence within three (3) Business Days after Borrower has knowledge thereof.
8.2.2Taxes. If an Account of Borrower or any Subsidiary Guarantor includes a charge for any Taxes, Agent is authorized, in its good faith discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower or Subsidiary Guarantor, as applicable, and to charge Borrower therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or any Subsidiary Guarantor or relate to any Collateral.
8.2.3Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent, Borrower or any Subsidiary Guarantor, to verify the validity, amount or any other matter relating to any Accounts of Borrower or any Subsidiary Guarantor by mail, telephone or otherwise. Borrower and or any Subsidiary Guarantors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4Maintenance of Dominion Account. Each of Borrower and each Subsidiary Guarantor shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Each of Borrower and each Subsidiary Guarantor shall obtain a Deposit Account Control Agreement from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during a Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5Proceeds of Collateral. Each of Borrower and each Subsidiary Guarantor shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to an exclusive account of such Obligor which is subject to a Deposit Account Control Agreement and, during a Trigger Period, such funds shall be swept, wired or transferred by ACH on a daily basis into a Dominion Account (or a lockbox relating to a Dominion Account). Each of Borrower and each Subsidiary Guarantor shall request in writing and otherwise take all necessary steps to ensure that all ZBA Accounts of such Obligor sweep on a daily basis to an exclusive account of Borrower or a Subsidiary Guarantor which is subject to a Deposit Account Control Agreement and, during a Trigger Period, will be swept, wired or transferred by ACH on a daily basis into a Dominion Account (or a lockbox relating to a Dominion Account). During a Trigger Period, Agent shall have the right to cause all funds in accounts of Borrower and Subsidiary Guarantors subject to Deposit Account Control Agreements (other than any minimum balances required by the depositary institution) to be swept to a Dominion Account (or a lockbox relating to a Dominion Account), which shall be used to reduce the Obligations. During a Trigger Period, if Borrower or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next

Business Day) deposit same into a Dominion Account. The requirements of this Section 8.2.5 are subject to the post-closing provisions of Section 10.1.13(c), as applicable.

8.3Equipment.
8.3.1Records and Schedules of Equipment. Each of Borrower and each Subsidiary Guarantor shall keep accurate and complete records in all material respects of its Equipment included in the Borrowing Base, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, a current schedule thereof in form reasonably satisfactory to Agent as soon as available and in any event by no later than the twenty-fifth (25th) day of each month; provided, that during the continuance of any period commencing on any day that Availability has been less than the Threshold Amount for two consecutive Business Days, and continuing until Availability has exceeded, at all times during the preceding thirty consecutive days, the Threshold Amount, each of Borrower and each Subsidiary Guarantor shall, no later than the last Business Day of each calendar week, submit such schedule prepared as of the close of business of the prior calendar week. Promptly upon Agent’s request, Borrower shall deliver to Agent evidence of Borrower’s and Subsidiary Guarantors’ ownership or interests in any Equipment included in the Borrowing Base.
8.3.2Dispositions of Equipment. Each of Borrower and each Subsidiary Guarantor shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than as permitted pursuant to Section 10.2.6.
8.4Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 8.4 lists all Deposit Accounts, including all Dominion Accounts, Securities Accounts and Commodity Accounts maintained by Borrower and any Subsidiary Guarantor. Subject to Section 10.1.13, each of Borrower and each Subsidiary Guarantor shall take all actions necessary to establish Agent’s first priority Lien (subject to Permitted Liens) on each Deposit Account, including each Dominion Account, Securities Account and Commodity Account maintained by it (except Excluded Accounts). Except with respect to any Excluded Account of the type described in clause (a) of the definition thereof, each of Borrower and each Subsidiary Guarantor shall be the sole account holder of each Deposit Account, Securities Account and Commodity Account maintained by it and shall not allow any Person (other than Agent and the depository bank) to have control over its Deposit Accounts, Securities Accounts and Commodity Accounts or any Property deposited therein. Borrower shall promptly notify Agent of any opening or closing by Borrower or any Subsidiary Guarantor of a Deposit Account, Securities Account or Commodity Account and, with the consent of Agent, will amend Schedule 8.4 to reflect same. Subject to Section 10.1.13, with respect to all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts) of Borrower and Subsidiary Guarantors existing on the Closing Date and concurrently with the opening of any new Deposit Account, Securities Account and Commodity Account (other than an Excluded Account) of Borrower or any Subsidiary Guarantor after the Closing Date, the applicable Obligor shall provide Agent with a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable.
8.5General Provisions.
8.5.1Location of Collateral. All tangible items of Collateral, other than Collateral in transit or out for repairs and items of Collateral with an aggregate value not in excess of $2,000,000 for any individual location, shall at all times be kept by Borrower and Subsidiary Guarantors at the business locations set forth in Schedule 8.5.1, except that Borrower and Subsidiary Guarantors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon five (5) Business Days’ (or such lesser period as Agent may agree) prior written notice to Agent (which notice shall be deemed to supplement Schedule 8.5.1).

8.5.2Insurance of Collateral; Condemnation Proceeds.
(a)Each of Borrower and each Subsidiary Guarantor shall maintain insurance with respect to the Collateral in accordance with Section 10.1.7.
(b)Net Proceeds of any Casualty/Condemnation Event shall be applied in accordance with Section 5.2(b).
8.5.3Protection of Collateral. All reasonable and documented expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower and Subsidiary Guarantors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.
8.5.4Defense of Title. Each of Borrower and each Subsidiary Guarantor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.6Power of Attorney. Each of Borrower and each Subsidiary Guarantor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or Borrower’s or any Subsidiary Guarantor’s name, but at the cost and expense of Borrower:
(a)During any Trigger Period or after the occurrence and during the continuance of an Event of Default, endorse Borrower’s or any Subsidiary Guarantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(b)After the occurrence and during the continuance of an Event of Default, except with respect to Excluded Assets, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or Commodity Accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Borrower’s or any Subsidiary Guarantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrower or any Subsidiary Guarantor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use Borrower’s or any Subsidiary Guarantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which Borrower is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent reasonably deems appropriate to fulfill Borrower’s or any Subsidiary Guarantor’s obligations under the Loan Documents.
Section 9.REPRESENTATIONS AND WARRANTIES
9.1General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each of Borrower and, except as otherwise noted below, each Restricted Subsidiary (and, to the extent expressly set forth below, the MLP Entity) represents and warrants that:

9.1.1Organization and Qualification. Each of Borrower and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Borrower and each Restricted Subsidiary is duly qualified, authorized to do business and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Each of Borrower and each Restricted Subsidiary (a) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (b) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of Borrower, to borrow and otherwise obtain credit hereunder. None of Borrower or any Restricted Subsidiary is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.
9.1.2Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of such Obligor, except those already obtained; (b) contravene the Organic Documents of such Obligor; (c) violate any Applicable Law; (d) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, lease, agreement or other instrument to which any Obligor or any Restricted Subsidiary is a party or by which any of them or any of their respective property is or may be bound, where any such conflict, violation, breach or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (e) result in or require imposition of a Lien (other than a Permitted Lien) on any Property of Borrower or any Restricted Subsidiary.
9.1.3Enforceability. Each Loan Document, when executed and delivered by the Obligor(s) that are party thereto, is a legal, valid and binding obligation of such Person, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by (a) bankruptcy, insolvency moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.
9.1.4Capital Structure. Schedule 9.1.4 shows as of the Closing Date for each of Borrower and each Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests and holders of its Equity Interests and identifies as of the Closing Date each applicable Subsidiary as a “Guarantor”, a “Restricted Subsidiary”, an “Unrestricted Subsidiary” and/or a “Material Subsidiary”. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no

Borrower or Restricted Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each of Borrower and each Restricted Subsidiary has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien and such other Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, calls, agreements to issue or sell, convertible interests, phantom rights, powers of attorney or other agreements or commitments of any nature relating to Equity Interests of Borrower or any Restricted Subsidiary, except as set forth on Schedule 9.1.4.
9.1.5Title to Properties; Priority of Liens. (a) This Section 9.1.5(a) pertains to all Property of Borrower and its Restricted Subsidiaries, other than Real Property (which is specifically addressed below in Section 9.1.5(b)).
(i)Borrower and the Restricted Subsidiaries have good and valid title to all Property (other than Real Property), including all Property (other than Real Property) reflected in any financial statements delivered to Agent or Lenders, subject solely to Permitted Liens and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Borrower and the Restricted Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Borrower or any Restricted Subsidiary that is necessary to conduct their business as it is now conducted.
(ii)Borrower and the Restricted Subsidiaries have complied with all obligations under all leases to which it is a party, except where the failure to comply could not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Borrower and each Restricted Subsidiary enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)This Section 9.1.5(b) pertains to the Real Property of Borrower and its Restricted Subsidiaries.
(i)Schedule 9.1.5(b) lists completely and correctly as of the Closing Date the Real Property that was subject to a Mortgage (as defined in the Prior Credit Agreement) immediately prior to the Closing Date to secure the Obligations under and as defined in the Prior Credit Agreement on which Gathering Stations are located as of the Closing Date.
(ii)Except as set forth on Schedule 9.1.5(d), all Gathering Systems (including all Gathering System Real Property constituting Mortgaged Property) owned, held or leased by any of Borrower or any Subsidiary Guarantor are free and clear of all Liens other than Permitted Real Property Liens.
(iii)The Pipeline Systems are covered by fee deeds, rights of way, easements, leases, servitudes, permits, licenses, or other instruments (collectively, “Rights of Way”) in favor of Borrower, the applicable Subsidiary Guarantors or applicable Restricted Subsidiaries, recorded or filed, as applicable and if and to the extent required in accordance with Applicable Law to be so recorded or filed, in the official real property records of the county where the Real Property covered thereby is located or with the office of the applicable Railroad Commission or the applicable Department of Transportation or other Governmental Authority, except where the failure of the Pipeline Systems to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Subject to Permitted Real Property Liens and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the Rights of Way granted to Borrower, any Subsidiary Guarantor or any Restricted Subsidiary that cover any Pipeline Systems establish a continuous right of way for such Pipeline Systems such that Borrower, the applicable Subsidiary Guarantors or applicable Restricted Subsidiaries are able to construct, operate, and maintain the Pipeline Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
(iv)Subject to Permitted Real Property Liens and except as set forth in Schedule 9.1.5(d), the Gathering Stations are covered by fee deeds, real property leases, or other instruments (collectively “Deeds”) in favor of Borrower and the Subsidiary Guarantors, except to the extent of Gathering Stations on Gathering Station Real Property that is not Material Gathering Station Real Property. Subject to Permitted Real Property Liens and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the Deeds do not contain any restrictions that would prevent Borrower and the Subsidiary Guarantors from constructing, operating and maintaining the Gathering Stations in, over, under, and across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
(v)There is no (A) breach or event of default on the part of Borrower, any Subsidiary Guarantor or any Restricted Subsidiary with respect to any Right of Way or Deed granted to Borrower, any other Obligor or any Restricted Subsidiary that covers any portion of the Gathering System, (B) to the knowledge of Borrower or any of the Subsidiary Guarantors, breach or event of default on the part of any other party to any Right of Way or Deed granted to Borrower, any Subsidiary Guarantor or any Restricted Subsidiary that covers any portion of the Gathering System, and (C) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of Borrower, any Subsidiary Guarantor or any Restricted Subsidiary with respect to any Right of Way or Deed granted to Borrower, any Subsidiary Guarantor or any Restricted Subsidiary that covers any portion of the Gathering System or, to the knowledge of the Borrower or any of the Subsidiary Guarantors, on the part of any other party thereto, in the case of clauses (A), (B) and (C) above, to the extent any such breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Rights of Way and Deeds granted to Borrower, any Subsidiary Guarantor or any Restricted Subsidiary that cover any portion of the Gathering System (to the extent applicable) are in full force and effect in all respects and are valid and enforceable against Borrower, the applicable Subsidiary Guarantor or the applicable Restricted Subsidiary party thereto in accordance with the terms of such Right of Way and Deeds (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by Borrower or the other Obligors, as applicable, have been duly paid in accordance with the terms of the Deeds and Rights of Way except, in each case, to the extent that a failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(vi)The Pipeline Systems are located within the confines of the Rights of Way granted to Borrower, any Subsidiary Guarantor or any Restricted Subsidiary and do not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment would not reasonably be expected to have a Material Adverse Effect. The

Gathering Stations are located within the boundaries of the property affected by the Deeds, leases or other instruments to Borrower, the Subsidiary Guarantors or any Restricted Subsidiaries and do not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment would not reasonably be expected to have a Material Adverse Effect. The buildings and improvements owned or leased by Borrower, the Subsidiary Guarantors or any Restricted Subsidiary, and the operation and maintenance thereof, do not (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any Applicable Law, except to the extent the contravention or violation of which would not reasonably be expected to have a Material Adverse Effect.
(vii)The Properties used or to be used in Borrower’s and its Restricted Subsidiaries’ Midstream Activities are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure would not reasonably be expected to have a Material Adverse Effect. Neither the Properties of Borrower nor any Restricted Subsidiary has been affected, since December 31, 2020, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Real Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy that would reasonably be expected to have a Material Adverse Effect.
(viii)No eminent domain proceeding or taking has been commenced or, to the knowledge of Borrower or its Restricted Subsidiaries, is contemplated with respect to all or any portion of the Mortgaged Property or portion of the Gathering System, except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(ix)Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building or Manufactured (Mobile) Home owned by Borrower or any Subsidiary Guarantor included in the Collateral and no Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage or other Security Document; provided, that Borrower and Subsidiary Guarantors shall not, and shall not permit any of their respective Restricted Subsidiaries to, permit to exist any Lien (other than Permitted Liens) on any Building or Manufactured (Mobile) Home.
(x)Neither Borrower nor any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as set forth on Schedule 9.1.5(d) or permitted under Section 10.2.2 or Section 10.2.6.
(xi)The Mortgages executed and delivered on or after the Closing Date pursuant to Section 10.1.9, Section 10.1.13 or otherwise shall be effective to create in favor of Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest on all of Borrower’s and the Subsidiary Guarantors’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper Real Property filing or recording offices, Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of Borrower and the Subsidiary Guarantors in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Real Property Liens.

9.1.6Accounts. Agent may rely, in determining which Accounts are Eligible Accounts or Eligible Unbilled Accounts, on all statements and representations made by Obligors with respect thereto. Each of Borrower and each Subsidiary Guarantor warrant, with respect to each Account shown as an Eligible Account or Eligible Unbilled Account in a Borrowing Base Report, that:
(a)it is genuine and in all respects what it purports to be;
(b)it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)it is for a sum certain, maturing as stated in the applicable invoice (except in the case of Eligible Unbilled Accounts), a copy of which has been furnished or is available to Agent on request;
(d)it is not subject to any offset, Lien (other than Agent’s Lien and the Liens in favor of the noteholders under the Senior Secured Notes permitted by Sections 10.2.2(b) and 10.2.2(j), respectively), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;
(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;
(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(g)to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.7Financial Statements. There has heretofore been furnished to the Lenders the following (and the following representations and warranties are made with respect thereto):
(a)the audited balance sheet as of December 31, 2020 and the related audited statements of operations and retained earnings, comprehensive income and cash flows of the MLP Entity for the year ended December 31, 2020, which were prepared in accordance with GAAP applied not only during such periods but also as compared to the periods covered by the financial statements referred to in paragraph (b) of this Section 9.1.7 (except as may be indicated in the notes thereto) and fairly present the financial position of the MLP Entity as of the dates thereof and its consolidated results of operations and cash flows for the period then ended; and
(b)the pro forma consolidated balance sheet of the MLP Entity as of March 31, 2021, prepared giving effect to the Transactions as if the Transactions had occurred on such date, which such balance sheet (i) was prepared in good faith based on assumptions that are believed by the MLP Entity to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the MLP Entity as of March 31, 2021, as if the Transactions had occurred on such date.
9.1.8Taxes. Except as set forth on Schedule 9.1.8, each of Borrower and each Restricted Subsidiary (i) has timely filed or caused to be timely filed all federal, state and local Tax returns and other reports that it is required by Applicable Law to file and each such Tax return is complete and accurate in all respects, and (ii) has timely paid or caused to be timely paid all Taxes imposed upon it, its income and its Properties that are due and payable and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, to the extent being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where the failure to comply would not reasonably be expected to cause a Material Adverse Effect. Borrower knows of no pending investigation of Borrower or any Restricted Subsidiary by any taxing authority or any pending but unassessed material Tax liability of Borrower or any Restricted Subsidiary (other than any Taxes incurred in the ordinary course of business).
9.1.9Governmental Approvals. Each of Borrower and each Restricted Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary (a) for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) to own, lease and operate its Properties except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower and Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Governmental Approval is or will be required in connection with the Transactions except for (i) the filing of UCC financing statements, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (iii) recordation of the Mortgages and (iv) such Governmental Approvals (A) that have been made or obtained and are in full force and effect, (B) as are listed on Schedule 9.1.9 or (C) the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.
9.1.10Compliance with Laws. Excluding consideration of Environmental Laws, which are separately addressed in Section 9.1.12, and ERISA, which is separately addressed in Section 9.1.16, Borrower and each Restricted Subsidiary has duly complied, and its Properties and business operations are in compliance, with all Applicable Law (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to Borrower or any Restricted Subsidiary under any Applicable Law that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Inventory has been produced in violation of the FLSA, except as could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary is subject to regulation “as a natural-gas company” under the Natural Gas Act. None of the Lenders, Agent and arrangers, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become: (i) a “natural-gas company” or subject to regulation under the Natural Gas Act or (ii) subject to regulation under the laws of any state with respect to public utilities.

9.1.11Intellectual Property. Each of Borrower and each Restricted Subsidiary owns or has the lawful right to use all Intellectual Property reasonably necessary for the present conduct of its business, without any known conflict with any rights of others and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to Borrower’s or any Restricted Subsidiary’s knowledge, threatened Intellectual Property Claim with respect to Borrower, any Restricted Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, as of the Closing Date none of Borrower or any Restricted Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Borrower or any Restricted Subsidiary as of the Closing Date is shown on Schedule 9.1.11.
9.1.12Compliance with Environmental Laws. Except as set forth on Schedule 9.1.12 or for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no Environmental Claim or penalty has been received or incurred by Borrower or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of Borrower or any Restricted Subsidiary, threatened against Borrower or any of its Restricted Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to Borrower or any of its Restricted Subsidiaries, (ii) each of Borrower and each of its Restricted Subsidiaries has obtained, and maintains in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of its businesses and operations as currently conducted, including for the construction of all pipelines and facilities, (iii) each of Borrower and each of its Restricted Subsidiaries is and has been in compliance with all applicable Environmental Laws, including the terms and conditions of permits, registrations and licenses required under applicable Environmental Laws, (iv) none of Borrower or any of its Restricted Subsidiaries is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (v) there has been no Release or threatened Release of Hazardous Materials at any property currently or, to the knowledge of any of Borrower or any of its Restricted Subsidiaries, formerly owned, operated or leased by Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any liability of Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against Borrower or any of its Restricted Subsidiaries, and no Hazardous Material has been generated, owned or controlled by Borrower or any of its Restricted Subsidiaries and transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any liability of Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against Borrower or any of its Subsidiaries, (vi) none of Borrower or any of its Restricted Subsidiaries has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims, and (vii) there are not currently and there have not been any underground storage tanks owned or operated by Borrower or any of its Restricted Subsidiaries or, to the knowledge of any of Borrower and each Restricted Subsidiary, present or located on Borrower’s or any such Restricted Subsidiaries’ Real Property. Borrower and each of its Restricted Subsidiaries have made available to the Agent prior to the date hereof all environmental audits, assessment reports and other material environmental documents in its possession or control with respect to the operations of, or any Real Property owned, operated or leased by, Borrower and its Restricted Subsidiaries, other than such audits, assessment reports and other environmental documents not containing information that would reasonably be expected to result in any material Environmental Claims or liability to Borrower and its Restricted Subsidiaries, taken as a whole. Representations and warranties of Borrower or any of its Restricted Subsidiaries with respect to environmental matters are limited to those in this Section 9.1.12 unless expressly stated.
9.1.13Material Contracts. Other than as set forth on Schedule 9.1.13, as of the Closing
Date there are no Material Contracts. Each Material Contract, including each Gathering Agreement, is in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. None of Borrower or any Restricted Subsidiary is in default, and, to the knowledge of Borrower, no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money, in each case, except for any such default, event of circumstance that would not reasonably be expected to result in a Material Adverse Effect. There is no basis upon which any party (other than Borrower or its Restricted Subsidiaries) could terminate a Material Contract prior to its scheduled termination date, except for any such termination that would not reasonably be expected to result in a Material Adverse Effect.

9.1.14Litigation. Except as set forth on Schedule 9.1.14, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of Borrower, threatened against or affecting, Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (a) as of the Closing Date, that involve any Loan Document or the Transactions or (b) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the performance of any Loan Document or the Transactions. Except as shown on such Schedule 9.1.14 as of the Closing Date, none of Borrower or any Restricted Subsidiary has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim reasonably estimated to be less than $5,000,000). To Borrower’s knowledge, there are no outstanding judgments against the Borrower or any Restricted Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
9.1.15No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.
9.1.16ERISA.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of and has been administered in compliance with all applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan of Borrower, and each Subsidiary of Borrower and the ERISA Affiliates equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.
(b)Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any foreign pension schemes sponsored or maintained by Borrower and each of its Subsidiaries or to which Borrower or any of its Subsidiaries may have any liability are maintained in accordance with the requirements of applicable foreign law and the value of the assets of each such foreign pension scheme equals or exceeds the present value of all benefit liabilities under each such foreign pension scheme.

9.1.17Labor Matters. There are no strikes pending or threatened against Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Borrower and its Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from Borrower or any of its Restricted Subsidiaries or for which any claim may be made against Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower or such Restricted Subsidiary to the extent required by GAAP. Consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Restricted Subsidiaries (or any predecessor) is a party or by which Borrower or any of its Restricted Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and its Restricted Subsidiaries, taken as a whole.
9.1.18Solvency.  Immediately after giving effect to the Transactions, (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
(b)Borrower does not intend to, and does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Restricted Subsidiaries and the timing and amounts of cash to be payable on or in respect of its Debt or the Debt of any such Restricted Subsidiaries.
9.1.19[reserved].
9.1.20Investment Company Act. None of Borrower or any Restricted Subsidiary is an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.
9.1.21Margin Stock. None of Borrower or any Restricted Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board of Governors, including by Regulations T, U or X of the Federal Reserve Board of Governors.
9.1.22OFAC; Anti-Corruption Laws. None of Borrower nor any of its Subsidiaries, nor to the knowledge of Borrower, any director, officer, agent, employee, affiliate or representative of

Borrower or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA. None of (i) Borrower, its Subsidiaries or any of their respective Subsidiaries or, to the knowledge of Borrower or its Subsidiaries, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower or its Subsidiaries, any agent or Affiliate of the Borrower or any of its Subsidiaries which agent or Affiliate will act in any capacity in connection with or benefit from the credit facility established hereby, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Neither Borrower nor any Restricted Subsidiary nor, to Borrower’s knowledge, any Affiliate of the foregoing is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Patriot Act.
9.1.23Insurance. Schedule 9.1.23 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Borrower and the Restricted Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect. Borrower believes that the insurance maintained by or on behalf of it and the Restricted Subsidiaries is adequate.
9.1.24Status as Senior Debt; Perfection of Security Interests. The Obligations shall rank at least pari passu in payment with any other senior Debt or securities of Borrower and each Subsidiary Guarantor and shall constitute senior indebtedness of Borrower and each Subsidiary Guarantor under and as defined in any documentation documenting any junior indebtedness of Borrower and each Subsidiary Guarantor. Each Security Document delivered pursuant to Sections 6.1, 8.4, 10.1.9 and 10.1.13 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the certificated Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Subsidiary Guarantor in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations. In each case of the security interests in favor of Agent, for the benefit of the Secured Parties, described in the preceding sentences, such security interests are prior and superior in right to any other Person, subject, in the case of Pledged Collateral, to Liens that have priority by operation of law; in the case of Mortgaged Property, to Permitted Real Property Liens; and in the case of other Collateral (except Pledged Collateral and Mortgaged Property), to Liens permitted by Section 10.2.2.

9.1.25Use of Proceeds. Borrower will use the proceeds of the Loans and Letters of Credit in accordance with Section 2.1.3.
9.2Complete Disclosure.  All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning any one or more of Borrower, its Restricted Subsidiaries, the Transactions or any other transactions contemplated hereby, included in Borrower’s Presentation or otherwise, prepared by or on behalf of Borrower or any of its Affiliates in connection with this Agreement, any other Loan Document or any transaction contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Agent, arrangers, each Issuing Bank or the Lenders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
(b)(i) The Projections prepared by or on behalf of Borrower or any of its representatives and that have been made available to Agent, arranger, Issuing Bank or Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby (A) have been prepared in good faith based upon assumptions believed by Borrower to be reasonable as of the Closing Date, and (B) as of the Closing Date, have not been modified in any material respect by Borrower. (ii) Any other projections prepared by or on behalf of Borrower or any of its representatives and that will be made available to any Agent, arrangers, Issuing Bank or Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby shall be prepared in good faith based upon assumptions believed by Borrower to be reasonable as of the date thereof, as of the date such projections were furnished to the Agent, arrangers, Issuing Banks or Lenders. Without limiting this Section 9.2(b), the parties hereto agree and acknowledge that the assumptions reflected in the Projections and projections described in this Section 9.2(b) may or may not prove to be correct.
Section 10.COVENANTS AND CONTINUING AGREEMENTS
10.1Affirmative Covenants. Until Full Payment of the Obligations, Borrower shall, and shall cause each Restricted Subsidiary (and, to the extent expressly set forth below, other applicable Subsidiaries) to:
10.1.1Inspections; Appraisals.
(a)Permit Agent from time to time, subject to reasonable notice (unless an Event of Default exists) and normal business hours, to visit and inspect the Properties of Borrower or any Restricted Subsidiary, inspect, audit and make extracts from Borrower’s or any Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants (provided that representatives of the Borrower shall be permitted to be present at any discussion with the independent accountants) Borrower’s or any Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection or report with any Obligor. Upon Borrower’s reasonable request, Agent shall provide Borrower with the results of any appraisals it obtains pursuant to Section 10.1.1(b) in respect of Borrower’s or any Subsidiary Guarantor’s properties or assets subject to Agent’s right to redact portions of such appraisals in its Permitted Discretion. Each of Borrower and each Subsidiary Guarantor acknowledges that all inspections, appraisals and reports are prepared by or on behalf of Agent and Lenders for their purposes, and Borrower and Subsidiary Guarantors shall not be entitled to rely upon them. Borrower and its Restricted Subsidiaries may place reasonable limits on access to information, the disclosure of which is subject to attorney-client or attorney work product privileges and neither Borrower nor any Restricted Subsidiary shall be required to disclose any trade secrets. Notwithstanding the foregoing, appraisals and field examinations shall be governed solely by Section 10.1.1(b).
(b)Reimburse Agent for all its charges, costs and expenses in connection with, and permit Agent to conduct, (i) examinations of Borrower’s and its Restricted Subsidiaries’ books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per calendar year; and (ii) appraisals of Equipment and Real Property, up to one time per calendar year; provided, that if (1) Availability for more than five (5) consecutive Business Days is less than the

Additional Examination Threshold Amount, Borrower shall reimburse Agent for all charges, costs and expenses associated with up to two examinations and two appraisals in such year provided that, if Availability is less than the Additional Examination Threshold Amount but greater than or equal to 15% of the aggregate Commitments then in effect, then the determination of whether to perform the second examination and the second appraisal shall be in Agent’s sole discretion (it being understood that, in such case, Agent shall not request any such second examination or second appraisal prior to the six-month anniversary of the Closing Date) and (2) an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrower without regard to such limits. Borrower shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Business Acquisition or otherwise outside the ordinary course of business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.
10.1.2Financial and Other Information. Furnish to Agent (which will promptly furnish such information to Lenders):
(a)within 120 days after the end of each Fiscal Year, the MLP Entity’s Form 10-K in respect of such Fiscal Year, as filed with the SEC, or, if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than Borrower, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of (i) Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) the Ohio Joint Ventures, in each case, as of the close of such Fiscal Year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior Fiscal Year, all audited by independent accountants of recognized national standing reasonably acceptable to Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable.
(b)within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the MLP Entity’s Form 10-Q in respect of such Fiscal Quarter, as filed with the SEC, or, if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than Borrower, an unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial position of (i) Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) the Ohio Joint Ventures, in each case, as of the close of such Fiscal Quarter and the consolidated results of its operations during such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all certified by a Financial Officer, on behalf of Borrower, to the best of Borrower’s knowledge, as fairly presenting, in all material respects, the financial position and results of operations of Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable (in each case, subject to normal year-end audit adjustments and the absence of footnotes);
(c)concurrently with delivery of financial statements under clauses (a) and (b) above, a certificate of a Senior Officer of Borrower (A) certifying (in the case of such certificate delivered concurrently with the delivery of financial statements under clause (b) above, to the best of Borrower’s knowledge) that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to Agent;
(d)promptly after the same have been filed, notice that all periodic and other available reports, proxy statements and other materials have been filed by the MLP Entity (with respect to Borrower or any Restricted Subsidiary), Borrower or any Restricted Subsidiary with the SEC, or distributed to its public stockholders generally, if and as applicable;
(e)(i) concurrently with the delivery of financial statements under Section 10.1.2(a) or (ii) upon the consummation of (A) any Permitted Business Acquisition, (B) any Investment in a joint venture (including an Ohio Joint Venture or the Double E Joint Venture) permitted by Section 10.2.5, (C) the acquisition of any Restricted Subsidiaries or any Person becoming a Restricted Subsidiary and (D) any other Investment (to the extent that such Investment would result in a change to the Perfection Certificate), in the case of each of the foregoing clauses (ii)(A), (ii)(B), (ii)(C) and (ii)(D), if the aggregate consideration for such transaction exceeds $25,000,000, an updated Perfection Certificate reflecting all changes since the date of the information most recently received regarding such entity, pursuant to Section 6.1(b) or this paragraph (e);
(f)promptly, a copy of all reports submitted to the board of directors or equivalent governing body (or any committee thereof) of the General Partner, Borrower or any Restricted Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Borrower or any Restricted Subsidiary;
(g)promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case Agent may reasonably request (for itself or on behalf of any Lender);
(h)promptly upon request by Agent, copies of: (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service or other Governmental Authority with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as Agent shall reasonably request;
(i)no later than 60 days following the first day of each Fiscal Year of Borrower, a copy of the annual budget for such Fiscal Year, in form and substance reasonably satisfactory to Agent;
(j)promptly, and in any event within five Business Days of Borrower obtaining knowledge of (i) any loss, destruction, casualty or other insured damage to or (ii) any taking under power of eminent domain or by condemnation or similar proceeding of any Property of Borrower or any Restricted Subsidiary, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, Borrower shall notify the Agent, providing reasonable details of such occurrence;
(k)promptly, and in any event within thirty days of Borrower or any Subsidiary Guarantor executing any Material Contract (other than a Material Contract existing on the Closing Date) and any material amendment, supplement or other modification to any other Material Contract, copies of such new Material Contract, amendment, supplement or other modification (it being understood that this clause (k) in no way expands or otherwise modifies the limitation set forth in Section 10.2.10 with respect to amendments and other modifications to Gathering Agreements or other Material Contracts);
(l)concurrently with the delivery of the financial statements under Section 10.1.2(a), a certificate executed by a Senior Officer of Borrower certifying that as of December 31 of the preceding calendar year not less than a substantial majority (as mutually agreed by Borrower and the Agent each acting reasonably and in good faith) of the value (including the net book value of improvements owned by Borrower or any Subsidiary Guarantor and located thereon or thereunder) of the Gathering System Real Property is subject to the Lien of the Mortgage;
(m)at any time that any of the consolidated Subsidiaries of Borrower are not consolidated Restricted Subsidiaries, concurrently with the delivery of the financial statements under Section 10.1.2(a) and Section 10.1.2(b), either (i) a certificate setting forth consolidating information that summarizes in reasonable detail the differences between the information that relating to Borrower and its consolidated Restricted Subsidiaries, on the one hand, and all consolidated Unrestricted Subsidiaries, on the other hand, which consolidating information shall be certified by a Financial Officer of the Borrower as having been fairly presented in all material respects or (ii) standalone financial statements for such Unrestricted Subsidiaries (whether individually for each Unrestricted Subsidiary or consolidated for groups of Unrestricted Subsidiaries, as applicable); and
(n)at Agent’s reasonable request, a listing of each of Borrower’s and each Subsidiary Guarantor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent.
Documents required to be delivered pursuant to Section 10.1.2(k) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the earlier of (i) the date on which the MLP Entity posts such documents, or provides a link thereto on the MLP Entity’s website on the Internet or at http://www.sec.gov or (ii) the date on which such documents are posted on the MLP Entity’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (A) the MLP Entity shall deliver electronic or paper copies of such documents to Agent if requested and (B) the MLP Entity shall notify (which may be by facsimile or electronic mail) Agent of the posting of any such documents and provide to Agent electronic versions (i.e., soft copies) of such documents. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event Agent shall have no responsibility to monitor compliance by the MLP Entity with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
10.1.3Notices. Furnish to Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Senior Officer of Borrower or any Restricted Subsidiary obtains knowledge thereof:
(a)any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Borrower or any Restricted Subsidiary, with respect to which there is a reasonable probability of adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)any other development specific to Borrower or any Restricted Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and
(d)the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.
10.1.4Landlord and Storage Agreements. Upon Agent’s request, and subject to any applicable confidentiality restrictions, (i) provide Agent with copies of all existing agreements, and (ii) promptly after execution thereof provide Agent with copies of all future agreements, in the case of each of clauses (i) and (ii), between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material Collateral that is included in the Borrowing Base may be kept or that otherwise may possess or handle any material Collateral that is included in the Borrowing Base.

10.1.5Compliance with Laws.
(a)Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, whether now in effect or hereafter enacted, except, other than with respect to Sanctions, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 10.1.5(a) shall not apply to Environmental Laws, which are the subject of Section 10.1.5(b), or to laws related to Taxes, which are the subject of Section 10.1.6.
(b)Comply, cause all of the Restricted Subsidiaries to comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 10.1.5(b), to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
10.1.6Taxes; Payment of Obligations; Material Contracts.  Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than with respect to Liens permitted pursuant to Section 10.2.2), unless such Tax, assessment, charge, levy or claim is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.
(b)    With respect to payment obligations in any contract or agreement, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature that by law have become or might become a Lien (other than with respect to Liens permitted pursuant to Section 10.2.2) imposed upon it or upon its Properties, unless such obligations are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.
(c)    (i) Perform and observe in all of the covenants and agreements (other than covenants or agreements to pay covered in Section 10.1.6(b)) contained in each Material Contract to which Borrower or a Subsidiary Guarantor is a party that are provided to be performed and observed on the part of the Borrower or such Subsidiary Guarantor (taking into account any grace period); and (ii) diligently and in good faith enforce, using appropriate procedures and proceedings, all of such Person’s rights and remedies under (including taking all diligent actions required to collect amounts owed to such Person by any other parties thereunder) each Material Contract, except, in the case of clauses (i) and (ii), where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
10.1.7Insurance.  Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.
(b)Cause all such property and casualty insurance policies with respect to the Mortgaged Properties and personal property located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to Agent, which endorsement shall name Agent as loss payee (on behalf of itself, Agent, each Issuing Bank and the Lenders) and provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Borrower or a Restricted Subsidiary under such policies directly to Agent; cause all such policies to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as Agent may reasonably (in light of a Default that is continuing or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than thirty days’ prior written notice thereof by the insurer to Agent (or ten days’ written notice in the event of nonpayment of premiums); and deliver to Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent), or insurance certificate with respect thereto, together with evidence reasonably satisfactory to Agent of payment of the premium therefor. While no Event of Default exists, Borrower and Subsidiary Guarantors may settle, adjust or compromise any insurance claim, provided that the proceeds are required to be delivered to Agent solely to the extent constituting Net Proceeds that are required to be repaid pursuant to Section 5.2(b). If an Event of Default exists, Agent may notify Borrower that only Agent may settle, adjust and compromise such claims during the continuance of such Event of Default; until Borrower receives such notice from Agent, Borrower and Subsidiary Guarantors may continue to settle, adjust and compromise such claims.

(c)With respect to each Mortgaged Property and any personal property of Borrower or any Subsidiary Guarantor located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming Agent as an additional insured, on forms reasonably satisfactory to Agent.

(d)Notify Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 10.1.7 is taken out by Borrower or any Restricted Subsidiary; and promptly deliver to Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.
(e)In connection with the covenants set forth in this Section 10.1.7, it is understood and agreed that:
(i)none of Agent, the Lenders, the Issuing Bank or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 10.1.7, it being understood that (A) Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against Agent, the Lenders, any Issuing Bank and their agents and employees; and
(ii)the designation of any form, type or amount of insurance coverage by Agent or the Lenders under this Section 10.1.7 shall in no event be deemed a representation, warranty or advice by Agent or the Lenders that such insurance is adequate for the purposes of the business of Borrower or any Restricted Subsidiary or the protection of their properties.
10.1.8Existence, Maintenance of Licenses, Property.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except (i) as otherwise expressly permitted under Section 10.2.6 and (ii) for the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiary exceed estimated liabilities and are acquired in their entirety by Borrower or a Wholly Owned Subsidiary of Borrower in such liquidation or dissolution; provided, that all of the assets of liquidating or dissolving Subsidiary Guarantors must be acquired by Borrower or another Subsidiary Guarantor.
(b)Do or cause to be done all things necessary to (i) in Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations and Licenses necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
10.1.9Further Assurances; Additional Subsidiary Guarantors and Collateral.  Execute and deliver (i) any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, transmitting utility filings, Mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be appropriate, or that otherwise may be reasonably requested by Agent, to cause the requirements set forth in this Section 10.1.9 to be and remain satisfied, all at the expense of the Obligors, and provide to Agent, from time to time upon reasonable request, evidence reasonably satisfactory to Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents and (ii) all such other documents, agreements and instruments reasonably requested by Agent to cure any defects in, or otherwise give effect to, the Loan Documents and the Transactions contemplated hereby.
(b)Subject to Section 10.1.13, each of Borrower and each Subsidiary Guarantor will at all times (subject to any applicable time periods set forth in this Section 10.1.9) cause (A) substantially all of its tangible and intangible personal Property (other than Excluded Assets), including (1) all Equity Interests it directly holds or owns in (x) each Obligor (other than the MLP Entity) and (y) each Ohio Joint Venture and the Double E Joint Venture and (2) in accordance with Section 8.4, its Deposit Accounts, Commodity Accounts and Securities Accounts (other than Excluded Accounts) and (B) the Material Gathering Station Real Property to, in each case, be subject to a first priority perfected Lien (subject to, in the case of the foregoing clauses (A)(1) and (A)(2), Permitted Liens and, in the case of the foregoing clause (B), Permitted Real Property Liens) pursuant to the Security Documents, excluding Excluded Assets.
(c)Without limiting the foregoing:
(i)within sixty (60) days (or such longer period of time as Agent may consent to in writing in its sole discretion) after the latest to occur of (A) the date of the acquisition of any Material Gathering Station Real Property (including by means of any existing Gathering Station Real Property becoming Material Gathering Station Real Property) and (B) the date such Material Gathering Station Real Property is placed into service, Borrower and the applicable Subsidiary Guarantors, as applicable, shall deliver to Agent (1) one or more Mortgages duly authorized, executed and notarized (with sufficient counterparts thereof to file an original in each applicable jurisdiction), in form for recording in the recording office of each jurisdiction where such Material Gathering Station Real Property to be encumbered thereby is situated, in favor of Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of Agent) to create a Lien under applicable law, which Mortgage(s) and other instruments shall be effective to create and/or maintain a first priority Lien (subject to Permitted Real Property Liens) on such Material Gathering Station Real Property, subject to no Liens other than Permitted Real Property Liens applicable to such Material Gathering Station Real Property and (2) the Related Real Property Documents in accordance with the deadlines set forth therein with respect to all such Material Gathering Station Real Property.
(ii)Not later than (A) 90 days following the Closing Date (or such longer period of time as Agent may consent to in writing in its sole discretion) and, thereafter (B) the date of delivery of the financial statements under Section 10.1.2(a) each year (or such longer period of time as Agent may consent to in writing in its sole discretion), each of Borrower and each Subsidiary Guarantor shall cause not less than a substantial majority (as mutually agreed by Borrower and Agent each acting reasonably and in good faith) of the value (including the net book value of improvements owned by Borrower or any Subsidiary Guarantor and located thereon or thereunder) of the Gathering System Real Property as of the Closing Date or December 31 of the preceding calendar year, as applicable, to be subject to a Mortgage by delivering to Agent (1) one or more Mortgages duly authorized, executed and notarized (with sufficient counterparts thereof to file an original in each applicable jurisdiction), in form for recording in the recording office of each jurisdiction where such Gathering System Real Property to be encumbered thereby is situated, in favor of Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of Agent) to create a Lien under Applicable Law, which Mortgage(s) and other instruments shall be effective to create and/or maintain a first priority Lien (subject to Permitted Real Property Liens) on such Gathering System Real Property (other than any

Excluded Assets), subject to no Liens other than Permitted Real Property Liens applicable to such Gathering System Real Property and (2) the Related Real Property Documents in accordance with the deadlines set forth therein with respect to all such Gathering System Real Property.
(d)If any additional direct or indirect Material Subsidiary (pursuant to clause (a) of the definition of “Material Subsidiary”) of Borrower is formed, acquired or becomes a Material Subsidiary (pursuant to clause (a) of the definition of “Material Subsidiary”) after the Closing Date, then (except in the case of any such Subsidiary that is already a Subsidiary Guarantor) within five (5) Business Days (or such longer period of time as Agent may consent to in writing in its sole discretion) after the date of such formation, acquisition or becoming, notify Agent and the Lenders thereof and, within 60 days (or such longer period of time as Agent may consent to in writing in its sole discretion) after the date of such formation, acquisition or becoming, (i) cause such Material Subsidiary to execute and deliver to Agent a joinder to this Agreement and such other Security Documents (in proper form for filing, registration or recordation, as applicable) as are requested by Agent, and take such actions necessary or advisable to grant to Agent for the benefit of the Secured Parties a first priority, perfected Lien (subject to Permitted Liens or, in the case of Real Property, Permitted Real Property Liens) substantially all tangible and intangible personal Property of such Material Subsidiary, including all Equity Interests directly held or owned by such Material Subsidiary in (1) each Obligor (other than the MLP Entity) and (2) each Ohio Joint Venture and the Double E Joint Venture and (B) the Material Gathering Station Real Property owned by such Material Subsidiary and (ii) cause the owner of the Equity Interests in such Material Subsidiary to pledge such Equity Interests (including, without limitation, delivery of original certificates evidencing the Equity Interests, if any, of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof), (iii) cause such Material Subsidiary to obtain all consents and approvals required to be obtained by it in connection with the execution and delivery of each Security Document to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder, (iv) cause such Subsidiary to be in compliance with Section 8.4 and (v) cause such Subsidiary or other pledgor to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by Agent.
(e)If at any time, the total assets of all Restricted Subsidiaries (whether or not such Restricted Subsidiaries are Wholly Owned Subsidiaries of Borrower) that are not Subsidiary Guarantors exceed 10% of Consolidated Total Assets, Borrower shall, within five (5) Business Days (or such longer period of time as Agent may consent to in writing in its sole discretion), cause additional Restricted Subsidiaries to become Subsidiary Guarantors, as provided in clause (d) above, such that the total assets of all Restricted Subsidiaries that are not Subsidiary Guarantors no longer exceed 10% of Consolidated Total Assets.
(f)[reserved].
(g)Borrower, at its election, may from time to time after the Closing Date cause any of its Wholly Owned Subsidiaries to become Subsidiary Guarantors in accordance with the requirements of clause (d) above.
(h)In the case of any Obligor, furnish to Agent (i) prompt written notice of any change in such Obligor’s corporate or organization name or organizational identification number or other change that may have an effect on the “know your customer”, Patriot Act or Beneficial Ownership Regulation disclosures delivered in connection with this Agreement or any other Loan Document; (ii) prior written notice of any change in such Obligor’s identity or organizational structure; provided, that no Obligor shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties; (iii) promptly upon the request thereof, any change, to Borrower’s knowledge, in the information provided in the Beneficial Ownership Certification delivered to Agent or any Lender that would result in a change to the list of beneficial owners identified in such certification (or, if applicable, Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation), as from time to time reasonably requested by Agent or any Lender; and (iv) promptly upon reasonable request thereof, any information or documentation requested for purposes of complying with the Beneficial Ownership Regulation.
(i)With respect to each of the items identified in this Section 10.1.9 that are required to be delivered on a date after the Closing Date, Agent, in each case, may but shall not be obligated to (in its sole discretion without obtaining the consent of the Lenders) extend any such date.
Notwithstanding the foregoing provisions of this Section 10.1.9 or anything in this Agreement or any other Loan Document to the contrary, (i) Liens required to be granted from time to time pursuant to this Section 10.1.9 (A) shall be subject to exceptions and limitations set forth in the Security Documents and (B) shall not contravene Section 14.20, (ii) Pipeline Systems (and, for the avoidance of doubt, any Pipeline Systems Real Property) shall only be required to be subject to a Mortgage in accordance with the requirements of clause (c)(ii) above and Section 10.1.13, (iii) in no event shall any Obligor be required to take any action with respect to the perfection of security interests in motor vehicles (it being understood that compression units, whether or not skid-mounted, shall not be deemed to be motor vehicles) or other assets subject to a certificate of title other than Compression Units covered by a certificate of title and (iv) in no event shall the Collateral include any Excluded Assets. If Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any of the Properties described in this definition materially and substantially exceeds the value to the Secured Parties of obtaining such security interest, then the Obligors shall not be required to take such actions to the extent of such determination, provided, however that no such determination may be made by the Agent with respect to Properties described in clause (e) above.
10.1.10Maintaining Gathering System. (i) Except as set forth in Section 10.2.6 and subject to Permitted Real Property Liens, maintain or cause the maintenance of the interests and rights (1) with respect to the Pipeline Systems (and the related Rights of Way, easements or other Real Property) to the extent that, individually or in the aggregate, the failure to maintain or cause the maintenance of such interests and rights would not reasonably be expected to have a Material Adverse Effect and (2) in all material respects with respect to the Gathering Stations, (ii) subject to the Permitted Real Property Liens and consistent with industry standards, maintain the Pipeline Systems within the confines of the Rights of Way granted to the Borrower or the applicable Subsidiary Guarantor or Restricted Subsidiary with respect thereto without material encroachment upon any adjoining property and maintain the Gathering Stations within the boundaries of the Deeds and without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Borrower, the Subsidiary Guarantors or the Restricted Subsidiaries to inspect, operate, repair, and maintain the Gathering System in accordance with industry standards except to the extent that the failure to maintain or cause the maintenance of such interests and rights pursuant to this clause (iii), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or any Restricted Subsidiary may hire third parties to perform these functions, and (iv) maintain all agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 10.1.10 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to maintain any thereof or make any such payments, or any such default, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
10.1.11Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 2.1.3.
10.1.12Fiscal Year. Cause its fiscal year to end on December 31.
10.1.13Post-Closing Conditions. (i) Within 90 days following the Closing Date (or such longer period of time as Agent may consent to in writing in its sole discretion), Agent shall receive the following:
(a)Mortgages on the Closing Date Gathering Station Real Property and any other Material Gathering Station Real Property, in each case, to the extent constituting, as of the Closing Date, Material Gathering Station Real Property (but, for the avoidance of doubt, excluding any Excluded Assets), duly executed and acknowledged by the Borrower or the applicable Subsidiary Guarantor, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Agent; provided, that Borrower and the applicable Subsidiary Guarantors shall also use commercially reasonable efforts to mortgage within such post-closing period such other material Gathering Station Real Property of Borrower and the applicable Subsidiary Guarantors as of the Closing Date;
(b)Mortgages on the Closing Date Pipeline Systems Real Property (and, if necessary, any other Pipeline Systems Real Property) that, when taken together with the Material Gathering Station Real Property mortgaged pursuant to Section 10.1.13(a), constitute not less than a substantial majority (as mutually agreed by the Borrower and the Agent each acting reasonably and in good faith) of the value (including the net book value of improvements owned by Borrower or any Subsidiary Guarantor and located thereon or thereunder) of the Gathering System Real Property as of the Closing Date (but, for the avoidance of doubt, excluding any Excluded Assets), duly executed and acknowledged by the Borrower or the applicable Subsidiary Guarantor, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Agent; provided, that Borrower and the applicable Subsidiary Guarantors shall also use commercially reasonable efforts to mortgage within such post-closing period such other material Pipeline Systems Real Property of Borrower and the applicable Subsidiary Guarantors as of the Closing Date (other than, for the avoidance of doubt, to the extent that such Pipeline Systems Real Property (i) is associated with the DFW system located in the Barnett Shale or (ii) would be similarly administratively burdensome to mortgage, as determined by Borrower in good faith, unless otherwise instructed by Agent (in its reasonable discretion) in the case of clause (ii));
(c)Deposit Account Control Agreements on all Deposit Accounts (other than Excluded Accounts) of Borrower and Subsidiary Guarantors, including their Dominion Accounts;
(d)an updated version of Schedule 9.1.5(b), which shall be updated to also include all Material Gathering Station Real Property and any other Gathering Station Real Property (i) that is required to be mortgaged pursuant to Section 10.1.13(a), (ii) that has a net book value exceeding $2,500,000 or (iii) on which Equipment included in the Borrowing Base is located, which shall include the net book value (including the net book value of improvements owned by Borrower or by any Subsidiary Guarantor and located thereon or thereunder) of such property;

(e)an updated version of Schedule 9.1.5(c), which shall be updated to also include any other Pipeline Systems Real Property (i) that is required to be mortgaged pursuant to Section 10.1.13(b), (ii) that has a net book value exceeding $5,000,000 or (iii) on which Equipment included in the Borrowing Base is located, which shall include the net book value (including the net book value of improvements owned by Borrower or by any Subsidiary Guarantor and located thereon or thereunder) of such property;

(f)opinions of counsel and/or local counsel or such other special counsel to the Borrower and the Subsidiary Guarantors, as applicable, which opinions (i) shall be addressed to the Agent and each of the Lenders, (ii) shall cover the due authorization, execution, delivery and enforceability of each such Mortgage and Deposit Account Control Agreement and (iii) shall otherwise be in form and substance reasonably satisfactory to the Agent; and
(g)such other certificates, documents and information related to the deliverables in the foregoing clauses (a), (b) and (c) as are reasonably requested by the Lenders; and
(ii) On or prior to the 2022 Senior Notes Redemption Date, Agent shall receive a copy of the officer’s certificate delivered by the Borrower or an Affiliate thereof to the 2022 Senior Notes Trustee (and evidence of such delivery to the 2022 Senior Notes Trustee) directing the 2022 Senior Notes Trustee to Redeem the 2022 Senior Notes in full from the proceeds of the Senior Secured Notes on deposit with the 2022 Senior Notes Trustee on the 2022 Senior Notes Redemption Date.
10.2Negative Covenants. Until Full Payment of the Obligations, Borrower shall not, and shall cause each Restricted Subsidiary (and, to the extent expressly set forth below, other applicable Subsidiaries) not to:
10.2.1Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)Debt existing on the Closing Date and set forth on Schedule 10.2.1 and any Permitted Refinancing Debt incurred to Refinance such Debt (other than intercompany Debt Refinanced with Debt owed to a Person not affiliated with Borrower or any Restricted Subsidiary of Borrower);
(b)the Obligations arising under the Loan Documents;
(c)Debt of Borrower and the Restricted Subsidiaries pursuant to Secured Bank Product Obligations consisting of Swaps to the extent such Swaps are permitted under Section 10.2.7;
(d)Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or any Restricted Subsidiary of Borrower, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business; provided that upon the incurrence of Debt with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;
(e)unsecured Debt of Borrower or any Subsidiary Guarantor owing to any other Obligor (the “Subordinated Intercompany Debt”), provided, that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than an Obligor, and provided, further, that any such Debt for Borrowed Money shall be subordinated to the Obligations as and to the extent provided in Section 5.10.4;

(f)Debt in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Debt arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice, in each case, not in connection with Borrowed Money;
(g)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Debt (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (ii) such Debt in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(h)(i) Debt of a Restricted Subsidiary acquired after the Closing Date or a Person merged into, amalgamated or consolidated with Borrower or any Restricted Subsidiary after the Closing Date and Debt assumed in connection with the acquisition of assets after the Closing Date, which Debt in each case, exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Debt incurred to Refinance such Debt; provided, that (A) the aggregate principal amount of such Debt outstanding at any time (together with the aggregate amount of all other Debt outstanding pursuant to this paragraph (h) and paragraph (i) of this Section 10.2.1 and the Remaining Present Value of all outstanding leases permitted under Section 10.2.3), shall not exceed the greater of (1) $137,500,000 and (2) 5.5% of Consolidated Total Assets and (B) both immediately before and immediately after giving effect to the incurrence of any Debt pursuant to paragraph (h)(i) or (h)(ii) of this Section 10.2.1, the Total Net Leverage Ratio calculated on a Pro Forma Basis does not exceed 5.75:1.00;
(i)Capital Lease Obligations (including any Sale and Lease-Back Transaction that is permitted under Section 10.2.3) and Purchase Money Obligations to the extent that the aggregate total amount of all such Capital Lease Obligations and Purchase Money Obligations outstanding at any one time (together with all Debt outstanding pursuant to this paragraph (i) and paragraph (h) of this Section 10.2.1 and the Remaining Present Value of outstanding leases permitted under Section 10.2.3), shall not (i) exceed the greater of (A) $137,500,000 and (B) 5.5% of Consolidated Total Assets and (ii) both immediately before and immediately after giving effect to the incurrence of any Debt pursuant to this paragraph (i), cause the Total Net Leverage Ratio calculated on a Pro Forma Basis to exceed 5.75:1.00;

(j)other secured Debt of Borrower or any Subsidiary Guarantor in an aggregate principal amount at any time outstanding pursuant to this Section 10.2.1(j) not to exceed the greater of (i) $50,000,000 and (ii) 2.0% of Consolidated Total Assets; provided, that (A) both immediately before and immediately after giving effect to the incurrence of any such Debt, the Total Net Leverage Ratio calculated on a Pro Forma Basis does not exceed 5.75:1.00, (B) the Debt hereunder shall rank at least pari passu in payment with such other Debt, (C) on or prior to the incurrence or creation of such other Debt, the agent and lenders under such facility shall have entered into intercreditor and/or subordination agreements on terms and conditions acceptable to Agent and (D) such other Debt shall not provide for a final maturity date, scheduled amortization or any other scheduled prepayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (provided, that the terms of such Debt may (1) require the payment of interest from time to time and (2) include customary mandatory redemptions, prepayments or offers to purchase with proceeds of asset sales or upon the occurrence of a change of control, in each case, subject to the applicable intercreditor and/or subordination agreement);

(k)Guarantees (i) by Borrower or any Subsidiary Guarantor of any Debt of Borrower or any Subsidiary Guarantor expressly permitted to be incurred under this Agreement, (ii) by Borrower or any Restricted Subsidiary of Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor to the extent permitted by Section 10.2.5, and (iii) by any Restricted Subsidiary that is not a Subsidiary Guarantor of Debt of another Restricted Subsidiary that is not a Subsidiary Guarantor; provided, that Guarantees under clause (ii) of this Section 10.2.1(k) and any other Guarantees by Borrower or any Subsidiary Guarantor under this Section 10.2.1(k) of any other Debt of a Person that is subordinated to other Debt of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt and, with respect to Guarantees under clause (ii) of this Section 10.2.1(k), shall be unsecured;
(l)Debt arising from agreements of Borrower or any Restricted Subsidiary of Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted under Section 10.2.6, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(m)Debt consisting of (i) Permitted Junior Debt; provided that, with respect to Permitted Secured Junior Debt, (A) the aggregate principal amount of all Permitted Secured Junior Debt at any time outstanding shall not exceed $850,000,000, (B) to the extent that 2022 Senior Notes are outstanding, the net proceeds of such Debt shall be applied, to the extent necessary, to Redeem the 2022 Senior Notes in full on or prior to the 2022 Senior Notes Redemption Date and (C) both immediately before and immediately after giving effect to the incurrence of any such Debt after the Closing Date (other than to the extent constituting Permitted Refinancing Debt), the Total Net Leverage Ratio calculated on a Pro Forma Basis shall not exceed 5.75:1.00, (ii) any Permitted Refinancing Debt incurred to Refinance the Debt described in clause (i), and (iii) from the Closing Date until the 2022 Senior Notes Redemption Date, the 2022 Senior Notes only to the extent that from the Closing Date until the 2022 Senior Notes Redemption Date proceeds from Permitted Secured Junior Debt in an amount sufficient to Redeem the 2022 Senior Notes in full are on deposit with the 2022 Senior Notes Trustee;
(n)Debt assumed in connection with a Permitted Business Acquisition to the extent permitted under Section 10.2.5(j);
(o)Unsecured Guarantees of Debt of Unrestricted Subsidiaries and other Persons that are not Obligors or Restricted Subsidiaries to the extent that Investments are permitted under Sections 10.2.5(a)(i), 10.2.5(i), 10.2.5(k), 10.2.5(t) or 10.2.5(u);
(p)other unsecured Debt not otherwise permitted by this Section 10.2.1 in an aggregate principal amount at any time outstanding not to exceed $25,000,000; provided that, both immediately before and immediately after giving effect to the incurrence of any such Debt, the Total Net Leverage Ratio calculated on a Pro Forma Basis does not exceed 5.75:1.00;
(q)Debt of Summit Permian incurred pursuant to the IRB Lease Agreement; provided that the aggregate principal amount of such Debt at any time outstanding shall not exceed $500,000,000; and
(r)all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (q) above.

10.2.2Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)Liens on Property of Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 10.2.2; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and Refinancings of such obligations permitted by Section 10.2.1(a)) and shall not subsequently apply to any other Property of Borrower or any of its Restricted Subsidiaries;
(b)any Lien created under the Loan Documents (or otherwise securing the Obligations) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;
(c)any Lien on any Property of Borrower or any Restricted Subsidiary securing Debt or Permitted Refinancing Debt permitted by Section 10.2.1(h); provided, that (i) such Lien does not apply to any other Property of Borrower or any Restricted Subsidiary not securing such Debt at the date of the acquisition of such Property (other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such date and which Debt and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Debt, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Debt”;
(d)Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP;
(e)Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP;
(f)(i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any of its Restricted Subsidiaries;
(g)deposits to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, costs of litigation where required by law, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights of way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect;
(i)security interests in respect of Purchase Money Obligations (including Capital Lease Obligations) with respect to equipment or other property or improvements thereto acquired (or, in the case of improvements, constructed) by Borrower or any of its Restricted Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Debt permitted by Section 10.2.1(i) (including any Permitted Refinancing Debt in respect thereof) and (ii) such security interests do not apply to any other Property of Borrower or any Restricted Subsidiaries (other than to accessions to such equipment or other property or improvements) except to the extent that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;
(j)Liens securing Permitted Secured Junior Debt and Permitted Refinancing Debt permitted under Section 10.2.1(m);
(k)Liens securing judgments that do not give rise to an Event of Default under Section 11.1(j);
(l)Liens disclosed by any title insurance policies, title commitments or title reports with respect to the Mortgaged Properties and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Debt and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;
(m)any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;
(n)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(o)Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;
(p)Liens securing obligations in respect of trade-related letters of credit permitted under Section 10.2.1(f) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(q)licenses of Intellectual Property granted in the ordinary course of business;

(r)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;
(s)Liens solely on any cash earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(t)Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;
(u)Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2.0% of Consolidated Total Assets at the time of incurrence; provided, that such Lien is limited to the unearned premiums under the applicable insurance contracts (and not the proceeds payable in respect of a loss or claim);
(v)Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;
(w)Liens in connection with subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;
(x)Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license entered into or granted by Borrower or any Restricted Subsidiary that are not material to its business and operations;
(y)Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;
(z)Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of Borrower or any Restricted Subsidiary under any Environmental Law to which any assets of such Person are subject;
(aa)Liens consisting of minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, reservations, exceptions, zoning restrictions, rights of way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of Borrower or any Restricted Subsidiary, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Closing Date or at the time the affected property is acquired, or are granted by Borrower or any Restricted Subsidiary in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Debt by Borrower or any Restricted Subsidiary and otherwise do not materially interfere with the occupation, use and enjoyment by Borrower or any Restricted Subsidiary of any such property in the normal course of business or materially impair the value thereof;
(ab)contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, gathering agreements, storage and terminalling agreements, throughput agreements, equipment rental agreements and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (bb) does not materially impair (i) the use of the property covered by such Lien for the purposes for which such Property is held by Borrower or Restricted Subsidiary, or (ii) the value of such Property subject thereto;
(ac)Liens that secure Debt permitted to be incurred under Section 10.2.1(j) and Liens not otherwise permitted under this Section 10.2.2 securing obligations in an aggregate amount not to exceed the greater of (i) $125,000,000 and (ii) 5.0% of Consolidated Total Assets; provided, however, that (i) no part of the Pipeline Systems that is not the subject of a Lien in favor of Agent, for the benefit of the Secured Parties, may be the subject of a Lien permitted by this clause (cc), (ii) to the extent such Liens permitted under this clause (cc) secure Debt incurred in connection with a Permitted Business Acquisition pursuant to Section 10.2.1(n), such Liens shall only be permitted to encumber the assets acquired pursuant to such Permitted Business Acquisition and shall not be permitted to encumber any other assets of Borrower or any Restricted Subsidiary and (iii) to the extent such Liens encumber any Collateral, such Liens are junior and subordinate to the Liens securing the Obligations on terms and conditions satisfactory to Agent and pursuant to documentation satisfactory to Agent;
(ad)Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(ae)licenses granted in the ordinary course of business and leases of property of the Obligors that are not material to the business and operations of the Obligors;
(af)any purchase option, call or similar right of a third party with respect to Equity Interests or securities representing an interest in (i) a joint venture or (ii) an Unrestricted Subsidiary; and
(ag)the lease (and any liens arising from such lease) of the Eddy County Project (or any portion thereof) by Summit Permian from Eddy County in connection with the IRB Transactions.
Notwithstanding the foregoing or anything else to the contrary in any other Loan Document, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral (including any Pledged Collateral pledged by the MLP Entity), other than the Liens described in clauses (b), (d), (e), (j), (o), (v), (cc) and (ff), (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the Agent other than Liens that have priority by operation of law, (iii) no Liens shall be permitted to exist, directly or indirectly, on Mortgaged Property, the Pipeline Systems, the Pipeline Systems Real Property, the Gathering Stations or the Gathering Station Real Property, other than Permitted Real Property Liens, (iv) no Liens shall be permitted to exist, directly or indirectly on any Building or Manufactured (Mobile) Home (other than Permitted Liens except Liens pursuant to Section 10.2.2(cc)), (v) no Liens shall be permitted to exist, directly or indirectly, on Collateral (excluding Pledged Collateral and Mortgaged Property) that are prior and superior in right to any Liens in favor of the Agent other than Liens permitted by this Section 10.2.2, (vi) none of the Liens permitted pursuant to this Section 10.2.2 may at any time attach to Borrower’s or any Subsidiary

Guarantor’s (1) Accounts that are included in the then effective Borrowing Base, other than those permitted under clause (b), (d), (j) and (cc) above and (2) Equipment that is included in the then effective Borrowing Base, other than those permitted under clauses (a), (b), (d), (e), (h), (i), (j), (m), (v), (w), (aa), (bb), (cc) and (gg) above (and other Permitted Liens to the extent any Lien Waiver with respect thereto is obtained), and (vii) none of the Permitted Real Property Liens shall be permitted to exist on any Gathering System Real Property on which Equipment that is included in the then effective Borrowing Base is located, other than those permitted under clauses (a), (b), (d), (e), (h), (i), (j), (m), (v), (w), (aa), (bb), (cc) and (gg) above (and other Permitted Liens to the extent any Lien Waiver with respect thereto is obtained).
10.2.3Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) to the extent that the property that is the subject of such Sale and Lease-Back Transaction is not included in the Borrowing Base and (b) so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of all outstanding leases permitted under this Section 10.2.3 (other than the IRB Lease Agreement), when aggregated with the Debt referred to in Sections 10.2.1(h) and (i), does not exceed the greater of (A) $137,500,000 and (B) 5.5% of Consolidated Total Assets; provided, further, that the IRB Transactions shall be permitted under this Section 10.2.3 to the extent constituting any Sale and Lease-Back Transaction, but solely to the extent that (1) prior to the sale or transfer of such property, all such property shall be subject to a first priority lien (subject to Permitted Liens or, in the case of Real Property, Permitted Real Property Liens) on and security interest in favor of Agent and (2) the sale or transfer of such property shall be subject to the Liens created under the Loan Documents and such Liens shall continue in effect after such sale or transfer.
10.2.4Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose (“Restricted Payments”); provided, that:
(a)any Restricted Subsidiary of Borrower may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, directly or indirectly, Borrower or any Restricted Subsidiary (or, with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary of Borrower, to each parent of such Restricted Subsidiary (including Borrower, any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of Borrower or such Restricted Subsidiary) based on their relative ownership interests);
(b)Borrower and each of its Restricted Subsidiaries may redeem, purchase, retire or otherwise acquire for value any Equity Interests of Borrower or any of its Restricted Subsidiaries held by any current or former officer, director, consultant, or employee of Borrower or any Subsidiary of Borrower or, to the extent such Equity Interests were issued as compensation for services rendered on behalf of Borrower or any Subsidiary Guarantor, any employee of Parent, Holdings, the General Partner, the MLP Entity or Summit Operating, pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and Borrower and Restricted Subsidiaries may declare and pay dividends to Borrower or any other Restricted Subsidiary of Borrower the proceeds of which are used for such purposes; provided, that (1) the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any Fiscal Year $10,000,000 (plus the amount of net proceeds (i) received by Borrower during such calendar year from sales of Equity Interests of Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (ii) of any key-man life insurance policies received during such calendar year) and (2) no Event of Default then exists of would result therefrom;
(c)if no Default or Event of Default then exists or would result therefrom, then Borrower may declare and pay dividends or make other distributions from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement other than an Additional Equity Contribution or a Specified Equity Contribution; provided, that the proceeds of an issuance or sale to a Restricted Subsidiary may not be used to declare or pay dividends or make other distributions;
(d)noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options;
(e)Borrower may declare and make distributions on or with respect to its Equity Interests to the MLP Entity, the proceeds of which shall be used by the MLP Entity to pay (or to make investments to allow any of its direct or indirect subsidiaries (other than any Excluded MLP Operating Subsidiary) to pay) (i) fees and expenses (including franchise or similar taxes) required to maintain the MLP Entity’s (or any of its direct or indirect subsidiaries’) corporate existence, (ii) accounting, legal and administrative expenses and similar corporate overhead expenses of the MLP Entity (or any of its direct or indirect subsidiaries), (iii) other ordinary course fees and expenses of the MLP Entity relating to its status as a public company, (iv) other ordinary course fees and expenses of the MLP Entity (or any of its direct or indirect subsidiaries) customarily incurred by “passive” holding companies, and (v) compensation and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of the MLP Entity (or any of its direct or indirect subsidiaries); provided that none of such proceeds shall be used by the MLP Entity or any of its direct or indirect subsidiaries to pay (x) any fees and expenses of or reasonably attributable to any Excluded MLP Operating Subsidiary or (y) compensation and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of, any Excluded MLP Operating Subsidiary or any other Person to the extent reasonably attributable to such Person’s ownership or operation of any Excluded MLP Operating Subsidiary;
(f)Borrower may make quarterly distributions to the MLP Entity in an amount not in excess of any tax distributions permitted to be made by the MLP Entity pursuant to Section 6.2 of the MLP Entity’s Partnership Agreement and calculated as if the MLP Entity did not hold any assets other than Equity Interests of Borrower; provided, that, (i) Borrower may not make any such distribution after the occurrence, and during the continuance, of an Event of Default pursuant to Section 11.1(a), (e), (f), (g) or (h) and (ii) unless the Secured Parties have exercised or the Required Lenders have voted to exercise any rights or remedies pursuant hereto or under the Security Documents, Borrower may make only one such quarterly distribution after the occurrence, and during the continuance, of any other Event of Default;
(g)Borrower may declare and make distributions in an amount not to exceed $50,000,000 in the aggregate during the term of this Agreement on or with respect to the Equity Interests of Borrower that will be used to redeem, purchase, retire or otherwise acquire for value MLP Entity

Preferred Units so long as (i) the Payment Conditions shall have been satisfied with respect to such Restricted Payment and (ii) both immediately before and immediately after giving effect to such proposed distribution, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than 4.75:1.00 and Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying compliance with, and attaching calculations with respect to, the foregoing Total Net Leverage Ratio requirement; and
(h)Borrower and each of its Restricted Subsidiaries may make other Restricted Payments with cash on hand and Loan proceeds, so long as (i) the Payment Conditions shall have been satisfied with respect to such Restricted Payment and (ii) both immediately before and immediately after giving effect to such proposed Restricted Payment, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than 4.75:1.00 and Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying compliance with, and attaching calculations with respect to, the foregoing Total Net Leverage Ratio requirement.
10.2.5Investments. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Restricted Subsidiary immediately prior to such merger) any Equity Interests, evidences of Debt or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Borrower and the Restricted Subsidiaries, which cash management operations shall not extend to any Person that is not a Restricted Subsidiary) to, or Guarantees of the obligations of, or make or permit to exist any investment or any other interest, in any other Person (including any purchase, lease or other acquisition (in one transaction or a series of transactions) of all or any substantial part of the assets of any other Person) (each, an “Investment”) except:
(a)Investments after the Closing Date by (i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable Investment), Borrower or any Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, (A) the greater of (1) $75,000,000 and (2) 3.0% of Consolidated Total Assets plus (B) any return of capital actually received by the respective investors in respect of Investments previously made by them pursuant to clause (i) of this Section 10.2.5(a), and (ii) Borrower and any Subsidiary Guarantor in Borrower or any Subsidiary Guarantor; provided, that notwithstanding anything to the contrary set forth in this Agreement, subject to the provisions of the definition of “Additional Equity Contributions”, Borrower shall be entitled to make Investments, without limitation and at any time (including after the occurrence and during the continuance of a Default or Event of Default) from the proceeds of any Additional Equity Contributions made to Borrower and not otherwise applied or returned to the MLP Entity (as a Restricted Payment or otherwise); and provided, further, any Investments made with such Additional Equity Contributions shall not count against any of the limitations on Investment set forth in this Section 10.2.5;
(b)Cash Equivalents and Investments that were Cash Equivalents when made;
(c)Investments (i) arising out of the receipt by Borrower or any of its Restricted Subsidiaries of noncash consideration for the sale of assets permitted under Section 10.2.6 or (ii) otherwise permitted under Section 10.2.6;
(d)(i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable loans or advances), loans and advances to employees of Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services rendered on behalf of Borrower or any Subsidiary Guarantor, Parent, Holdings, the General

Partner, the MLP Entity or Summit Operating in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees of Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services on behalf of the Borrower or any Subsidiary Guarantor, Parent, Holdings, the General Partner, the MLP Entity or Summit Operating in the ordinary course of business;
(e)accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(f)Swaps permitted under Section 10.2.7 and Section 10.2.1;
(g)Investments existing on the Closing Date and set forth on Schedule 10.2.5;
(h)Investments resulting from pledges and deposits referred to in Sections 10.2.2(f) and (g);
(i)so long as immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing, other Investments by Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (A) $75,000,000 in the aggregate in any Fiscal Year and (B) $250,000,000 in the aggregate during the period commencing on the Closing Date and ending on the Termination Date (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (i));
(j)Investments constituting Permitted Business Acquisitions; provided, that for clarification, that with respect to any transaction that would be a Permitted Business Acquisition, but for the failure of Borrower (or one of its Restricted Subsidiaries) to satisfy one or more of the conditions set forth in the definition of “Permitted Business Acquisition”, Borrower (or its Restricted Subsidiary) shall be permitted to undertake such transaction to the extent such transaction is (i) expressly required by one or more Gathering Agreements or other Material Contracts or (ii) is an ordinary course Capital Expenditure reasonably required to continue the development of the Gathering System;
(k)additional Investments to the extent made with proceeds of additional Equity Interests of Borrower or the MLP Entity that are otherwise permitted to be issued pursuant to this Agreement;
(l)Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Debt otherwise expressly permitted hereunder) after the Closing Date by Restricted Subsidiaries that are not Subsidiary Guarantors in Borrower or any Subsidiary Guarantor;
(m)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;
(n)Investments of a Restricted Subsidiary of Borrower acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into Borrower or merged or amalgamated into or consolidated with a Restricted Subsidiary of Borrower in accordance with

Section 10.2.6 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(o)Guarantees by Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by any Restricted Subsidiary in the ordinary course of business;
(p)Investments in joint ventures in an aggregate amount not to exceed $100,000,000; provided, that immediately before such Investment and after giving effect thereto, (i) Borrower shall be in compliance with the Financial Performance Covenants calculated on a Pro Forma Basis and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(q)Investments after the Closing Date in the Ohio Joint Ventures constituting the exercise of any options existing as of May 26, 2017 and set forth on Schedule 9.1.4 and Schedule 10.2.5, to acquire additional Equity Interests in the Ohio Joint Ventures; provided, that immediately before such Investment and after giving effect thereto, (i) Borrower shall be in compliance with the Financial Performance Covenants calculated on a Pro Forma Basis and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(r)Investments after the Closing Date in the Ohio Joint Ventures constituting (i) purchases of additional Equity Interests in the Ohio Joint Ventures from holders of Equity Interests in the Ohio Joint Ventures (other than pursuant to Section 10.2.5(q)) and (ii) investments in response to capital calls in respect of the Ohio Joint Ventures that maintain Borrower’s then existing ownership percentage therein; provided, in each case, that immediately before such Investment and after giving effect thereto, (A) Liquidity is greater than $20,000,000, (B) Borrower shall be in compliance with the Financial Performance Covenants calculated on a Pro Forma Basis and (C) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(s)Investments by Summit Permian Finance constituting the IRBs in an aggregate amount not to exceed $500,000,000;
(t)Investments after the Closing Date in the Double E Joint Venture; provided, that immediately before such Investment and after giving effect thereto, (i) Liquidity is greater than $20,000,000, (ii) Borrower shall be in compliance with the Financial Performance Covenants calculated on a Pro Forma Basis and (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(u)additional Investments so long as the Payment Conditions shall have been satisfied with respect to such Investments.
10.2.6Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of Borrower or any Subsidiary Guarantor or other Restricted Subsidiary of Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or, except as permitted by Section 10.1.8(a), liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section shall not prohibit:

(a)(i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business by Borrower or any of its Restricted Subsidiaries, (ii) the sale of any other asset in the ordinary course of business by Borrower or any Restricted Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Borrower or any of its Restricted Subsidiaries or (iv) the sale of Cash Equivalents in the ordinary course of business; provided, that, in the case of each such sale, Borrower shall provide an updated Borrowing Base Report to the extent and within the deadline required by Section 8.1.1;

(b)if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger or consolidation of any Restricted Subsidiary into Borrower in a transaction in which Borrower is the surviving entity; provided that, to the extent that such Restricted Subsidiary is a Subsidiary Guarantor, all actions (if any) required, necessary or appropriate to comply with Section 10.1.9 of this Agreement with respect to any Collateral acquired by Borrower from such Restricted Subsidiary shall have been taken on or prior to the consummation of the merger or consolidation to the extent necessary to be taken by such time in order to maintain the Lien under the Security Documents on such Collateral, (ii) the merger or consolidation of any Restricted Subsidiary into or with Borrower or any Subsidiary Guarantor in a transaction in which the surviving or resulting entity is Borrower or a Subsidiary Guarantor; provided that, to the extent that such Restricted Subsidiary is a Subsidiary Guarantor, all actions (if any) required, necessary or appropriate to comply with Section 10.1.9 of this Agreement with respect to any Collateral acquired by Borrower or any Subsidiary Guarantor from such Restricted Subsidiary shall have been taken on or prior to the consummation of the merger or consolidation to the extent necessary to be taken by such time in order to maintain the Lien under the Security Documents on such Collateral, (iii) the merger, amalgamation or consolidation of any Restricted Subsidiary that is not a Subsidiary Guarantor into or with any other Restricted Subsidiary that is not a Subsidiary Guarantor, (iv) the liquidation, winding up or dissolution or change in form of entity of any Restricted Subsidiary if Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of Borrower and is not materially disadvantageous to the Lenders or (v) the change in form of entity of Borrower if Borrower determines in good faith that such change in form is in the best interests of Borrower and is not materially disadvantageous to the Lenders;

(c)sales, transfers, leases or other dispositions (i) to Borrower or to a Restricted Subsidiary; provided that, to the extent such acquiring entity is Borrower or a Subsidiary Guarantor, all actions (if any) required, necessary or appropriate to comply with Section 10.1.9 of this Agreement with respect to any Collateral acquired by the acquiring entity shall have been taken on or prior to the consummation of the applicable disposition to the extent necessary to be taken by such time in order to maintain the Lien under the Security Documents on such Collateral and (ii) to an Unrestricted Subsidiary of Borrower (in the case of clause (i) or (ii), upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary shall be made in compliance with Section 10.2.9; and provided, further, that (A) the aggregate gross proceeds of any sales, transfers, leases or other dispositions by Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (g) below shall not exceed, in any Fiscal Year of Borrower, 5.0% of Consolidated Total Assets as of the end of the immediately preceding Fiscal Year and (B) with respect to any disposition pursuant to this paragraph (c)(ii), Borrower shall provide an updated Borrowing Base Report to the extent and within the deadline required by Section 8.1.1;

(d)Sale and Lease-Back Transactions permitted by Section 10.2.3;

(e)Investments permitted by Section 10.2.5, Liens permitted by Section 10.2.2 and dividends and distributions permitted by Section 10.2.4;
(f)the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction so long as such receivables are not included in the Borrowing Base;
(g)sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 10.2.6; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any Fiscal Year of Borrower, 5.0% of Consolidated Total Assets as of the end of the immediately preceding Fiscal Year; provided, further, that (i) the Net Proceeds thereof are applied in accordance with Section 5.2 and (ii) Borrower shall provide an updated Borrowing Base Report to the extent and within the deadline required by Section 8.1.1;
(h)any merger or consolidation in connection with a Permitted Business Acquisition or any other acquisition permitted hereby; provided, that following any such merger or consolidation (i) involving Borrower, Borrower is the surviving entity, (ii) involving a Subsidiary Guarantor (but not Borrower), the surviving or resulting entity shall be a Subsidiary Guarantor and (iii) involving a Restricted Subsidiary (but not Borrower or a Subsidiary Guarantor), the surviving or resulting entity shall be a Restricted Subsidiary; provided, further, that Borrower shall provide an updated Borrowing Base Report to the extent and within the deadline required by Section 8.1.1;
(i)licensing and cross-licensing arrangements involving any technology or other Intellectual Property of Borrower or any Restricted Subsidiary in the ordinary course of business; and
(j)abandonment, cancellation or disposition of any Intellectual Property of Borrower in the ordinary course of business.
Notwithstanding anything to the contrary contained in Section 10.2.6 above, (i) Borrower or any Subsidiary of Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, transfer or otherwise dispose of the assets of, or Equity Interests in, any Unrestricted Subsidiary or any Person that is not a Subsidiary to any Person, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 10.2.6 (other than sales, transfers, leases or other dispositions to Borrower and the Subsidiary Guarantors pursuant to the foregoing clause (i) or Section 10.2.6(c) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets in excess of $5,000,000 shall be permitted by paragraph (a)(i), (a)(ii), (a)(iv), (c) (unless such sale, transfer or other disposition is to Borrower or a Subsidiary Guarantor), (d) or (g) of this Section 10.2.6 unless such disposition is for at least 75% cash consideration; provided, that for purposes of this clause (iii), the amount of any secured Debt or other Debt of a Subsidiary of Borrower that is not a Subsidiary Guarantor (as shown on the MLP Entity’s or Borrower’s, as applicable, most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash and (iv) Borrower shall, in no event, be incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
10.2.7Swaps and Power Purchase Agreements. Enter into any Swaps, other than Swaps (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any Subsidiary Guarantor is exposed in the conduct of its business or the management of its liabilities, and (b) entered into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any

Subsidiary Guarantor, which in the case of each of clauses (a) and (b) are entered into with a Secured Bank Product Provider for bona fide risk mitigation purposes and that are not speculative in nature. Notwithstanding the foregoing, Borrower or any Restricted Subsidiary may enter into any Power Purchase Agreement in the ordinary course of business.
10.2.8Conduct of Business. Notwithstanding any other provisions hereof, with respect to Borrower and each Restricted Subsidiary, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary or complementary thereto, including, without limitation, the consummation of the Transactions.
10.2.9Affiliate Transactions.  Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates, unless such transaction is (or, if a series of related transactions, such transactions, taken as a whole, are) upon terms that are no less favorable (after taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable to Borrower or any of its Restricted Subsidiaries) to Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of Borrower and its Restricted Subsidiaries in accordance with customary practice.
(b)The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:
(i)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of any Restricted Subsidiary, as applicable,
(ii)transactions among Borrower and the other Obligors and transactions among the Restricted Subsidiaries that are not Subsidiary Guarantors otherwise permitted by this Agreement,
(iii)any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of Borrower or any of its Affiliates in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of Borrower and its Restricted Subsidiaries in the ordinary course of business and, to the extent such fees and indemnities are directly attributable to services rendered on behalf of Borrower or the Subsidiary Guarantors, any employee of Parent, Holdings, the General Partner, the MLP Entity, Summit Operating or any other Affiliate of Parent,
(iv)transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.2.9 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect,

(v)any employment agreement or employee benefit plan entered into by Borrower or any of its Affiliates in the ordinary course of business or consistent with past practice and payments pursuant thereto,
(vi)transactions otherwise permitted under Section 10.2.4 and Investments permitted by Section 10.2.5,
(vii)any purchase by the MLP Entity of Equity Interests of Borrower, so long as Section 10.1.9 is complied with in respect of such Equity Interests,
(viii)payments by Borrower or any of its Restricted Subsidiaries to Parent, Holdings, the General Partner, the MLP Entity, Summit Operating or any other Affiliate of Parent made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the General Partner or the board of directors of any Restricted Subsidiary, as applicable, in good faith,
(ix)transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, any transaction in respect of which Borrower delivers to the Agent (for delivery to the Lenders) a letter addressed to Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Borrower qualified to render such letter and (B) reasonably satisfactory to the Agent, which letter states that such transaction is on terms that are no less favorable to Borrower or Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,
(x)if such transaction is with a Person in its capacity as a holder (A) of Debt of Borrower or any Restricted Subsidiary of Borrower where such Person is treated no more favorably than the other holders of Debt of Borrower or any such Restricted Subsidiary or (B) of Equity Interests of Borrower or any Restricted Subsidiary of Borrower where such Person is treated no more favorably than the other holders of Equity Interests of Borrower or such Restricted Subsidiary,
(xi)payments by Borrower or any of its Restricted Subsidiaries to any Affiliate in respect of compensation, expense reimbursement, or benefits to or for the benefit of current or former employees, independent contractors or directors of Borrower or any of its Subsidiaries, or, to the extent such compensation, expense reimbursement, or benefits are directly attributable to services rendered on behalf of Borrower or any Subsidiary Guarantor, any employee of Parent, Holdings, the General Partner, the MLP Entity or Summit Operating, and
(xii)any transaction with an Affiliate that satisfies the requirements of Section 7.9 of the MLP Entity’s Partnership Agreement.
(xiii)any transaction that is permitted under affiliate fairness rules (or similar requirements) of FERC or any other Governmental Authority that regulates any Obligor or any Subsidiary thereof, and
(xiv)transactions pursuant to the Double E Transaction Documents (as amended, restated, supplemented or otherwise modified to the extent not adverse to Agent and the Lenders) to the extent not otherwise prohibited hereunder; provided, however, that all transactions pursuant to the Double E Operations and Maintenance Agreement and the Double E Construction Management Agreement shall be on commercially reasonable economic terms, as determined in good faith by a Financial Officer of the Borrower.
10.2.10Limitation on Modifications of Debt; Prepayments or Redemptions of Permitted Junior Debt; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc..  Amend or modify or grant any waiver or release under or terminate in any manner (i) with respect to Borrower or any Restricted Subsidiary, such Person’s Organic Documents or (ii) the Gathering Agreements or any other Material Contract, in the case of the foregoing clauses (i) and (ii), if such amendment, modification, waiver, release or termination could reasonably be expected to result in a Material Adverse Effect or affect the assignability of any such contract or agreement in a manner that would materially impair the rights, remedies or benefits of the Secured Parties under the Security Documents (including in such agreement as Collateral). In no event shall an Unrestricted Subsidiary assume, take assignment of or otherwise obtain any rights of any Obligor under any Gathering Agreement now or hereinafter in effect relating to or providing for the provision of services by any Obligor in connection with the Gathering System. For the avoidance of doubt, amendments or modifications to any such contracts for the addition of any drill pad or any receipt and delivery point, and modifications to fees (except any decrease to fees such that the overall expected benefit to the Obligor party thereto would be materially adversely affected) received by any Obligor in respect thereof shall not in itself be considered to have a Material Adverse Effect;
(b)
(i)Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Permitted Junior Debt or on Permitted Refinancing Debt in respect thereof or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, retirement, acquisition, cancellation, termination or other Redemption of any Permitted Junior Debt or any Permitted Refinancing Debt in respect thereof, except for (to the extent permitted by the subordination provisions thereof) (A) payments of regularly scheduled interest, (B) payments of regularly scheduled amortization as permitted under the definition of “Permitted Secured Junior Debt”, (C) payments made (and offers to make payments) solely with the proceeds from the issuance of common Equity Interests or from equity contributions provided that such payments (and offers) are made substantially contemporaneously with the receipt of proceeds which are being applied to such payment, (D) (1) prepayments made (and offers to make prepayments) with the proceeds of any Permitted Refinancing Debt in respect thereof or (2) prepayments (and offers to make prepayments) with the proceeds of any noncash interest bearing Equity Interests issued for such purchase that are not redeemable prior to the date that is six months following the Termination Date and that have terms and covenants no more restrictive than the Permitted Junior Debt being so refinanced, (E) prepayments, purchases, satisfaction or other Redemptions (and offers for any of the foregoing under this clause (E)) prior to the scheduled maturity thereof of any MLP Entity Preferred Units (to the extent the MLP Entity Preferred Units are deemed Permitted Unsecured Junior Debt) in an aggregate principal amount not to exceed $50,000,000, provided that (x) the Payment Conditions shall have been satisfied with respect to each such prepayment, purchase, satisfaction or other Redemption and (y) both immediately before and immediately after giving effect to each such prepayment, purchase, satisfaction or other Redemption, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than 4.75:1.00 and Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying compliance with, and attaching calculations with respect to, the foregoing Total Net Leverage Ratio requirement, (F) the use of proceeds of Permitted Secured Junior Debt to the extent permitted pursuant to Section 10.2.1(m)(i)(B), (G) repayments and repurchases made solely with Unrestricted Cash and Loan proceeds (and offers for any of the foregoing under this clause (G)), so long as (x) the Payment Conditions shall have been satisfied with respect to such repayment or repurchase and (y) both immediately before and immediately after giving effect to each such repayment or repurchase, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than 4.75:1.00 and Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying compliance with, and attaching calculations with respect to, the foregoing Total Net Leverage Ratio requirement and (H) commencing with the Excess Cash Flow Period ending on December 31, 2022, prepayments, purchases, satisfaction or other Redemptions (and offers for any of the forgoing under this clause (H)) of Permitted Secured Junior Debt solely to the extent such prepayments, purchases, satisfaction or other Redemptions (and offers for any of the forgoing under this clause (H)) are made to satisfy, and in accordance with, the ECF Requirement, provided that, prior to or contemporaneously with any such prepayments, purchases, satisfaction or other Redemptions under this clause (H) (and offers for any of the forgoing under this clause (H)), Borrower shall have delivered to Agent a certificate in form and substance reasonably satisfactory to Agent certifying (and attaching supporting calculations to the extent applicable) that (t) no Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (u) both immediately before and immediately after giving effect thereto, Availability calculated on a Pro Forma Basis is no less than an amount equal to the greater of (1) twelve and a half percent (12.5%) of the aggregate Commitments and (2) $50,000,000, (v) both immediately before and immediately after giving effect thereto, the Total Net Leverage Ratio calculated on a Pro Forma Basis is less than 5.50:1.00, (w) both immediately before and immediately after giving effect thereto, the First Lien Net Leverage Ratio calculated on a Pro Forma Basis is less than 2.00:1.00, (x) both immediately before and immediately after giving effect thereto, the aggregate amount of all offers made to prepay Permitted Secured Junior Debt (whether or not accepted) pursuant to the ECF Requirement (when taken together with all prepayments of the Loans to the extent such prepayments both reduce the amount required to be offered to prepay Permitted Secured Junior Debt pursuant to the ECF Requirement and reduce the amount of Debt permitted to be incurred pursuant to this Agreement under the Senior Secured Notes Indenture) has not exceeded $300,000,000, (y) both immediately before and immediately after giving effect thereto, the aggregate amount of all such prepayments, purchases, satisfactions and other Redemptions under this clause (H) has not exceeded $200,000,000 and (z) both immediately before and immediately after giving effect thereto, the aggregate amount of all prepayments, purchases, satisfactions and other Redemptions of Permitted Secured Junior Debt under this clause (H) has not exceeded with respect to any Excess Cash Flow Period, the greater of (1) seventy-five percent (75%) of Excess Cash Flow for such period and (2) the lesser of (A) $75,000,000 and (B) one hundred percent (100%) of Excess Cash Flow for such period. Notwithstanding anything to the contrary set forth herein, any prepayments by Borrower of any Permitted Secured Junior Debt pursuant to the ECF Requirement shall first be required to fully utilize the basket provided for in clause (y) of the proviso to the foregoing clause (b)(i)(H) prior to the utilization of any other basket capacity in this Agreement, including, without limitation, the basket in the foregoing clause (b)(i)(G) above; or
(ii)amend or modify, or permit the amendment or modification of, any provision of any Permitted Junior Debt or any Permitted Refinancing Debt in respect thereof or any agreement relating thereto if such amendment or modification (x) affects the subordination provisions thereof in a manner adverse to the Lenders; (y) is otherwise inconsistent with the conditions set forth in the definitions of Permitted Secured Junior Debt, Permitted Unsecured Junior Debt or Permitted Refinancing Debt, as applicable, or (z) is otherwise materially adverse to the Lenders.

(c)Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Borrower or any other Obligor by a Restricted Subsidiary or (ii) the granting of Liens by Borrower or a Restricted Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(A)restrictions imposed by applicable law;
(B)contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Debt existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;
(C)any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition (but only to the extent such sale or disposition would be permitted under this Agreement, if consummated);
(D)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(E)any restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent that such restrictions apply only to the Property securing such Debt;
(F)customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(G)customary provisions restricting subletting or assignment of any lease governing a leasehold interest; provided, however, that this clause (G) shall not apply to any lease or other agreement in respect of any portion of the Gathering System;
(H)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(I)customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 10.2.6 pending the consummation of such sale;
(J)in the case of any Person that becomes a Restricted Subsidiary after the Closing Date, any agreement in effect at the time such Person so becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming such a Restricted Subsidiary; or
(K)restrictions imposed by any Permitted Junior Debt that (i) in the case of Permitted Unsecured Junior Debt, do not require the direct or indirect granting of any Lien to secure such Permitted Unsecured Junior Debt or other obligation by virtue of the granting of a Lien on or pledge of any Property of any Obligor, and (ii) in any case do not directly or indirectly restrict the granting of Liens pursuant to the Security Documents.
(d)To the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) any Ohio Joint Venture’s distribution policies, (ii) the ability of any

Ohio Joint Venture to incur Debt and Liens, (iii) the ability of Borrower or a Restricted Subsidiary to pledge the Equity Interests in any Ohio Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in any Ohio Joint Venture’s relevant constitutional documents or (v) the change of control provisions in any Ohio Joint Venture’s relevant constitutional documents; provided that any amendments or modifications to any Ohio Joint Venture’s distribution policies which impair its ability to make dividend, distributions or other payments it makes to its parent consistent with past practice shall be deemed to be a material amendment or modification that is adverse to the Lenders.
10.2.11Limitation on Leases. Borrower will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of its or their assets of any kind whatsoever (real or personal but excluding Capital Lease Obligations otherwise permitted under this Agreement), under operating leases (other than the IRB Lease Agreement) that would cause the aggregate amount of all payments made by any such Restricted Subsidiary or Borrower pursuant to all such leases including any residual payments at the end of any lease, to exceed $50,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.
10.2.12Sale of IRBs. Borrower will not and will not permit any of its Restricted Subsidiaries to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of the IRBs to any Person without the consent of Agent, other than (a) to Borrower or a Restricted Subsidiary or (b) to Eddy County in connection with the termination of the IRB and the IRB Transactions.
10.3Financial Covenants. Until Full Payment of the Obligations, Borrower shall comply with the following:
10.3.1First Lien Net Leverage Ratio. Borrower shall not permit the First Lien Net Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 2.50:1.00.
10.3.2Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.00:1.00.
Section 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)Borrower fails to pay when due (whether at stated maturity, as required by Section 5.2(b), on demand, upon acceleration or otherwise) (i) any principal of the Loans or any reimbursement obligation in respect of any payment made by the Issuing Bank pursuant to a Letter of Credit or (ii) any interest on any Loan, or in the payment of any fee or any other amount (other than an amount referred to in clause (i) immediately above) due under any Loan Document and such failure continues unremedied for a period of three (3) Business Days;
(b)any representation or warranty made or deemed made by or on behalf of any Obligor or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, including any Borrowing Base Report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been false or misleading in any material respect (without duplication of any materiality qualifier contained in such representation and warranty) when made or deemed made; provided, that (i) to the extent the fact, event or circumstance that caused a representation or warranty to be false or misleading in any material respect is capable of being cured, corrected or otherwise remedied and (ii) such fact, event or circumstance has been cured, corrected or otherwise remedied within thirty (30) days after the earlier of any Senior Officer of an Obligor’s knowledge of such breach or written notice thereof from Agent or any Lender to Borrower, any such false or misleading representation or warranty shall not be an Event of Default unless such extension of time to cure could reasonably be expected to have a Material Adverse Effect;

(c)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 7.5.2 (with respect to Deposit Account Control Agreements, Commodity Account Control Agreements or Securities Account Control Agreements for Deposit Accounts, Commodity Accounts and Securities Accounts that are not Excluded Accounts), 8.2.4, 8.2.5, 8.4, 10.1.3(a), 10.1.8(a) (with respect to Borrower’s and Restricted Subsidiaries’ existence), 10.1.9, 10.1.11, 10.1.13, Section 10.2 or Section 10.3;

(d)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute an Event of Default under another Section of this Article) or any other Loan Document, and (i) in the case of the failure to deliver any Borrowing Base Report required to be delivered pursuant to Section 8.1.1, any failure to deliver any aged trial balance of Accounts required pursuant to Section 8.2.1 or any failure to deliver any schedule of Equipment required to be delivered pursuant to Section 8.3.1, such failure shall continue unremedied for a period of five (5) Business Days after its due date for Borrowing Base Reports, aged trial balance of Accounts or Equipment schedules due monthly and a period of two (2) Business Days after its due date for Borrowing Base Reports, aged trial balance of Accounts or Equipment schedules due weekly, or (ii) in any other case, such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Obligor’s knowledge of such breach or written notice thereof from Agent (which notice will be given at the request of the Required Lenders);
(e)any Obligor or any Material Subsidiary shall fail to make any payment of principal in respect of any Material Debt at the stated final maturity thereof;
(f)any event or condition occurs that results in any Material Debt of any Obligor or any Material Subsidiary becoming due prior to its scheduled maturity or that enables or permits (after the expiration of all applicable cure or grace periods) the holder or holders of any such Material Debt or any trustee or agent on its or their behalf to cause any such Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
(g)an Insolvency Proceeding is commenced by an Obligor or Restricted Subsidiary; an Obligor or Restricted Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor or Restricted Subsidiary; or an Insolvency Proceeding is commenced against an Obligor or Restricted Subsidiary and the Obligor or Restricted Subsidiary consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor or Restricted Subsidiary, the petition is not dismissed within thirty (30) days after filing, or an order for relief is entered in the proceeding;
(h)any Obligor or Restricted Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(i)one or more ERISA Events (or, with respect to Foreign Plans, events similar to ERISA Events) shall have occurred that, when taken together with all other ERISA Events (and, with respect to Foreign Plans, such similar events) that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(j)the failure by the Borrower or any of its Restricted Subsidiaries to pay one or more final judgments aggregating in excess of $40,000,000 (to the extent not covered by third party insurance as to which the insurer does not dispute coverage or bonded), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
(k)the Guarantees by any Obligor of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Obligor or any other Person not to be in effect or not to be legal, valid and binding obligations;

(l)(i) any Loan Document shall for any reason be asserted in writing by the MLP Entity, Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Obligors on a consolidated basis shall cease to be in full force and effect, or shall be asserted in writing by the MLP Entity, Borrower or any Restricted Subsidiary not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements, (B) such loss is covered by a lender’s title insurance policy and the Agent shall be reasonably satisfied with the credit of such insurer or (C) any such loss of validity, perfection or priority is the result of any failure by the Agent to take any action necessary to secure the validity, perfection or priority of the Liens;
(m)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms; or
(n)a Change in Control shall occur.
11.2Remedies upon Default. If an Event of Default described in Section 11.1(g) occurs with respect to Borrower, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b)terminate, reduce or condition any Commitment or adjust the Borrowing Base;
(c)require Obligors to Cash Collateralize LC Obligations, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower and Subsidiary Guarantors to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower or a Subsidiary Guarantor, Borrower and Subsidiary Guarantors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
11.3License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), after the occurrence and during the continuance of an Event of Default, any or all Intellectual Property of Borrower and Subsidiary Guarantors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each of Borrower’s and Subsidiary Guarantor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5Remedies Cumulative; No Waiver.
11.5.1Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
Section 12.AGENT
12.1Appointment, Authority and Duties of Agent.
12.1.1Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.
12.1.2Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
12.1.3Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.
12.2Agreements Regarding Collateral and Borrower Materials.
12.2.1Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower certifies in writing is an Asset Disposition permitted under Section 10.2.6 (other than any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions) or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) if such Collateral is owned by a Subsidiary Guarantor that ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including as a result of a designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the requirements set forth in the definition thereof), as certified in writing by Borrower (and Agent may rely conclusively on such certificate without further inquiry); or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Lien entitled to priority hereunder. Secured Parties also authorize Agent to release any Subsidiary Guarantor from its Guaranty and its other obligations under the Loan Documents to the extent that such Subsidiary Guarantor ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including as a result of a designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the requirements set forth in the definition thereof), as certified in writing by Borrower (and Agent may rely conclusively on such certificate without further inquiry). Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf. Any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions shall be subject to all Liens thereon created under the Loan Documents, and such Liens created under the Loan Documents shall continue in effect after such sale or conveyance.

12.2.2Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
12.2.3Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report or similar materials prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrower’s books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials or any Reports and shall not be liable for any information contained in or omitted from any Borrower Materials or any Reports; and (c) to keep all Borrower Materials and all Reports confidential and strictly for such Lender’s internal use, not to distribute any Report (or contents thereof) or any Borrower Material (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials and all Reports solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials or any Reports, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
12.3Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any Communication under any Loan Document, and shall not be liable for any delay in acting.
12.4Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
12.5Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.
12.6Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents, Borrower Materials or Reports; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8Successor Agent and Co-Agents.
12.8.1Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
12.8.2Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
12.9Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course of business, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.
12.10Remittance of Payments and Collections.
12.10.1Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
12.10.2Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Loans. No Obligor shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.
12.10.3Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.
12.11Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
12.13Certain ERISA Matters.
12.13.1Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.
12.13.2Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).
12.14Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
12.15No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that

Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
12.16Recovery of Erroneous Payments.
(a)Without limitation of any other provision in this Agreement, if at any time Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. To the extent permitted by Applicable Law, each Lender Recipient Party shall not assert, and hereby irrevocably waives , as to Agent, any and all claims, counterclaims, defenses or rights of set-off or recoupment with respect to any demand, claim or counterclaim by Agent, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar doctrine or defense to its obligation to return any Rescindable Amount. Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

(b)Each Lender Recipient Party hereby further agrees that if it receives a payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)Borrower hereby agrees that (x) in the event a Rescindable Amount (or portion thereof) is not recovered from any Lender or Issuing Bank that has received a payment of such Rescindable Amount (or portion thereof), Agent shall be subrogated to all the rights of such Lender or Issuing Bank, as applicable, with respect to such amount and (y) a payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower, except, in each case, to the extent such payment is, and solely with respect to the amount of such payment that is, comprised of funds received by Agent from Borrower or any other Obligor for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations.

(d)Each party’s obligations under Sections 5.5.3 and 12.16 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 13.BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2Participations.
13.2.1Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 5.8 (subject to the requirements and limitations therein, including the requirements under Section 5.9 (it being understood that the documentation required under Section 5.9 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that such Participant shall not be entitled to receive any greater payment under Section 3.9 or 5.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
13.2.2Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, any other Obligor or substantially all Collateral.
13.2.3Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for Tax purposes), maintain a register (“Participant Register”) in which it enters each Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code and the Treasury Regulations.
13.2.4Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
13.3Assignments.
13.3.1Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion and, unless an Event of Default has occurred and is continuing, Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment)) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion and, unless an Event of Default has occurred and is continuing, Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment)); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.
13.3.2Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
13.3.3Certain Assignees. No assignment or participation may be made to Borrower, Affiliate of Borrower, Defaulting Lender or natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
13.3.4Register. Agent, acting as a non-fiduciary agent of Borrower (solely for Tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, stated interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrower or any Lender, from time to time upon reasonable notice.
13.4Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders or all affected Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower may, upon notice to such Lender, require it to assign and delegate all its interests, rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within five (5) Business Days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
Section 14.MISCELLANEOUS
14.1Consents, Amendments and Waivers.
14.1.1Amendment. Subject to Section 3.6.2, no modification of any Loan Document, including any amendment, supplement or extension of a Loan Document or waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that
(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)without the prior written consent of Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;
(c)without the prior written consent of each Lender, including solely with respect to clause (i) below, a Defaulting Lender, and in the case of clause (iii) below, each Lender directly affected thereby, no modification shall (i) increase the Commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase or extension of any Commitment); (ii) permit the Borrower to assign its rights under this Agreement (other than as expressly permitted hereunder); (iii) modify any of the voting percentages of the Lenders required to waive, amend or modify any rights under the Loan Documents; (iv) release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Obligations; (v) modify any provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments otherwise required hereunder provided that any Lender, upon the request of Borrower, may extend the final expiration of its Commitment without the consent of any other Lender in accordance with Section 2.1.8; or (vi) (A) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt or other obligation (other than as expressly permitted hereunder) or (B) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation (other than as expressly permitted hereunder);
(d)without the prior written consent of each Lender adversely affected thereby, including a Defaulting Lender, no modification shall (i) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender except as provided in Section 4.2 (but not by virtue of a waiver of any condition precedent, Default, Event of Default, default interest rate or mandatory prepayment or change to a financial ratio or definition applicable thereto), (ii) extend any due date of the amount of any Loans or the amount of any unreimbursed payment made by Issuing Bank pursuant to a Letter of Credit or interest, fees other obligations under this Agreement (but not by virtue of a waiver of any condition precedent, Default, Event of Default, default interest rate, requirements for mandatory prepayment or change to a financial ratio or definition applicable thereto); or (iii) extend the Termination Date applicable to such Lender’s Obligations;
(e)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.5.1, 7.1 (except to add Collateral) or 14.1.1; (ii) release all or substantially all Collateral (except as otherwise permitted in the Loan Documents); or (iii) except in connection with a merger, disposition or similar transaction permitted hereby, release any Obligor from liability for any Obligations;
(f)without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.1;
(g)if any Building or Manufactured (Mobile) Home secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by Flood Laws or as otherwise satisfactory to all Lenders;
(h)without the prior written consent of the Supermajority Lenders, no modification shall (i) to the extent, and only for so long as, any portion of the 2025 Senior Notes then remains outstanding, amend or otherwise modify the reduction of Availability by the amount of the Commitment Reserve, including an amendment or other modification that reduces the amount of the Commitment Reserve, for the period from and including the Springing Commitment Reserve Date (if applicable) through but not including April 15, 2025; (ii) increase the advance rates set forth in the definitions of “Accounts Formula Amount” and “Machinery and Equipment Formula Amount” or otherwise applicable to any eligibility category; or (iii) add new eligibility categories; and
(i)without the prior written consent of (A) only for so long as Regions Bank or its Affiliate is a Lender and not a Defaulting Lender, such Lender and (B) the Required Lenders (whether or not such Required Lenders include the entity described in the foregoing clause (i)(A)), no modification shall affect Section 10.2.4 or clause (b)(i) of Section 10.2.10, except in a manner that is more restrictive upon the Borrower and the Restricted Subsidiaries.
14.1.2Limitations. Notwithstanding anything in any Loan Document to the contrary, LIBOR and related matters may be modified in accordance with Section 3.6, and no further action or consent by any party shall be required. The agreement of Borrower shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3Corrections. If Agent and Borrower identify an ambiguity, omission, mistake, typographical error or other defect in any provision, schedule or exhibit of a Loan Document, they may amend, supplement or otherwise modify the Loan Document to cure it, and the modification shall be effective without action or consent by any other party to this Agreement.

14.2Indemnity. BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that (A) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee or (B) any disputes solely among the Indemnitees (other than disputes involving claims against any arranger, the Agent, or any similar Person or their respective Affiliates in its respective capacity as such or in fulfilling their respective roles as an arranger, Agent or any similar role hereunder) that do not arise out or in connection with or by reason of from any act or omission of any Obligor or any of its Affiliates.

14.3Notices and Communications.
14.3.1Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.
14.3.2Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
14.3.3Platform. Borrower Materials and Reports shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrower shall notify Agent of each posting of Borrower Materials and Reports on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or Reports or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS, REPORTS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials, Reports and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials and Reports may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.
14.3.5Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor.
14.4Performance of Borrower’s Obligations. Agent may, in its discretion at any time and from time to time, at the applicable Obligor’s expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) after the occurrence and during the continuance of an Event of Default, enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, after the occurrence and during the continuance of an Event of Default, realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5Credit Inquiries. Subject to Section 14.12, Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
14.6Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8Execution; Electronic Records. A Communication, including any required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the Person’s ordinary course of business, and may destroy the original paper document. Any Communication in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification; and (c) upon request by Agent, an Electronic Signature shall be promptly followed by a manually executed counterpart.
Neither Agent nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with Agent’s or Issuing Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Agent and Issuing Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each Obligor and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Agent, each Lender Party for any liabilities arising solely from Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Obligors to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
14.9Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
14.10Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
14.11No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower and its Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrower has consulted its own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate;

and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
14.12Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided that, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination, governmental or regulatory authority, to the extent permitted by Applicable Law, Borrower is notified promptly upon such disclosure); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrower or its Affiliates, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower. Borrower consents to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Borrower and Subsidiaries. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13Certifications Regarding Indentures. Borrower certifies to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by any Obligor violates the Senior Secured Notes Indenture, including Section 4.09 thereof, or the 2025 Senior Notes Indenture, including Section 5.09 thereof. Borrower further certifies that the Commitments and Obligations constitute “Initial First Lien Indebtedness” under the Senior Secured Notes Indenture and “Credit Facilities” under the 2025 Senior Notes Indenture. Agent may condition Borrowings, Letters of Credit, Commitment increases, maturity extensions and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute “First Lien Indebtedness” under the Senior Secured Notes Indenture and “Credit Facilities” under the 2025 Senior Notes Indenture at such time.
14.14GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
14.15Consent to Forum; Bail-In of EEA Financial Institutions.
14.15.1Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
14.15.2Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
14.15.3Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-In Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.
14.16Intercreditor Agreement.
14.16.1Acknowledgment. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that agrees to become a Lender pursuant to Section 13) hereby authorizes and directs Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Agent, in its capacity thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
14.16.2General. Notwithstanding anything to the contrary herein, Agent’s Liens and the exercise of any right or remedy by Agent under this Agreement or any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, the Intercreditor Agreement will control.
14.17Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
14.18Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
14.19Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.
14.20Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):
(a)no Foreign Subsidiary shall guarantee or support any Obligation of Borrower;
(b)(i) no Excluded Assets shall be Collateral and (ii) any guarantee provided by any Domestic Subsidiary of Borrower, substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall be without recourse to the 35% of the issued and outstanding voting Equity Interests held by such Domestic Subsidiary in Foreign Subsidiaries which, pursuant to clause (c) of the definition of Excluded Assets, are not required to be pledged by such Domestic Subsidiary; and
(c)no grant of a Lien or provision of a Guarantee by any Person shall be required to the extent that such grant or such provision would, in the reasonable determination of the Lenders:
(i)result in a Lien being granted over assets of such Person, the acquisition of which Person was financed from a subsidy or payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral but only to the extent such financing is permitted by this Agreement;
(ii)include any lease, license, contract or agreement to which such Person is a party, or any of such Person’s rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of a term, provision or condition of any such lease, license, contract or agreement, in each case solely to the extent that the applicable Obligor has previously used commercially reasonable efforts to remove such prohibition or limitation or to obtain any required consents to eliminate or have waived any such prohibition or limitation (unless such term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that this Section 14.20 shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the contractual prohibition shall no longer be applicable and, to the extent severable, which Lien shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified above; and provided, further, that the provisions hereof shall not exclude any “proceeds” (as defined in the UCC) of any such lease, license, contract or agreement;
(iii)result in the contravention of applicable law, unless such applicable law would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided, that this Section 14.20 shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the legal prohibition shall no longer be applicable and to the extent severable (which Lien shall attach immediately to any portion not subject to the prohibitions specified above); or
(iv)result in a breach of a Material Contract existing on the Closing Date and binding on such Person solely to the extent that Borrower or the applicable Obligor has previously used commercially reasonable efforts to amend, restate, supplement or otherwise modify the terms of such Material Contract to avoid such breach or to obtain a consent to, or waive, any such breach; provided, that this clause (iv) shall only apply to the granting of Liens and not to the provision of any guarantee.
The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 14.20 shall be void ab initio, but only to the extent of such contravention.
14.21NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.
BORROWER:

SUMMIT MIDSTREAM HOLDINGS, LLC

By:    /s/ Marc Stratton
    Name: Marc Stratton
    Title: Executive Vice President and
Chief Financial Officer

MLP ENTITY:

SUMMIT MIDSTREAM PARTNERS, LP
By: SUMMIT MIDSTREAM GP, LLC, its general partner
By:    /s/ Marc Stratton
    Name: Marc Stratton
    Title: Executive Vice President and
     Chief Financial Officer

[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

BANK OF AMERICA, N.A.,
as Agent

By: /s/ Carlos Medina
            Name: Carlos Medina
            Title: Senior Vice President
[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

By: /s/ Carlos Medina
            Name: Carlos Medina
            Title: Senior Vice President
[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

ROYAL BANK OF CANADA,
as a Lender

By: /s/ Daniel Gioia
            Name: Daniel Gioia
            Title: Authorized Signatory
[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

ING CAPITAL LLC,
as a Lender

By: /s/ Jeff Chu
            Name: Jeff Chu
            Title: Director

By: /s/ Michael Chen
            Name: Michael Chen
            Title: Director
[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

REGIONS BANK,
as a Lender

By: /s/ Dennis M. Hansen
            Name: Dennis M. Hansen
            Title: Managing Director

[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

WINGSPIRE CAPITAL LLC,
as a Lender

By: /s/ John Rosin
            Name: John Rosin
            Title: President & COO

[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By: /s/ Brian MacFarlane
            Name: Brian MacFarlane
            Title: Authorized Signatory
[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

CIT BANK, N.A.,
as a Lender

By: /s/ John Feeley
            Name: John Feeley
            Title: Director

[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

TRUIST BANK,
as a Lender

By: /s/ Ryan K. Michael
            Name: Ryan K. Michael
            Title: Senior Vice President
[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

WEBSTER BUSINESS CREDIT A DIVISION OF WEBSTER BANK N.A.,
as a Lender

By: /s/ Christopher Magnante
        Name: Christopher Magnante
        Title: Senior Vice President

[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

MITSUBISHI HC CAPITAL AMERICA, INC.,
as a Lender

By: /s/ Susan Santos
        Name: Susan Santos
        Title: Chief Risk Officer

[Signature page to Summit Midstream Holdings, LLC Loan and Security Agreement]

EXHIBIT A
to
Loan and Security Agreement

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption ("Assignment") is dated as of the Effective Date set forth below, between the Assignor ("Assignor") and Assignee ("Assignee") identified below. Capitalized terms are used herein as defined in the Loan Agreement described below ("Loan Agreement"), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto ("Standard Terms") are incorporated by reference and made a part of this Assignment as if fully set forth herein.
For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor's rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans and Letters of Credit thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the "Assigned Interest"). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1. Assignor:
2. Assignee:
3. Borrower:    Summit Midstream Holdings, LLC
4. Agent:    Bank of America, N.A., as Agent under the Loan Agreement
5. Loan Agreement: Loan and Security Agreement dated as of November 2, 2021, as amended, among Borrower, the guarantors party thereto, Agent and certain financial institutions as Lenders
6. Assigned Interest:

Amount of Commitment Assigned	Aggregate Commitments of all Lenders	Assigned Percentage of Aggregate Commitments

$	$	%

7.    Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__
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[Remainder of Page Intentionally Left Blank]

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

_______________________________________

By:
Name:
Title:
ASSIGNEE:

_______________________________________

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:
Consented to:2
SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

2 To be added only if consent of Borrower is required by the terms of the Loan Agreement.
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ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption
1.    Representations and Warranties.
1.1.    Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.
1.2.    Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.
2.    Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other
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electronic mail transmission (e.g., "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

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EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of November 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Subsidiaries from time to time party thereto as Subsidiary Guarantors, BANK OF AMERICA, N.A., a national banking association, as agent for the lenders (in such capacity, “Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9.2 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By: _____________________________
Name: ___________________________
Title:____________________________

US 8248443v.3

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of November 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Subsidiaries from time to time party thereto as Subsidiary Guarantors, BANK OF AMERICA, N.A., a national banking association, as agent for the lenders (in such capacity, “Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9.2 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]
By: _____________________________
Name: ___________________________
Title:____________________________

US 8248443v.3

EXHIBIT B-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of November 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Subsidiaries from time to time party thereto as Subsidiary Guarantors, BANK OF AMERICA, N.A., a national banking association, as agent for the lenders (in such capacity, “Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9.2 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]
By: _____________________________
Name: ___________________________
Title:____________________________

US 8248443v.3

EXHIBIT B-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of November 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Subsidiaries from time to time party thereto as Subsidiary Guarantors, BANK OF AMERICA, N.A., a national banking association, as agent for the lenders (in such capacity, “Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9.2 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory notes evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By: _____________________________
Name: ___________________________
Title:____________________________

US 8248443v.3

US 8248443v.3